Conformed Copy

TENON INDUSTRIES LIMITED

AND

TENON MANUFACTURING LIMITED

AND

TENON HOLDINGS LIMITED

AND

KIWI FORESTS GROUP LIMITED

AND

HANCOCK NATURAL RESOURCE GROUP, INC.

SALE AND PURCHASE AGREEMENT

RELATING TO THE TFL FORESTRY RIGHT

Dated 1 April 2004

5423017_3

Contents

This **Agreement** is made on 1 April 2004

between	(1)	**Tenon Industries Limited** (**TIL**)
and	(2)	**Tenon Manufacturing Limited** (**TML**)
and	(3)	**Tenon Holdings Limited** (**Guarantor**)
and	(4)	**Kiwi Forests Group Limited** (**Purchaser**)
and	(5)	**Hancock Natural Resource Group, Inc.** (**HNRG**)

Introduction

A. The Vendors have agreed to procure the sale or grant by TFL of, and the Purchaser has agreed to purchase or accept, the TFL Forestry Right and the Inventory on the terms set out in this Agreement.

B. TIL has agreed to sell, and the Purchaser has agreed to purchase, the Tarawera Property and the Purchaser has agreed to assume the Assumed Liabilities, in each case on the terms set out in this Agreement.

C. The Guarantor has agreed to guarantee the obligations of the Vendors under this Agreement.

D. HNRG has agreed to be a party to this Agreement for certain specific purposes.

It is agreed

1. Interpretation

1.1 Definitions

In this Agreement, unless the context otherwise requires:

Agreed Form means in a form agreed to by the parties prior to execution of this Agreement and initialled on behalf of the Vendors, and by HNRG, for the purposes of identification;

Agreement means this agreement together with the Schedules and Annexures;

Annexure means an annexure to this Agreement;

Assignment Deed means the deed of amendment and consent to assignment of wood supply agreements to be entered into between TIL, TML, the Purchaser and HNRG dated on or about the date of this Agreement;

Assumed Liabilities means the obligations of TIL under the Business Agreements and the Resource Consents to the extent that they arise in respect of periods after the Completion Date;

Bill Rate means the average rate per annum (expressed as a percentage) as quoted on Reuters page BKBM (or any successor page displaying substantially the same information) under the heading **FRA** for bank accepted bills having a term of three months as fixed at 10.45 am on the first Business Day following the due date (and on the first Business Day following the end of each succeeding three-month period after the due date thereafter);

Business Agreements means:

(a) the deeds and agreements listed in Schedule 3, to the extent that the same have not been performed at the Completion Date. The parties agree that the Farm Road Deed of Grant is a Business Agreement with respect to the rights and obligations of TIL; and

(b) any other deeds and agreements relating to the TFL Property entered into by TIL or TFL after the date of this Agreement that HNRG has agreed prior to the Completion Date that HNRG Investment Company will assume under this Agreement (including in respect of agreements entered into by or on behalf of TFL for the sale of sawlogs and other wood products from the TFL Property to the extent identified in clause 5.1(j)),

but, for the avoidance of doubt, excludes insurance policies;

Business Day means any day (other than a Saturday or Sunday) on which registered banks are open for general business in Auckland, New Zealand;

Certified Apportionment Statement has the meaning given to that term in clause 2.4(c);

Companies Act means the Companies Act 1993 (New Zealand);

Completion means the performance by the Vendors of their obligations under clause 6 and the performance by the Purchaser and HNRG Investment Company of their respective obligations under clauses 6 and 7 or, as the context may require, the point in time at which such performance is completed;

Completion Date means 4 June 2004, subject to the express provisions of this Agreement, provided that if the Condition in clause 12.1(a) is not waived by the Vendors prior to 14 May 2004, the Completion Date will be 18 June 2004 (or any earlier date that is nominated by the Vendors and agreed by the Purchaser and HNRG, acting reasonably);

Conditions means the conditions set out in clause 12;

Default GST means any additional GST, penalty, interest or other sum levied against either of TIL or TFL under the GST Act or the Tax Administration Act 1994 (New Zealand) by reason of non payment or late payment of the GST payable in respect of the supply or supplies made under this Agreement, but does not include any sum levied against TIL or TFL:

(a) by reason of a default by TIL or TFL after the payment of the GST (including any Default GST) to TIL or TFL by the Purchaser; and

(b) to the extent that it accrues or is imposed before the relevant GST Payment Date;

Debit Note has the meaning given to it by the GST Act;

Default Interest means, subject to clause 7.3, interest calculated at the Bill Rate plus 4% per annum;

Disclosure Letter means the letter from the Vendors to HNRG qualifying the Warranties, in Agreed Form;

Due Diligence Material means the information supplied in writing by or on behalf of the Vendors to HNRG or its officers, employees, advisers or other representatives prior to the signing of this Agreement that is listed in the due diligence material index which is in Agreed Form;

Estimated Apportionment Statement has the meaning given to that term in clause 2.4(b);

Farm Road Deed of Grant means the deed of grant dated 15 December 1976 between the Maori Land Board, TIL and TFL in relation to the use of Farm Road;

Fairly Disclosed means disclosed in writing in the Disclosure Letter or the Due Diligence Material, in such manner and in such detail as to enable HNRG to make a reasonable and informed assessment of the matter concerned;

Forest Records means, in respect of the forests on the TFL Property, stand records, other operational data (relating to operations in the TFL Property but not recorded in the stand records), property description, inventory data, harvest planning information, map data (including GIS digital data files), permanent sample plot data, TFL Property health records, TFL Property annual reports, asset registers, systems management documentation (such as it exists as at the Completion Date) and all other records held or controlled by the Vendors, TFL or any of their Related Companies, whether in electronic or written form, in relation to the forests on the TFL Property, including, where the context requires, all such forest records of TFL, other than forest records which the Vendors or TFL are required by law to retain in their possession;

GST means tax charged under the GST Act;

GST Act means the Goods and Services Tax Act 1985 (New Zealand);

GST Date means the last day on which TIL or TFL can pay GST in respect of any Taxable Supply made under or pursuant to this Agreement in accordance with the GST Act without incurring any penalty for late payment;

GST Deed means a deed substantially in the form of Schedule 5, amended as necessary for TIL or TFL, as applicable, and **relevant GST Deed** shall be construed accordingly;

GST Payment Date means:

(a) in respect of the amount of GST stated as being payable in a Tax Invoice issued on the Completion Date, the Completion Date; and

(b) in respect of any other amount of GST, three Business Days after receipt by the relevant recipient from the relevant supplier of a Tax Invoice or Debit Note stating that the amount of GST is payable;

HNRG Investment Company means a company, incorporated under the Companies Act, that is established by HNRG as the entity for its investor clients to invest in (directly or indirectly) for the purposes of acquiring, and which will acquire, the assets to be sold pursuant to this Agreement and which will acquire the forestry rights and related assets under the HNRG SPA;

HNRG SPA means the Agreement for the Sale and Purchase of Assets and Grant of Forestry Rights between HNRG and the Purchaser dated 16 March 2004, as amended on or about the date of this Agreement;

HNRG Warranties means the warranties given by HNRG pursuant to clause 11.1;

Income Tax Act means the Income Tax Act 1994 (New Zealand);

Inventory means the cut logs and cut stems that the Purchaser has agreed, under clause 2.5, to purchase from TFL on the Completion Date;

IRD means the New Zealand Inland Revenue Department;

IRD Confirmation Letter means a letter to be issued by an IRD official holding the position of Manager, Manufacturing Sector, Corporates, Inland Revenue Department (or any other officer agreed to by the Vendors) substantially in the form set out in Schedule 6 evidencing the extent to which TIL or TFL has received the benefit of any assignment made by the Purchaser under the GST Deed, and **relevant IRD Confirmation Letter** shall be construed accordingly;

Management Arrangements means the arrangements between TIL and the Purchaser for management of the TFL Property in the period between the date of this Agreement and the Completion Date, as referred to in the management letter between TIL, the Purchaser and HNRG dated on or about the date of this Agreement;

Materially Adverse means:

(a) with respect to a person, a fact, circumstance, event or term that can reasonably be expected to materially and adversely affect the expected outcome of the operations, results of operation, business or assets of that person;

(b) with respect to the TFL Property or the TFL Forestry Right, a fact, circumstance, event or term that can reasonably be expected to adversely affect the value of the TFL Property or the TFL Forestry Right, as the case may be, by an amount equal to or more than NZ$24 million;

(c) with respect to the transactions contemplated by this Agreement, a fact, circumstance, event or term that can reasonably be expected to materially and adversely affect a party's performance of its obligations prescribed, or a party's enjoyment of its rights, under this Agreement taken as a whole,

in each case (other than where this term is used in relation to Warranties) occurring after the date of this Agreement, provided that facts, circumstances, events or terms resulting from changes in general economic conditions or New Zealand economic conditions or from conditions generally affecting the New Zealand forestry industry (other than physical loss, damage or destruction relating to the TFL Property or conditions resulting from other events arising directly out of the TFL Property) will not, for the purposes of this Agreement, in any circumstance be Materially Adverse;

Net Stocked Area means, in relation to the freehold land underlying the TFL Forestry Right, the net stocked area of that land calculated on the basis set out in Schedule 13;

NST Pulplog Supply Agreement means:

(a) the pulplog supply agreement or agreements that are intended to be entered into between Carter Holt Harvey Limited and/or Norske Skog Tasman Limited (or their wholly owned subsidiaries approved by HNRG (such approval not to be unreasonably withheld or delayed)) and HNRG Investment Company or, if for whatever reason Carter Holt Harvey Limited and/or Norske Skog Tasman Limited are not parties to that agreement or those agreements, between TFL and/or TIL and HNRG Investment Company; and

(b) the separate back-to-back supply agreement or agreements to be entered into between TIL, the Purchaser and HNRG Investment Company,

all of which shall be entered into on the Completion Date, as agreed or determined pursuant to clause 5.9;

Proceedings has the meaning given to that term in clause 22.2;

Public Authority means:

(a) any government in any jurisdiction whether national, federal, state, regional, territorial or local; and

(b) any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government or state-owned enterprise;

Purchase Price means the purchase price for the TFL Forestry Right and the Tarawera Property as set out in clause 3 (subject to any adjustment made in accordance with clause 5.5(b)(ii)) and includes or together with, where the context requires, the purchase price of the Inventory payable under clause 2.5;

Purchaser Condition Satisfaction Date means 21 May 2004 or such later date as the parties may agree, acting reasonably;

Purchaser Warranty Claim means any claim by the Vendors against the Purchaser or HNRG under a Purchaser Warranty or a HNRG Warranty, respectively;

Purchaser Warranties means the warranties given by the Purchaser pursuant to clause 11.1;

Related Company means a company which is related to another company in any of the following ways:

(a) the other company is its holding company or subsidiary; or

(b) more than half of the issued shares of the company, other than shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital, is held by the other company and companies related to that other company (whether directly or indirectly, but other than in a fiduciary capacity); or

(c) more than half of the issued shares, other than shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital, of each of them is held by members of the other (whether directly or indirectly, but other than in a fiduciary capacity); or

(d) the businesses of the companies have been so carried on that the separate business of each company, or a substantial part of it, is not readily identifiable; or

(e) there is another company to which both companies are related;

Resource Consents means the right, title and interest of TIL in the resource consents described in Schedule 7 as of the date of this Agreement, and any other resource consents relating to the use of the TFL Property obtained by TIL with the prior written approval of HNRG (such approval not to be unreasonably withheld or delayed) after the date of this Agreement but prior to the Completion Date;

Schedule means a schedule to this Agreement;

Security Interest means a mortgage, caveat, pledge, lien, encumbrance or charge or any other security or preferential interest or arrangement of any kind but excludes the interests created under the Tenancies;

Special Meeting means the special meeting of the Tenon Shareholders, and any adjournment of any such meeting, to be held, if required, to consider, and if thought fit approve, the transactions contemplated by this Agreement and any linked or related transactions;

Tarawera Property means the equipment listed in Schedule 4, the Forest Records, the Resource Consents and the Business Agreements;

Tax Invoice has the meaning given by the GST Act;

Tax Saving means a taxation saving in any past, current or future income year and, without limiting the generality of the term, includes:

(a) where the amount of a loss, liability, cost or expense is wholly or partly deductible for income tax purposes in a past or the current income year, the amount of deduction to which the relevant person is entitled in any such year multiplied by the relevant taxation rate for that year;

(b) where the amount of a loss, liability, cost or expense will be wholly or partly deductible for income tax purposes in any future income tax year, the present value of each amount of deduction to which the relevant person will be entitled multiplied by the relevant taxation rate in the 2003-2004 income year, where the present value is calculated based on a discount rate of 9 per cent.; and

(c) the amount of any relevant GST input tax credit or other deduction from output tax;

Taxable Supply has the meaning given by the GST Act;

Tenancies means occupancy rights of any kind granted in respect of any part of the TFL Property as listed in Schedule 2 and any renewals thereof;

Tenon means Tenon Limited;

Tenon Condition Satisfaction Date means 11 June 2004 or such later date as the parties may agree, acting reasonably;

Tenon Shareholders means, at any time, the holders at that time of the ordinary and preference shares issued by Tenon;

TFL means Tarawera Forests Limited;

TFL Arrangements means the proposed transactions between TFL, the Vendors, Maori Investments Limited and the Crown relating to the restructuring of TFL substantially as described in writing to HNRG prior to the date of this Agreement;

TFL Forestry Right means the forestry right to be created and registered by TFL over certain freehold land owned by TFL, in the form set out in Annexure A;

TFL Harvest Plan means the harvesting plan relating to the TFL Property set out in Schedule 15;

TFL Property means the freehold land owned by TFL which is to be subject to the TFL Forestry Right and all the trees standing or lying (including cut logs) on such property as at the Completion Date;

Transition Deed means the transition deed between Forestry Corporation of New Zealand Limited (in receivership) and Citic New Zealand Limited (BVI) (in receivership) being the partners of the Central North Island Forest Partnership, Red Stag Wood Products Limited (in receivership), Red Stag Mouldings Limited (in receivership), Michael Stiassny and Grant Graham, TIL, TML, Fletcher Challenge Forests Finance Limited, Fletcher Challenge Forests Limited and Timber

Management Company Limited (**Parties**) dated 6 May 2003, as novated by a deed of novation between each of the Parties and KT Acquisition Company (Cayman Islands) and NZT Acquisition Company (Cayman Islands) as partners of the KT Partnership dated 20 November 2003;

Vendors means TIL in its capacity as the vendor of the Tarawera Property and TIL and TML in their capacity as covenantors hereunder, and **Vendor** means either of them and **relevant Vendor** shall be construed accordingly;

Vendors' Auditors means the Vendors' auditors, PricewaterhouseCoopers;

Warranties means the warranties given by the Vendors set out in Schedule 1; and

Warranty Claim means any claim by HNRG Investment Company against the Vendors under a Warranty.

1.2 Construction of certain references

In this Agreement, unless the context otherwise requires:

(a) **event** includes any act, omission, transaction or other occurrence but excludes Completion;

(b) **relief** includes:

(i) any relief, loss, allowance, credit, deduction, or set-off taken into account in computing any taxation liability or any grant conferred on any person; and

(ii) any right to repayment of taxation (whether or not including interest) available to any person,

whether in New Zealand or elsewhere;

(c) **taxation** includes:

(i) all forms of taxation, withholdings, duties, dues, imposts, levies and rates imposed in New Zealand or elsewhere, including income tax, fringe benefit tax, stamp duty, goods and services tax, gift duty, customs or excise duties, regional or local taxes, municipal taxes or accident compensation levies;

(ii) loss of relief; and

(iii) all interest, penalties and fines incidental and relating to, or arising in connection with, any such taxes, withholdings, duties, dues, imposts, levies and rates or loss of relief.

1.3 General references

In this Agreement, unless the context otherwise requires:

(a) **Headings**

Clauses and other headings are for ease of reference only and do not form any part of the context or affect the interpretation of this Agreement.

(b) **Plural and singular**

Words importing the singular number include the plural and vice versa.

(c) **Schedules**

The Schedules to this Agreement and the provisions and conditions contained in the Schedules have the same effect as if set out in the body of this Agreement.

(d) **Parties**

References to parties are references to parties to this Agreement.

(e) **Persons**

References to persons are deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organisations, states or agencies of state, government departments and local and municipal authorities in each case whether or not having separate legal personality.

(f) **Defined expressions**

Expressions defined in the main body of this Agreement, bear the defined meaning in the whole of this Agreement, the Schedules and the Annexures including in the Introduction.

(g) **Clauses, Schedules and Annexures**

References to clauses and schedules and annexures are references to clauses of, and schedules and annexures to, this Agreement respectively.

(h) **Negative obligations**

Any obligation not to do anything is deemed to include an obligation not to cause that thing to be done, and (to the extent a party is reasonably able in all the circumstances) not to suffer or permit that thing to be done.

(i) **Statutes and regulations**

References to a statute include references to regulations, orders or notices made under or pursuant to such statute, and references to a statute, regulation, order or notice include references to all amendments to that statute, regulation, order or notice whether by subsequent statute or otherwise and a statute, regulation, order or notice passed in substitution for the statute, regulation, order or notice referred to (whether before or after the date of this Agreement).

(j) **Monetary amounts**

Unless otherwise stated, all references to monetary amounts are expressed in New Zealand dollars and all amounts payable by a party under this Agreement are to be paid in that currency.

(k) **Varied document**

A reference to this Agreement or another instrument includes any variation or replacement of either of them.

(l) **Person includes successors**

Subject to clause 2.2, a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns or nominees.

(m) **Knowledge**

A reference in the Due Diligence Material or the Disclosure Letter or in this Agreement to the knowledge, information, belief or awareness (or similar expression) of the Vendors or TFL is a reference to the actual knowledge, at the date on which a Warranty is given or deemed to be given (or the date on which any other matter is to be tested), of the persons named in Part A of Schedule 9 only, and, unless otherwise stated, such reference is deemed to include an additional statement that each such individual has made due diligent and careful enquiry into the relevant matter, and that each has used reasonable endeavours to ensure that the information given, or statement made, on that matter is true, complete and accurate in all respects.

A reference in this Agreement to the knowledge, information, belief or awareness (or similar expression) of the Purchaser or HNRG is a reference to the actual knowledge, at the date on which a HNRG Warranty is given (or the date on which any other matter is to be tested), of the persons (and only of the persons) named in Part B(1) of Schedule 9 in respect of the Purchaser, and Part B(2) of Schedule 9 in respect of HNRG, and such reference is deemed to include an additional statement that each such individual has made due diligent and careful enquiry into the relevant matter, and that each has used reasonable endeavours to ensure that the information given, or statement made, on that matter is true, complete and accurate in all respects.

The parties acknowledge that reference to the knowledge and belief of the persons named in Schedule 9 does not give rise to any personal liability of such persons whatsoever to any party to this Agreement.

(n) **Vendors' obligations**

Unless the context requires otherwise, the obligations of each of the Vendors under this Agreement are joint and several.

(o) **Without limitation**

Wherever the words **includes** or **including** are used in this Agreement, they are deemed to be followed by the words **without limitation**.

(p) **Vendors' capacity**

As the context requires, any reference to the Vendors shall include a reference to either of the Vendors acting in its own capacity and as an agent for and on behalf of the other Vendor (as the case may be).

(q) **Writing**

The words **written** and **writing** include communications by facsimile or other electronic means resulting in permanent visible reproduction.

2. Sale and Purchase

2.1 Completion

On the terms and conditions set out in this Agreement, on the Completion Date:

(a) the Vendors shall procure TFL to sell, and the Purchaser shall purchase, legal and beneficial title to the Inventory;

(b) the Vendors shall procure TFL to grant, and the Purchaser shall accept, legal and beneficial title to the TFL Forestry Right as grantee;

(c) TIL will sell, and the Purchaser will purchase, legal and beneficial title to the Tarawera Property; and

(d) the Purchaser shall assume the Assumed Liabilities,

in each case free and clear of all Security Interests.

2.2 Assignment

With effect from Completion, the Purchaser shall be deemed to have assigned its rights under this Agreement to HNRG Investment Company, and the Vendors consent to such assignment, on the following terms:

(a) as soon as reasonably practicable after the date of this Agreement, and in any event no later than the Purchaser Condition Satisfaction Date, HNRG will provide to the Vendors and the Purchaser a legally binding and enforceable certificate from HNRG in the form attached as Annexure E to the effect that, immediately prior to Completion, HNRG Investment Company will have no liabilities (except those directly related to the transaction reflected in this Agreement, or to the other proposed forestry transactions between the Purchaser and HNRG under the HNRG SPA) and that, immediately following Completion, all the shares in HNRG Investment Company will be held (directly or indirectly) by investor clients of HNRG, that effective day-to-day management control of HNRG Investment Company will be held by HNRG, and that the minimum investor equity and debt contributed to HNRG Investment Company in cash will be 40% of the aggregate of:

(i) the Purchase Price (exclusive of GST) paid at such Completion; and

(ii) the purchase price (exclusive of GST) payable under the HNRG SPA, less the amount of the Purchase Price (exclusive of GST);

(b) such assignment:

(i) shall not in any way relieve the Purchaser of its obligations to make the payments set out in clause 7.1 and deliver the documents required of it under clauses 6 and 7 to effect or procure Completion on the Completion Date under this Agreement nor of its obligations under clauses 2.4, 3, 4, 5.6, 7.3, 7.4, 11.6 and 14; and

(ii) means, and shall be deemed to result in, the Inventory and Tarawera Property being transferred to, the TFL Forestry Right being issued to, and the Assumed Liabilities being assumed by, the Purchaser on Completion, and the immediate subsequent irrevocable transfer of the Inventory, Tarawera Property, and TFL Forestry Right to, and assumption of the Assumed Liabilities by, HNRG Investment Company;

(c) as a consequence of the assignment referred to in this clause 2.2 and in accordance with the transactions referred to clause 2.2(b)(ii), HNRG Investment Company will on Completion:

(i) take title to the Inventory and Tarawera Property (including taking an assignment of all Resource Consents and Business Agreements);

(ii) accept title to the TFL Forestry Right as grantee;

(iii) assume the Assumed Liabilities; and

(iv) enter into the NST Pulplog Supply Agreement, as supplier; and

(d) HNRG will procure HNRG Investment Company covenants, in the form set out in Annexure C, with effect from Completion, to comply with the express obligations of HNRG Investment Company under this Agreement, such covenant to be provided within two Business Days of the Purchaser Condition Satisfaction Date.

With effect from Completion, HNRG Investment Company may, pursuant to the Contracts (Privity) Act 1982, enforce its rights, and the Purchaser's rights, under this Agreement as if it were a party to this Agreement. Both the Purchaser and HNRG, for itself and on behalf of HNRG Investment Company, acknowledge and agree that the issue or transfer of the TFL Forestry Right, Inventory and Tarawera Property to HNRG Investment Company in accordance with this Agreement will be deemed to satisfy the Vendors' obligations to sell, or procure the grant of, the TFL Forestry Right, the Inventory and the Tarawera Property to the Purchaser under this Agreement, and the assumption of the Assumed Liabilities by HNRG Investment Company shall satisfy the Purchaser's obligation to assume the same. With effect from Completion, the Purchaser will be deemed to have no rights against any party under this Agreement, including under the Warranties, and from Completion will have no right to bring or continue any claim under this Agreement except as concerns a breach by the Vendors of their obligations to the Purchaser under this Agreement prior to Completion (provided that, as concerns any such breach, the Purchaser, HNRG and HNRG Investment Company, in aggregate, may not recover more than once in respect of the same loss), and except as concerns the rights of the Purchaser under clauses 2.4, 3, 4, 8.4, 8.5, 8.8 and 9.15.

2.3 Other Completion Matters

(a) The Vendors and the Purchaser agree that the Management Arrangements shall not be terminated by either of them prior to Completion (other than in the event of material breach by either party), but shall terminate with immediate effect on Completion.

(b) On or prior to the Completion Date, the Vendors (on behalf of TFL) and HNRG shall agree, if necessary, changes to the "Relevant Land" as set out in appendix 1 to the TFL Forestry Right, to ensure that the Relevant Land includes Net Stocked Area (which, for the avoidance of doubt, would exclude Mt Putuaki, the superskid site and the office compound) in accordance with the forest description and GIS data as at 29 February 2004 provided by the Vendors to HNRG less any area of land harvested after that date. Either all quarries on freehold land owned by TFL shall be within the Relevant Land or the TFL Forestry Right shall permit access to all quarries on such land. There shall be no adjustment to the Purchase Price, or the rental payable under the TFL Forestry Right (either at the commencement date thereunder or at any other time), as a consequence of such changes to the TFL Forestry Right being made. For the avoidance of doubt, HNRG's sole remedy in respect of the Net Stocked Area of the TFL Property shall be under clause 9.13.

(c) If, in carrying out environmental due diligence investigations on the TFL Property, HNRG identifies any area of land:

(i) on which it reasonably considers it likely that a Contaminant or Hazardous Substance (each as defined in the Warranties) has been deposited or discharged; or

(ii) which it reasonably considers likely to give rise to liability under the Environmental Law (as defined in the Warranties), including any liability under any resource consent (for rehabilitation or otherwise), provided any such liability is an amount of not less than $20,000,

then HNRG may within six weeks of the date of this Agreement elect for the relevant area of TFL Property to be excluded from "Relevant Land" for the purposes of, and as defined under, the TFL Forestry Right, in which case the Vendors (on behalf of TFL) and HNRG shall alter the TFL Forestry Right so as to exclude that area of TFL Property.

If HNRG identifies any area of land for the purposes of this clause and the issue concerning that land is a liability under a resource consent for rehabilitation or restoration of land, then rather than making the election referred to above as concerns that area of land, HNRG may, within six weeks of the date of this Agreement, elect that the parties will proceed as follows:

(iii) the area of land shall stay within the TFL Property;

(iv) if HNRG Investment Company carries out such restoration or rehabilitation, it shall do so as and when required to do so under the resource consent in full consultation with the Vendors, and such that the costs of rehabilitation and restoration are minimised to the extent reasonably practicable; and

(v) HNRG Investment Company shall pay a proportion of the costs of such restoration or rehabilitation equal to the proportion that the period for which HNRG Investment Company occupies the land bears to the term of the relevant resource consent (which term shall be deemed to include the term of any predecessor or successor resource consents), and the Vendors shall pay the balance.

If HNRG makes that election, the HNRG Investment Company and the Vendors shall proceed in accordance with that election.

Whether or not HNRG makes any of the elections described in this clause, HNRG shall give notice to the Vendors of the relevant area of land, and of the relevant issues, and no party may bring a Warranty Claim with respect to those issues.

There shall be no adjustment to the Purchase Price, or the rental payable under the TFL Forestry Right (either at the commencement date thereunder or at any other time), as a consequence of any election being made pursuant to this clause. Any adjustment to the TFL Forestry Right under this clause will not affect the Warranty provided under Part C, clause 3(h) of Schedule 1 which shall be applied with respect to the "Relevant Land" prior to any adjustment under this clause.

2.4 Apportionments

(a) Periodic Payments

Subject to clause 2.4(f), rent, rates, power, water and other costs and other outgoings of a periodic or recurring nature (but excluding insurance premiums) relating to the TFL Property and being of a nature payable by the grantee under the TFL Forestry Right, or payable by TIL under the Business Agreements or Resource Consents, and all incomings of a periodic or recurring nature pursuant to the Business Agreements, must be apportioned between the Vendors and the Purchaser as at 8.00 am on the Completion Date (with the Vendors being responsible for TFL).

(b) Apportionment Estimate Prepared

No later than five Business Days prior to the Completion Date, the Vendors shall provide the Purchaser with a statement (**Estimated Apportionment Statement**), together with appropriate supporting documentation, detailing the payment that the Vendors estimate (in good faith) is required to be made under clause 2.4(a) on the Completion Date, and showing which party is required to make a net payment to another party as a result of the apportionment of those payments. All amounts in the Estimated Apportionment Statement and all calculations required by this clause 2.4 are to exclude GST.

(c) Certified Apportionment Statement

Within 20 Business Days after the Completion Date, the Vendors will provide the Purchaser with an apportionment statement (**Certified Apportionment Statement**), certified by the Vendors' Auditors as being free from material misstatement, detailing the correct payment required to be made under clause 2.4(a), and showing which party is required to make a net payment to another as a result of the apportionment of those payments, together with such working papers as the Purchaser may reasonably require to satisfy itself as to the calculation of such amounts.

(d) Apportionment Adjustment

Subject to clause 2.4(f) below, if the Certified Apportionment Statement differs from the Estimated Apportionment Statement, the Vendors will make an adjusting payment to the Purchaser, or the Purchaser will make an adjusting payment to the Vendors, as the case may require, together with interest thereon at the Bill Rate (calculated on a daily basis), within 10 Business Days of the receipt by the Purchaser of the Certified Apportionment Statement. To the extent that any incomings and outgoings that are to be apportioned pursuant to clause 2.4(a) have not been determined by the date of preparation of the Certified Apportionment Statement, estimated incomings and outgoings will be included in the Certified Apportionment Statement. A further adjustment payment will be determined and made in a manner consistent with this clause 2.4 once these amounts have been determined.

(e) **Costs**

The cost of the Vendors' Auditors in preparing the Certified Apportionment Statement shall be borne by the Vendors.

(f) **Disputes**

If the Purchaser disputes the Certified Apportionment Statement, then:

(i) the Vendors and the Purchaser shall negotiate in good faith for a period of 10 Business Days from the date of receipt by the Purchaser of the Certified Apportionment Statement in order to attempt to resolve the dispute and determine the further adjusting payment that is necessary (if any) and the party obliged to make that payment; and

(ii) where the dispute is not resolved pursuant to sub-clause (i), then either the Vendors or the Purchaser may refer such dispute to a single arbitrator to be agreed upon by the parties to the dispute (or failing agreement as to the arbitrator, then the President of the Auckland District Law Society will appoint the arbitrator) to be determined by arbitration in accordance with the provisions of the Arbitration Act 1996 (New Zealand) and its amendments in force from time to time. The decision of the arbitrator shall be final and binding on the parties, and the party obliged to make a payment as a result of the arbitrator's decision shall do so within five Business Days of that decision. The arbitrator shall determine who shall bear its costs.

2.5 **Inventory**

(a) On the Completion Date, the Vendors shall procure TFL to sell, and the Purchaser shall purchase, the Inventory owned by TFL that is existing on that date held at the Kawerau and Onepu yards and that was harvested from the TFL Property. The Purchaser shall pay a purchase price for the Inventory determined in accordance with Schedule 12 to an aggregate amount of $500,000, with any additional Inventory being purchased at no additional cost, provided that if the Vendors give notice to HNRG of unfulfilled orders under clause 5.1(j), and HNRG, on behalf of HNRG Investment Company, elects not to assume those orders, then the Vendors may retain sufficient Inventory from that excess Inventory to meet those orders;

(b) If the quantity of any grade of log in Inventory on the Completion Date is materially less than or more than is required by HNRG Investment Company to continue to meet orders from the TFL Property in the two week period following Completion in the ordinary course of business based on order levels for the TFL Property over the preceding three months, then the Vendors shall pay to HNRG Investment Company an amount which the Vendors and HNRG Investment Company agree is necessary to reasonably compensate HNRG Investment Company for any significant adverse effect of such shortfall or excess (subject to clause 9.3(h)) or, failing agreement, as is determined in accordance with clause 2.5(d). The payment will be made within five Business Days of the required amount

being finally determined. The Vendors and HNRG will, in the period of 10 Business Days prior to the Completion Date, consult in relation to the appropriate level of Inventory on the Completion Date required under this clause.

(c) A reasonable mechanism shall be put in place by the Vendors and HNRG prior to the Completion Date to count the Inventory in each of the Kawerau and Onepu yards and, if there is excess Inventory, to allocate it to unfulfilled orders, on the Completion Date and to account for any deviations subsequently discovered.

(d) Any dispute in connection with Inventory, including as to whether the level of Inventory is excessive or is insufficient and the amount of compensation required, shall be dealt with in the same manner as a dispute over a Certified Apportionment Statement is dealt with under clause 2.4(f).

2.6 No other liabilities

Except for the Assumed Liabilities and except as otherwise expressly provided for in this Agreement, none of the Purchaser, HNRG or HNRG Investment Company shall assume responsibility for any liabilities of Tenon, TIL, TML, TFL or any of their Related Companies.

2.7 TFL

The Vendors will ensure that:

(a) TFL acts as required to ensure the fulfilment of this Agreement in all respects;

(b) TFL does not act in a manner which is inconsistent the Vendors' obligations under this Agreement; and

(c) where the Vendors purport to bind TFL, or to act or agree on behalf of TFL, under this Agreement, TFL will act in accordance with this Agreement.

3. Purchase Price

3.1 Purchase Price

The Purchase Price to be paid (in accordance with the allocations set out in clause 3.2 below and subject to any adjustment made in accordance with clause 5.5(b)(ii)) by the Purchaser to TFL for the TFL Forestry Right, and to TIL for the Tarawera Property is, in aggregate, $165,000,000.

3.2 Allocation

Subject to any adjustment made in accordance with clause 5.5(b)(ii), the Vendors (including on behalf of TFL) and the Purchaser agree that for the purposes of sections CJ 1 and DL 1 of the Income Tax Act the Purchase Price for the TFL Forestry Right and the Tarawera Property is allocated as set out in Schedule 8.

3.3 Core acquisition price

(a) **No capitalised interest**

The Purchaser and the Vendors (including on behalf of TFL) agree that the Purchase Price does not include any capitalised interest and the parties agree that the Purchase Price (plus GST) is the "lowest price" for the purposes of valuing the TFL Forestry Right and the Tarawera Property in accordance with section FH 48(3)(a) of the Income Tax Act.

(b) **Tax compliance**

The parties agree that they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their tax returns accordingly and the Vendors agree to procure that TFL does the same.

4. Goods and Services Tax

4.1 GST payable by Purchaser

GST in respect of any supply by TIL to the Purchaser made pursuant to clause 2.1 of this Agreement will, as between TIL and the Purchaser, be payable by the Purchaser to TIL in addition to the relevant portion of the Purchase Price.

4.2 Other supplies

If one party (the **Supplier**) makes a Taxable Supply to another party (the **Recipient**) pursuant to this Agreement that is not covered by clause 4.1, then the Recipient will pay to the Supplier, in addition to any other consideration that is payable to the Supplier for that supply, an amount equal to the GST on that supply and the Supplier will issue to the Recipient a Tax Invoice in respect of that supply.

4.3 GST to be paid on GST Payment Date

Subject to clause 4.4 the Purchaser (or, in respect of clause 4.2, the Recipient) will pay the amount due under clause 4.1 or 4.2, as applicable, to TIL (or, in respect of clause 4.2, the Supplier) on the relevant GST Payment Date.

4.4 Purchaser may elect to offset

Subject to clause 4.9, the Purchaser may elect to pay each amount due under clause 4.1 by way of offset (as set out in the GST Deed) by providing to TIL:

(a) **Election in writing**

no later than ten Business Days prior to the Completion Date written notice of that election;

(b) **Executed Deed of Assignment**

on the Completion Date an executed copy of the relevant GST Deed; and

(c) **Letter of Credit**

on the Completion Date any letter of credit that TIL has required pursuant to clause 4.14.

4.5 **Offset arrangements**

Where the Purchaser has made an election under clause 4.4 then:

(a) **TIL to execute GST Deed**

TIL will on the Completion Date, execute the relevant GST Deed;

(b) **TIL to file GST returns early**

TIL will endeavour to file the relevant GST returns in respect of any Taxable Supply made pursuant to this Agreement no later than ten Business Days prior to the relevant GST Date and in any event will file such GST returns not later than five Business Days prior to the relevant GST Date;

(c) **IRD Confirmation Letter received and TIL's GST liability fully satisfied**

if:

(i) TIL receives the relevant IRD Confirmation Letter from the IRD no later than two Business Days prior to the relevant GST Date; and

(ii) that letter records that the amount of the refund applied or to be applied towards TIL's obligation to pay GST is equal to the amount payable under clause 4.1 as set out in the relevant Tax Invoice,

the assignment made by the Purchaser pursuant to the GST Deed will, subject to clause 4.7, satisfy the Purchaser's obligation to pay the amount to TIL due under clause 4.1;

(d) **IRD Confirmation Letter received but TIL's GST liability not fully satisfied**

if:

(i) TIL receives the relevant IRD Confirmation Letter from the IRD no later than two Business Days prior to the relevant GST Date; but

(ii) that letter records that the amount of the refund applied or to be applied towards TIL's obligation to pay GST is less than the amount payable under clause 4.1 as set out in the relevant Tax Invoice (such a deficiency being the **Shortfall**) –

then:

(iii) the Purchaser will pay the shortfall to TIL in cash no later than two Business Days prior to the relevant GST Date;

(iv) payment of the Shortfall together with the assignment made by the Purchaser pursuant to the relevant GST Deed to the extent the IRD Confirmation Letter records it has satisfied TIL's obligation to account for GST, will, subject to clause 4.7, satisfy the Purchaser's obligation to pay an amount to TIL under clause 4.1;

(e) **IRD Confirmation Letter not received**

if TIL does not receive the IRD Confirmation Letter from the IRD at least two Business Days prior to the relevant GST Date then:

(i) the Purchaser will pay the amount due under clause 4.1 to TIL no later than the later of two Business Days prior to the relevant GST Date and the GST Payment Date; and

(ii) any purported assignment made by the Purchaser to TIL pursuant to the relevant GST Deed will be null and void.

4.6 **Tax Invoice**

On the Completion Date TIL will issue to the Purchaser a Tax Invoice or Tax Invoices in respect of any Taxable Supply made under or pursuant to this Agreement in respect of the Purchase Price.

4.7 **Purchaser to indemnify TIL**

Notwithstanding any other clause in this Agreement, if:

(a) the Purchaser has not paid in full all amounts payable under clause 4.1 or 4.2 in cash; and

(b) the IRD issues a notice of proposed adjustment (**NOPA**) or an assessment regarding the arrangements implemented pursuant to clause 4.4 in respect of TIL's obligation to pay GST on any Taxable Supply made under or pursuant to this Agreement in accordance with the GST Act,

then the Purchaser will on demand pay to TIL an amount equal to the GST owing by TIL to the IRD as contemplated by that NOPA or assessment plus any associated Default GST. Such demand will be made by TIL in writing and be accompanied by reasonable evidence of TIL's liability to account for the GST and any Default GST. TIL shall, immediately following receipt of such amount from the Purchaser, pay such GST to the IRD.

4.8 **Purchaser may dispute**

(a) If the Purchaser receives a demand for payment from TIL under clause 4.7 and the Purchaser and TIL consider that the position adopted by the IRD in

the associated NOPA or assessment is incorrect, then the Purchaser may require TIL to take reasonable steps to challenge the NOPA or assessment.

(b) If the Purchaser receives a demand for payment from TIL under clause 4.7 in respect of a NOPA or assessment that the Purchaser considers to be incorrect but TIL disagrees, then the Purchaser may:

(i) require that the matter be referred to a lawyer skilled in tax matters (**Counsel**), to be chosen by TIL for an opinion as to whether the NOPA or assessment is correct; and

(ii) if the Counsel concludes that it is more likely than not that the NOPA or assessment is incorrect, require TIL to take reasonable steps to challenge the NOPA or assessment.

(c) The Purchaser agrees to fully indemnify TIL for all costs and expenses incurred by TIL in relation to matters arising from this clause 4.8.

4.9 Offset unavailable

Where the Purchaser makes an election under clause 4.4 to pay an amount due under clause 4.1 by way of offset and clause 4.5(d) or clause 4.5(e) or clause 4.7 apply in respect of that offset then clause 4.4 and clause 4.5 will not be available as a means of paying any further amounts of GST payable by the Purchaser.

4.10 Default GST

The Purchaser will indemnify TIL on demand for any Default GST that becomes owing by that person to the IRD as a result of the Purchaser failing to pay an amount to TIL when due. Such demand will be made by TIL in writing and be accompanied by reasonable evidence of TIL's liability to account for the Default GST.

4.11 Non-mitigation

As between TIL and the Purchaser, TIL will not be under any obligation to pay GST chargeable on any Taxable Supply made under or pursuant to this Agreement in accordance with the GST Act or to take any steps to minimise its liability in respect of that GST or Default GST unless and until the corresponding payment is received from the Purchaser by TIL.

4.12 Representative member

For the purposes of this clause 4, where TIL is a member of a group of companies under section 55(2) of the GST Act, references to TIL include a reference to the representative member of that group, and the obligations of the Purchaser under this clause 4 are and are intended to be enforceable by that representative member for the purposes of the Contracts (Privity) Act 1982.

4.13 **Issue of invoice**

(a) If the Purchaser issues an invoice (as defined in the GST Act) that results in GST becoming payable by TIL to IRD in respect of any supply by TIL under this Agreement before the Completion Date then, notwithstanding anything to the contrary in this Agreement, the Purchaser will pay that GST to TIL no later than two Business Days prior to the relevant GST Date, and paragraph (b) of the definition of Default GST will not apply in calculating any Default GST under clause 4.10.

(b) If GST is paid by the Purchaser under clause 4.13(a) before the Completion Date then TIL will issue a Tax Invoice to the Purchaser on receipt of that GST.

4.14 **Letter of Credit**

(a) Where the Purchaser has elected to pay an amount due under clause 4.1 by way of offset, as contemplated in clause 4.4, TIL may at its sole discretion require the Purchaser to provide on Completion an irrevocable letter of credit in favour of TIL issued on terms and by a bank satisfactory to TIL, acting reasonably, for the amount payable under clause 4.1.

(b) If TIL requires the Purchaser to provide the letter of credit contemplated in clause 4.14(a), it will advise the Purchaser of this no later than 5 Business Days prior to the Completion Date.

(c) TIL will meet the fees payable by the Purchaser to the bank for establishing the letter of credit referred to in clause 14.14(a).

4.15 **TFL**

The provisions of this clause 4 apply to the supply of the TFL Forestry Right and the Inventory by TFL to the Purchaser in the same way as if TFL was TIL and a party to this Agreement, and the Vendors shall procure that TFL complies with the relevant provisions of this clause 4. The obligations of the Purchaser under this clause 4 are and are intended to be enforceable by TFL for the purposes of the Contracts (Privity) Act 1982.

4.16 **GST Treatment**

TIL, the Purchaser, HNRG and HNRG Investment Company acknowledge and agree that in respect of GST the transactions pursuant to this Agreement and the HNRG SPA are as follows:

(a) there is a Taxable Supply by TFL of the TFL Forestry Right and the Inventory to the Purchaser under this Agreement;

(b) there is a Taxable Supply by TIL of the Tarawera Property to the Purchaser under this Agreement;

(c) there is a Taxable Supply by the Purchaser of the TFL Forestry Right, the Tarawera Property and the Inventory to HNRG Investment Company pursuant to the HNRG SPA,

such that GST will be payable by the Purchaser to TFL and TIL in respect of the Taxable Supplies to be made under clauses (a) and (b) and will be recoverable in full by the Purchaser from IRD and that GST will be payable by HNRG Investment Company to the Purchaser in respect of the Taxable Supply to be made under clause (c) and will be recoverable in full by the HNRG Investment Company. If for any reason that position does not obtain then:

(i) TIL, the Purchaser, HNRG and HNRG Investment Company will negotiate in good faith in respect of any changes that need to made to this clause 4 and the HNRG SPA to give effect to the position in respect of GST as set out above; and

(ii) TIL, the Purchaser, HNRG and HNRG Investment Company will make such payments to each other as are necessary to give effect to the position in respect of GST as set out above,

provided that if such parties are unable to agree on such matters those matters shall be referred to a lawyer skilled in tax matters, for determination.

5. The Vendors' and TFL's obligations in respect of the period prior to Completion

5.1 Pending Completion

The Vendors undertake in favour of HNRG and HNRG Investment Company that in respect of the period from execution of this Agreement until the Completion Date, they shall, and must procure that TFL and any manager of the TFL Property (including the Purchaser) will, unless the prior written consent of HNRG is given to act otherwise (which consent must not be unreasonably delayed or withheld):

(a) **Maintenance**

(i) maintain the equipment included in the Tarawera Property in as good a state of operating condition and repair as at the date of this Agreement, except for ordinary depreciation and fair wear and tear; and

(ii) maintain the Forest Records in substantially the same manner as carried on as at the date of this Agreement;

(b) **Harvesting**

ensure that any harvesting of trees standing on the TFL Property:

(i) is undertaken only from the harvest areas set out in the TFL Harvest Plan, provided that normal production thinning may be undertaken at levels, and in a manner, consistent with the past practice on the TFL Property; and

(ii) is not more than 5% in aggregate (excluding thinnings of the nature and level described above) in excess of the harvesting specified in the TFL Harvest Plan. For any given Completion Date, the harvesting specified in the TFL Harvest Plan shall be a proportion of the total harvesting volume set out in the TFL Harvest Plan, being the proportion that the number of days between (and including each of) 1 April 2004 and the Completion Date represents of the number of days between 1 April and 30 September.

If, as at the relevant Completion Date, the aggregate quantity of harvesting:

(i) has exceeded that 5% excess, but is not greater than 10% in aggregate in excess of the harvesting specified in the TFL Harvest Plan, the Vendors shall pay for the surplus harvested timber above that 5% excess; or

(ii) is greater than 10% in aggregate in excess of the harvesting specified in the TFL Harvest Plan, the Vendors shall pay for the entire amount of overharvesting above the relevant TFL Harvest Plan level,

in each case at a rate equivalent to the volume weighted stumpage value achieved in respect of trees removed from the TFL Property over the 3 months preceding the Completion Date.

If the overharvesting or the required payment is not agreed between the Vendors and HNRG Investment Company within 15 Business Days of the claim being made by HNRG Investment Company, the issue shall be determined by an expert appointed by the Vendors and HNRG Investment Company (or, failing agreement within five Business Days of the end of that 10 Business Day period, appointed by the Chairman of the Consultants Committee of the New Zealand Institute of Forestry) within 10 Business Days of an instruction from either party to the disagreement. Any payment required under this subclause shall be paid by the Vendors to HNRG Investment Company within 10 Business Days after a claim for payment is made by HNRG Investment Company or, if the claim is disputed, within five Business Days after the determination is made by the expert.

(c) **Manage Property**

ensure that the TFL Property is managed employing the same degree of care and skill as a reasonable person with experience in large scale commercial forestry management in New Zealand would use in carrying out equivalent obligations, and in compliance with laws;

(d) **Agreements**

not amend, waive or otherwise alter any of the Business Agreements or Resource Consents;

(e) **Major transactions**

ensure that TFL does not enter into any major transaction (as that term is defined in section 129 of the Companies Act) other than in relation to the TFL Arrangements;

(f) **Alter structure**

ensure that TFL does not (other than as part of the TFL Arrangements):

(i) issue any shares, options or other securities; or

(ii) declare or pay any dividend or make any other Distribution (as defined in the Companies Act); or

(iii) make any other distribution of any assets or rights or interests, or make any loan or other payment to its shareholders or Related Companies; or

(iv) purchase or acquire any of its own shares; or

(v) redeem any shares; or

(vi) transfer any shares held as treasury stock;

(g) **Disposal of property**

except pursuant to the TFL Arrangements and excluding sales of timber inventory in the ordinary course of business, not dispose of any interest in the Tarawera Property, or the TFL Property, or any of TML's shares in TFL, or, to the extent that it is legally entitled to prevent the same, allow the creation or registration of any interest against the TFL Property;

(h) **Litigation**

promptly notify HNRG of any law suits, claims, proceedings (other than normal debt collection proceedings) or investigations which occur, are threatened, brought, asserted or commenced against them, their directors or employees, involving or affecting TFL, the TFL Arrangements, the TFL Property, the TFL Forestry Right or the Tarawera Property;

(i) **Third Party Rights and Notices**

give notice to HNRG of any material notice or correspondence in respect of the TFL Property received by it from any applicable Public Authority;

(j) **Unfilled orders**

advise HNRG, at least two Business Days prior to Completion, of any orders for the supply of forest produce from the TFL Property which the Vendors or TFL will not have fulfilled on Completion; and

(k) **Clause 5.5 events**

advise HNRG and the Purchaser as soon as reasonably practicable after it becomes aware of any event or circumstance which is, or is reasonably likely to be, the subject of clause 5.4(a) or 5.5.

Each of the Purchaser and HNRG will advise the Vendors as soon as reasonably practicable after it becomes aware of any event or circumstance which is, or is reasonably likely to be, the subject of clause 5.4(b) or 5.5.

5.2 Good Faith

The Vendors, the Purchaser and HNRG shall, in respect of the period from execution of this Agreement until the Completion Date, each act in good faith and shall co-operate during such periods in respect of all matters relating to, or arising out of, the transition of the TFL Forestry Right and Tarawera Property from the ownership and control of TIL or TFL, as applicable, to the Purchaser, and to HNRG Investment Company.

5.3 Information Prior to Completion

(a) **Limited communication by Purchaser and HNRG**

(i) Subject to paragraph (ii), the Purchaser and HNRG will not, prior to the Completion Date, communicate with any directors or agents of Tenon, the Vendors or TFL or persons with whom Tenon, the Vendors or TFL have commercial dealings (including joint venture partners, customers and suppliers) in relation to matters concerning Tenon, the Vendors, TFL, the TFL Forestry Right, the Inventory or the TFL Property, without the prior written consent of the Vendors (which shall not be unreasonably withheld or delayed), except in accordance with procedures agreed in writing between the Vendors and the Purchaser or HNRG, as the case may be. Nothing in this clause shall limit communications between HNRG and the Purchaser.

(ii) Upon receiving reasonable prior notice from HNRG, the Vendors shall provide HNRG with access at all reasonable times to the TFL Property from and after the date of this Agreement to allow HNRG to familiarise itself with the TFL Property, and/or to carry out environmental due diligence investigations on the TFL Property (which investigations shall not, without the prior written consent of the Vendors, involve any digging up, removal, or disruption of the TFL Property, or disruption of the operations on the TFL Property) and/or in connection with the transition arrangements in respect of the TFL Forestry Right contemplated by this Agreement, and HNRG shall be entitled to provide information relating to the TFL Property on a confidential basis to potential providers of management and forestry services to HNRG or HNRG Investment Company in relation to services that are to be provided after the Completion Date.

(iii) In exercising its rights under paragraph (ii) above, HNRG shall ensure that it and its nominated representatives ensure the least possible interference or disruption is caused to the operation of the TFL Property and comply with all reasonable requirements (including health and safety requirements) of the Vendors and TFL when accessing the TFL Property.

(b) **Limited communication by Vendors and Tenon**

The Vendors will not, and will procure Tenon does not, prior to the Completion Date, communicate with any directors, officers or employees of the Purchaser other than their respective nominated representative or representatives in relation to matters concerning the transactions contemplated by this Agreement without the prior written consent of the Purchaser (which shall not be unreasonably withheld or delayed).

5.4 Cancellation rights

(a) **Purchaser's cancellation rights in relation to the Completion Date**

Without limiting clause 5.5, the Purchaser and HNRG (acting together) are entitled, by written notice to the Vendors, to cancel this Agreement if at or prior to Completion on the Completion Date, any of the Warranties or any warranties provided by the Vendors in the Assignment Deed, are or will be breached, or any obligations of the Vendors to be fulfilled at or prior to that date are or will be unfulfilled, in any respect (collectively or individually) which is Materially Adverse to the TFL Property and or to the transactions contemplated by this Agreement taken as a whole (other than as a consequence of loss, destruction or damage to the TFL Property or the Tarawera Property which is provided for under clause 5.5(b)), provided that the Purchaser and HNRG have delivered a written notice from them both to the Vendors specifying in reasonable detail the basis on which the cancellation right is intended to be exercised. If any such notice is delivered to the Vendors, provided the Vendors are proceeding diligently to cure the breach or non-fulfilment (if the matter is capable of being cured), the Purchaser and HNRG may not cancel this Agreement until on or after the later of the Completion Date and the expiration of 20 Business Days after the date of such notice, and then only if the default is not cured by that date (and, if the default is cured, the Completion Date shall be the later of the original Completion Date and the date falling 10 Business Days after the date on which notice of the cure of the default is given by the Vendors to the Purchaser and HNRG). A failure by the Purchaser and HNRG to exercise their rights under this clause, or the Purchaser proceeding to Completion, shall not be a waiver of any other rights or remedies of the Purchaser, HNRG or HNRG Investment Company.

(b) **Vendors' cancellation rights in relation to the Completion Date**

Without limiting clause 5.5, the Vendors are entitled, by written notice to the Purchaser and HNRG, to cancel this Agreement if at or prior to Completion on the Completion Date any of the Purchaser Warranties or the HNRG Warranties or any warranties provided by HNRG or the HNRG Investment Company in the deed of covenant referred to in clause 2.2 or in the Assignment Deed or any deed of covenant provided under that Deed, or

any of the obligations of the Purchaser or HNRG, are or will be breached or unfulfilled in any respect which is Materially Adverse to the transactions contemplated by this Agreement, taken as a whole, provided that the Vendors have delivered a written notice to the Purchaser and HNRG specifying in reasonable detail the basis on which the cancellation right is intended to be exercised. If any such notice is delivered to the Purchaser and HNRG, provided the Purchaser or HNRG is proceeding diligently to cure the breach or non-fulfilment (if the matter is capable of being cured), the Vendors may not cancel this Agreement until on or after the later of the Completion Date and the expiration of 20 Business Days after the date of such notice, and then only if the default is not cured by that date (and, if the default is cured, the Completion Date shall be the later of the original Completion Date and the date falling 10 Business Days after the date on which notice of the cure of the default is given by the Purchaser or HNRG to the Vendors). A failure by the Vendors to exercise their rights under this clause, or the Vendors proceeding to Completion, shall not be a waiver of any other rights or remedies of the Vendors.

5.5 **Risk**

(a) The TFL Property shall remain in all respects at the risk of TFL until the Completion Date and the Tarawera Property shall remain in all respects at the risk of TIL until Completion on the Completion Date.

(b) If any of the TFL Property or Tarawera Property is lost, destroyed or damaged prior to Completion and the loss, destruction or damage has not been made good by the Completion Date, then:

(i) if the loss, destruction or damage (individually or collectively) is Materially Adverse to the TFL Property, taken as a whole, and such event occurs before the Completion Date, the Purchaser and HNRG (acting together) may at their election cancel this Agreement by written notice to the Vendors; or

(ii) in any other case, and in the case where the Purchaser and HNRG do not elect to cancel this Agreement pursuant to the preceding subclause, the Purchaser, HNRG Investment Company and the Vendors must complete the purchase of the TFL Forestry Right, the Inventory and the Tarawera Property upon the basis that the Purchase Price is reduced by an amount equal to the diminution in value of the relevant property resulting from the loss, destruction or damage.

(c) If the Vendors, the Purchaser and HNRG are unable to agree on the amount by which the Purchase Price is to be reduced pursuant to clause 5.5(b)(ii) within 10 Business Days of commencing discussions, the amount shall be determined by an expert appointed by the Vendors, the Purchaser and HNRG (or, failing agreement within five Business Days of the end of that 10 Business Day period, appointed by the Chairman of the Consultants Committee of the New Zealand Institute of Forestry) within 10 Business Days of an instruction from either party to the disagreement. The expert shall act as an expert and not an arbitrator. If that determination is not completed by the Completion Date, Completion shall be deferred until the

fifth Business Day following that determination. The expert shall determine who shall bear its costs.

5.6 Access arrangements

(a) With effect from Completion, HNRG Investment Company agrees to grant to the Vendors, Tenon and their Related Companies, and their employees, managers, agents and contractors, rights of access to the roading infrastructure on or passing through the TFL Property (including McKee Road and Tarawera Road) until the termination or expiry of the TFL Forestry Right, and to the extent that HNRG Investment Company is permitted by (and subject always to the terms of) the TFL Forestry Right, and, if the Farm Road Deed of Grant is assigned or novated to HNRG Investment Company under this Agreement, rights of access over Farm Road (until the termination or expiry of the Farm Road Deed of Grant, and to the extent that HNRG Investment Company is permitted (and subject always to the terms of) the Farm Road Deed of Grant), in each case for the carriage of goods of the Vendors, Tenon or their Related Companies, including wood, chip and lumber, for use in connection with Tenon's processing, distribution, marketing and forestry business on the basis of the principles set out in Schedule 11 and on such other terms and conditions agreed by the parties. As soon as reasonably practicable following the date of this Agreement, the Vendors and HNRG will negotiate in good faith and agree upon the terms and conditions of such access arrangements on the basis of the principles set out in Schedule 11.

(b)

(i) With effect from Completion, to the extent it is permitted to do so by (and subject always to the terms of) the relevant forestry right or management agreement, HNRG Investment Company agrees to grant to the Vendors, Tenon and their Related Companies, and their employees, managers, agents and contractors, rights of access to the roading infrastructure on or passing through the forestry blocks over which HNRG Investment Company has acquired forestry rights or management agreements pursuant to the HNRG SPA for the carriage of goods of the Vendors, Tenon or their Related Companies, including wood, chip and lumber, for use in connection with Tenon's processing, distribution, marketing and forestry business until the termination or expiry of the relevant forestry right or management agreement and otherwise on the basis of the principles set out in the General Conditions of Access in Schedule 11 and on such other terms and conditions agreed by the parties. As soon as reasonably practicable following the date of this Agreement, the Vendors and HNRG Investment Company will negotiate in good faith and agree upon the terms and conditions of such access arrangements on the basis of the principles set out in the General Conditions of Access in Schedule 11. HNRG Investment Company shall not object to the Purchaser giving the Vendors reasonable access over accessways over land owned by the Purchaser and over which HNRG Investment Company holds a forestry right, provided that such access does not unreasonably interfere with HNRG Investment Company's forestry operations, raise safety issues, or endanger trees on any such land, and provided that the Vendors comply with reasonable

directions of HNRG Investment Company. These obligations will survive termination of this Agreement, other than pursuant to clause 27.1.

(ii) The Purchaser confirms its obligations under clause 6.8 of the Sale and Purchase Agreement relating to the FCF Estate dated 16 December 2003 between, amongst others, the Purchaser and the Vendors with respect to the freehold land acquired by the Purchaser under that agreement and the Vendors acknowledge that those obligations cease other than in respect of such freehold land or non-freehold forestry blocks acquired under that agreement held by the Purchaser. This confirmation will survive termination of this Agreement notwithstanding the settlement of the HNRG SPA.

(c) If this Agreement is terminated the Vendors will procure, with effect from the date of termination, that TFL and the Vendors grant to HNRG and HNRG Investment Company (and their contractors, managers, employees and agents), a licence on the following terms:

(i) for a period of 25 years from the date of termination (provided that, if the TFL Forestry Right is acquired by HNRG Investment Company, the licence shall terminate);

(ii) to use, for all forestry purposes related to forests owned or managed by HNRG or HNRG Investment Company, McKee Road, Tarawera Road, Farm Road and all other roads within the Tarawera forest from time to time (other than roads on Mt Putauaki);

(iii) HNRG and HNRG Investment Company are not to be required to maintain the roads, which shall be the responsibility of the licensors; and

(iv) otherwise on commercially reasonable terms.

The obligations in this clause survive termination of this Agreement for any reason whatsoever other than pursuant to clause 27.1.

(d) If the parties (including Tenon and its Related Companies) are unable to agree the terms and conditions of the access arrangements referred to in clauses 5.6(a), 5.6(b)(i), 5.6(c) and 5.6(e) then such terms and conditions shall be determined by an appropriately qualified independent expert, who is mutually acceptable to the Vendors and HNRG, or failing agreement within five Business Days, as appointed by the Chairman of the Consultants Committee of the New Zealand Institute of Forestry. The expert shall act as an expert and not as arbitrator, and the costs of the expert shall be borne equally by the Vendors, Tenon and their Related Companies, as one party, and HNRG as the other party. The obligations in this clause survive termination of this Agreement for any reason whatsoever other than pursuant to clause 27.1.

(e) HNRG Investment Company agrees to provide reasonable assistance to the Vendors in respect of the Vendors' negotiations to obtain access rights to the roading infrastructure over interests in land held by KT Partnership or its successors and assigns (being the interests in land previously owned

by the Central North Island Forest Partnership), provided that such assistance shall not be required if that would adversely affect HNRG Investment Company's negotiations to obtain (for the benefit of HNRG or HNRG Investment Company) access rights to the roading infrastructure over interests in land held by KT Partnership or its successors and assigns. If the arrangements negotiated by HNRG Investment Company in respect of such land would permit it to allow access over such lands by the Tenon, the Vendors or their Related Companies in respect of their wood processing, marketing, distribution and forestry operations, then the parties shall negotiate in good faith to agree upon commercially reasonable terms for such access unless to provide such access would adversely affect HNRG Investment Company's negotiations with KT Partnership or its successors or assigns. The obligations in this clause survive termination of this Agreement for any reason whatsoever other than pursuant to clause 27.1.

(f)

(i) The Vendors shall, to the extent they are legally able to do so, and the Purchaser shall, procure that the parties to the Transition Deed, with effect from Completion and for so long as the Transition Deed continues in effect, confer the following benefits on HNRG Investment Company pursuant to the Transition Deed:

(A) the right to use the Roading Infrastructure (as defined in the Transition Deed) of such parties as if HNRG Investment Company were a User Party (as defined in the Transition Deed), on the terms set out in clauses 2.1, 2.2 and 2.3 of the Transition Deed; and

(B) the right to use the lookout towers within the forest estates of such parties as if HNRG Investment Company were a User Party, on the terms set out in clause 4.4 of the Transition Deed.

These obligations will survive termination of this Agreement, other than pursuant to clause 27.1.

(ii) Until termination or expiry of the TFL Forestry Right, and to the extent that HNRG Investment Company is permitted by (and subject always to the terms of) the TFL Forestry Right, HNRG Investment Company will permit User Parties, on the terms of the Transition Deed, to use the roads, weighbridges, gantries and lookout towers on the TFL Property where the Vendors and/or the Purchaser are required, pursuant to the Transition Deed, to make that use available, and shall fulfil the obligations of the Vendors under the Transition Deed as concerns such roads, weighbridges, gantries and lookout towers, provided that the Vendors and/or the Purchaser shall account to HNRG Investment Company for all fees or other payments received pursuant to the Transition Deed and relating to such roads, weighbridges, gantries and lookout towers, and further provided that, as concerns any User Party, HNRG Investment Company shall not be required to permit such use, if that User Party is not providing HNRG Investment Company with

the usage rights set out in clause 5.6(f)(i) in breach of their obligations under the Transition Deed.

(iii) The Vendors and/or the Purchaser may require HNRG Investment Company to deliver on Completion a deed of covenant in favour of the parties to the Transition Deed for the purposes of clause 18.3 of the Transition Deed to perform its obligations under clause 5.6(f)(ii).

(iv) The Vendors and the Purchaser shall not terminate, amend, waive or otherwise alter the Transition Deed, or any provision of the Transition Deed, without the prior written consent of HNRG Investment Company (acting reasonably). If requested by HNRG Investment Company, the Vendors shall, to the extent they are legally able to do so, and the Purchaser shall, enforce the Transition Deed, at the cost of HNRG Investment Company. The Vendors, the Purchaser and HNRG Investment Company shall fully consult as to all matters concerning the Transition Deed, including as to termination, and the negotiation of any deeds or agreements contemplated by the Transition Deed, which agreements or deeds shall be in a form acceptable to both parties (each acting reasonably). Without limiting the Vendors' and the Purchasers' obligations under this clause, the Vendors shall, to the extent they are legally able to do so, and the Purchaser shall, enforce clause 19.1(b) of the Transition Deed against the other parties to the Transition Deed, when, if and to the extent reasonably required to confer the benefits referred to in this clause on HNRG Investment Company, provided that any Court enforcement action shall only be taken at the request of HNRG Investment Company and at HNRG Investment Company's cost. These obligations survive termination of this Agreement other than pursuant to clause 27.1.

(g) This clause 5.6 is intended to create third party beneficiary rights (for the purposes of the Contracts (Privity) Act 1982 (New Zealand)) for Tenon and its Related Companies, provided that nothing in this clause 5.6 creates any third party beneficiary rights (for the purposes of the Contracts (Privity) Act 1982 (New Zealand)) on any other person.

5.7 Proceedings

If any proceedings are brought against Tenon, a Vendor, TFL, or a Related Company of any of them, challenging, or seeking to prevent, in whole or in part, this Agreement or Completion:

(a) the Vendors, the Purchaser and HNRG shall consult, at all times, in relation to such proceedings, and as to their impact on this Agreement and Completion;

(b) if reasonably requested by the Purchaser and HNRG (acting together) to do so (and subject to any termination of this Agreement under clause 6.2 or otherwise), the Vendors shall vigorously defend, or cause to be vigorously defended, those proceedings through all appropriate available legal

proceedings (provided that this clause shall not require the Vendors to pay any material sum to a claimant under those proceedings);

(c) the Purchaser, HNRG and the HNRG Investment Company shall not be required to assist, in any manner, in relation to such proceedings; and

(d) the Vendors shall, subject to clause 9.3(h), indemnify HNRG and the HNRG Investment Company against any liability, loss, damages, or reasonable costs, charges or expenses (including reasonable legal costs on a solicitor and own client basis) incurred as a consequence of such proceedings, or any related or consequential proceedings, including the costs of defending, or participating in the defence of, such proceedings or any related or consequential proceedings.

Clause 5.7(d) survives termination of this Agreement. This clause is an obligation which is separate and independent of the obligation in clause 19.2.

5.8 **Other**

(a) The Vendors shall procure that all management arrangements relating to that part of the TFL Property that is the subject of the Tarawera Forestry Right are terminated with effect from Completion (including, without limitation, any management arrangements under the management agreement between TFL and Tasman Pulp and Paper Company Limited dated 19 June 1968).

(b) The Vendors shall procure that the McKee Road licence between TIL and TFL which commenced on 1 April 2002 is terminated with effect from Completion.

(c) TIL is a party to a memorandum of understanding with Tranz Link Limited (**Tranz Rail**) relating to the transportation of logs by rail. Pursuant to that memorandum of understanding, TIL manages the transportation of logs by rail by Tranz Rail for itself and a number of other parties. TIL agrees that it will:

(i) if requested to do so by HNRG, use commercially reasonable endeavours to procure for HNRG Investment Company rail transport services from Tranz Rail on substantially the same terms as it acquires such services; and

(ii) following the date of this Agreement, actively involve HNRG in any negotiations or discussions held with Tranz Rail as regards the provision of rail transport services in the central North Island.

The obligations in this clause 5.8(c) survive termination of this Agreement.

(d) The Vendors acknowledge that it is uncertain whether TIL or Tenon is the holder of certain Resource Consents. The Vendors shall procure that Tenon does all acts necessary to ensure that any interest it has in the Resource Consents passes to HNRG Investment Company pursuant to this Agreement, as if Tenon were TIL.

5.9 **NST Pulplog Supply Agreement**

(a) TIL, the Purchaser and HNRG, on behalf of HNRG Investment Company, will negotiate in good faith, and apply sufficient resources, to agree the form of the NST Pulplog Supply Agreement as soon as is reasonably practicable following the date of this Agreement, and in any event by 30 April 2004, in accordance with the following principles:

(i) the parties agree that the agreed position set out in Annexure B will be included in the NST Pulplog Supply Agreement, unless otherwise agreed;

(ii) the NST Pulplog Supply Agreement will otherwise include provisions that are typically used by the forestry industry in New Zealand in contracts for the supply of pulpwood that have been negotiated on an arms' length commercial basis including provisions relating to:

(A) harvest forecasts and timing of delivery;

(B) points of delivery (provided that freight costs for any pulpwood directed to any of Carter Holt Harvey's pulp or paper mills other than at Kawerau shall be at Carter Holt Harvey's expense);

(C) loss payable by way of compensation for shortfall volumes;

(D) granting of a security interest under the Personal Property Securities Act 1999 to secure payment for pulplogs delivered;

(E) log acceptance and rejection mechanisms;

(F) passing of risk and title;

(G) invoicing and payment;

(H) force majeure;

(I) termination for default;

(J) dispute resolution;

(K) assignment;

(L) confidentiality; and

(M) general provisions (such as severability, notices, entire agreement, amendments, counterparts, waiver and governing law (New Zealand law will apply); and

(iii) other than in respect of the back-to-back supply commitments between TIL and HNRG Investment Company, and the Purchaser and HNRG Investment Company, it is intended that the NST Pulplog Supply Agreement be directly between HNRG Investment Company and Carter Holt Harvey Limited and Norske Skog Tasman Limited or wholly-owned subsidiaries thereof approved by HNRG (such approval not to be unreasonably withheld or delayed) and, as a consequence, that the NST Pulplog Supply Agreement will be prepared in consultation with, and by negotiation with, those parties, provided however that if, for whatever reason, an agreement cannot be concluded on the above terms with Carter Holt Harvey Limited and Norske Skog Tasman Limited by the Completion Date, then the NST Pulplog Supply Agreement (other than the back-to-back supply commitments between TIL, HNRG Investment Company and the Purchaser) shall be between TIL and/or TFL and HNRG.

(b) If TIL, the Purchaser and HNRG are not able to agree the final terms of (any of) the NST Pulplog Supply Agreement(s) by 30 April 2004, then the outstanding terms shall be determined by an appropriately qualified independent expert, who is mutually acceptable to the Vendors, the Purchaser and HNRG, or failing agreement within five Business Days, as appointed by the Chairman of the Consultants Committee of the New Zealand Institute of Forestry. The expert shall act as an expert and not as arbitrator, and the costs of the expert shall be borne equally by TIL, the Purchaser and HNRG. The expert must be instructed to:

(i) complete his or her determination as soon as possible and, in any event, no later than 30 May 2004; and

(ii) impose provisions consistent with clause 5.9(a).

Any determination by the Expert shall be final and binding on the parties, and the terms so agreed, or determined, shall constitute the NST Pulplog Supply Agreement.

6. Completion

6.1 Time and place

Completion is to take place at 2.00pm on the Completion Date at the offices of HNRG's solicitors, Russell McVeagh, Auckland, or at such other place or at such other time on the Completion Date as the Vendors, the Purchaser and HNRG may agree. Completion is to have effect as at 8.00 am on the Completion Date.

6.2 Completion Date

The Completion Date shall be 4 June 2004, subject to the following:

(a) The Vendors shall, by no later than 5.00 pm on 21 May 2004, give written notice to each of the Purchaser and HNRG confirming that they will be able to Complete this Agreement in accordance with its terms on 4 June 2004, unless they reasonably consider (having taken appropriate legal advice)

that they will not be able to do so without being in breach of an interim or permanent injunction or other Court order which, at the date of the notice is in place, or has been sought. If:

(i) the Vendors have not given written notice to each of the Purchaser and HNRG prior to 5.00pm on 21 May 2004 confirming they will be able to Complete this Agreement in accordance with its terms on 4 June 2004; or

(ii) at the time scheduled for Completion on 4 June 2004, the Vendors are not able to Complete without being in breach of an interim or permanent injunction or other Court order,

then the Completion Date shall not be 4 June 2004, and shall be determined in accordance with clause 6.2(b).

(b) If the Completion Date is not 4 June 2004 in accordance with clause 6.2(a), then:

(i) The Vendors shall prior to 5.00pm on 11 June 2004 (or 25 June 2004 if paragraph (c) below applies), give written notice to the Purchaser and HNRG as to whether or not the Vendors, acting reasonably, consider that there is a reasonable prospect that they will be able to Complete this Agreement, in accordance with its terms, prior to 2.00pm on 30 July 2004. The notice shall set out, in reasonable detail, the basis for the Vendors' views, and shall, if the circumstances described in clause 6.2(a)(ii) existed on 4 June 2004, include an opinion from the legal advisors to the Vendors as to whether or not there is a reasonable prospect that those circumstances will no longer exist on 16 July 2004.

(ii) If within three Business Days of the receipt of that notice, the Purchaser and HNRG do not agree to accept that notice, then either may (within a further period of two Business Days) determine to refer that notice to an expert in accordance with this clause 6.2(b)(ii) and clause 6.2(b)(iii). The expert shall be agreed by the Vendor, the Purchaser and HNRG, or if not so agreed within two Business Days, shall be a Queen's Counsel appointed, at the request of any of the Vendor, the Purchaser or HNRG, by the President of the Auckland District Law Society.

(iii) Any such expert shall be instructed to render an opinion to the Vendor, the Purchaser and HNRG on the matters covered by the Vendors' notice within five Business Days of the date of that expert's appointment (but not including that date).

(iv) If the Purchaser and HNRG accept the Vendors' notice that there is not a reasonable prospect that the Vendors will be able to Complete, or an expert concludes that there is not a reasonable prospect that the Vendors will be able to Complete, this Agreement in accordance with its terms prior to 2.00pm on 30 July 2004, or if the notice required under clause 6.2(b)(i) is not given, then this Agreement shall terminate.

(v) If the Purchaser and HNRG accept the Vendors' notice that there is a reasonable prospect that the Vendors will be able to Complete

this Agreement in accordance with its terms, or an expert concludes that there is a reasonable prospect that the Vendors will be able to Complete this Agreement in accordance with its terms, prior to 2.00pm on 30 July 2004, then, subject to clause 6.2(b)(vi), Completion shall proceed on the date which is ten Business Days after the Vendors give written notice to each of the Purchaser and HNRG that the Vendors will be able to Complete this Agreement in accordance with its terms on that date (which date shall become the Completion Date).

(vi) Notwithstanding clause 6.2(b)(v), if:

(aa) the Vendors have not given the notice referred to in clause 6.2(b)(v) prior to 5.00pm on 16 July 2004; or

(bb) on the Completion Date referred to in clause 6.2(b)(v), the Vendors are not able to Complete this Agreement in accordance with its terms without being in breach of a permanent or interim injunction or other Court order,

then this Agreement shall terminate.

(c) If the Condition set out in clause 12.1(a) is not waived by the Vendors prior to 14 May 2004, the dates set out in clause 6.2(a) shall be deemed to be extended by 10 Business Days and the reference to 4 June 2004 in clause 6.2(b)(i) shall be deemed to be a reference to 18 June 2004.

6.3 Possession and title

Subject to clauses 7, 8, and 12, possession of and title to the TFL Forestry Right, the Inventory and the Tarawera Property is to be given and taken on the Completion Date, on which date:

(a) the Vendors must procure that TFL sells, transfers and assigns, or grants, as the case may be, the TFL Forestry Right and the Inventory to the Purchaser; and

(b) TIL must sell, transfer and assign the Tarawera Property to the Purchaser,

and, subject to clause 2.2, the Purchaser must accept such sales, transfers, grants and assignments, and must assume responsibility for the Assumed Liabilities.

6.4 Delivery of possession on the Completion Date

(a) Subject to clauses 7, 8, and 12, on the Completion Date the Vendors must deliver and make available to HNRG Investment Company, at the premises at which the Tarawera Property and the Inventory are situated (or, where practicable, at the place of Completion under clause 6.1, or at such other place as any Tarawera Property or Inventory may be or HNRG may reasonably request), possession and control of the Tarawera Property and the Inventory. The Vendors and TFL will be entitled to retain a copy of the Forest Records.

(b) Where the Vendors or TFL (which for the purposes of this clause shall include TFL's successors in title to the freehold land underlying the TFL Forestry Right) are required to have access for their own purposes, including accounting and tax purposes or to defend or prosecute any claim relating to the TFL Property for periods prior to the Completion Date, to any original Forest Records following Completion which have been delivered to HNRG Investment Company at Completion in accordance with this clause 6.4, HNRG Investment Company must allow the Vendors or TFL to have reasonable access to such Forest Records at all reasonable times during the term of the TFL Forestry Right and to take one copy (at the Vendors' or TFL's cost) of those Forest Records, as is reasonably required by the Vendors or TFL provided that HNRG Investment Company shall not be obliged to keep such Forest Records in any particular form or in any particular location (other than as required by law) but shall be required to maintain such records in a reasonably accessible form and location.

(c) Clause 6.4(b) is intended to create third party beneficiary rights (for the purposes of the Contacts (Privity) Act 1982 (New Zealand)) for TFL and any of TFL's successors in title to the TFL Property.

6.5 Vendors' obligations

Subject to clauses 7, 8, and 12, to effect Completion the Vendors must deliver to HNRG Investment Company:

(a) **NST Pulplog Supply Agreement** ✓

an original counterpart of the NST Pulplog Supply Agreement duly executed by the parties thereto (other than the Purchaser, HNRG or HNRG Investment Company);

(b) **TFL Forestry Right** ✓

an original registrable counterpart of the TFL Forestry Right duly executed by TFL together with all associated documentation;

(c) **Resource Consents** ✓

transfers of the Resource Consents (and applications for any resource consents that are currently being processed) to the extent not transferred automatically with the grant of the TFL Forestry Right (in which case reasonable evidence of the automatic transfer shall be provided), together with evidence of any consents or confirmation of notification from the relevant regulatory authorities required to effect such transfers;

(d) **Security Interests** ✓

fully executed and registrable releases of all Security Interests over the TFL Property, the Inventory and the Tarawera Property or any part thereof (including all Security Interests under the debenture between TFL and The New Zealand Insurance Company Limited dated 12 June 1968) or, as concerns a Security Interest over the TFL Property only, consent from the holder of that Security Interest to the granting of the TFL Forestry Right,

which must record that the Security Interest is subject to the TFL Forestry Right, which has priority over it;

(e) **Business Agreements**

executed assignments or novations of the Business Agreements that are being transferred on the Completion Date, together with the relevant original Business Agreement (or a certified true copy if such original is not held by the relevant Vendor, TFL or any of their Related Companies) and evidence of any necessary consent to the assignments and novations;

(f) **Tenancies**

copies of all documents constituting the Tenancies to the extent held by the relevant Vendor, TFL or any of their Related Companies;

(g) **Resolution**

resolutions of the Board and shareholders of TFL approving the grant of the TFL Forestry Right and sale of Inventory, including resolutions under section 129 of the Companies Act; and

(i) **Other Documents**

all other documents and things necessary to transfer to HNRG Investment Company title to and possession of the TFL Forestry Right, the Inventory and the Tarawera Property and which HNRG may, by notice in writing to the Vendors not less than 10 Business Days before the Completion Date, reasonably require.

6.6 Information and certificates

(a) From the Completion Date, the Vendors shall permit HNRG Investment Company, at HNRG Investment Company's cost, to have access to any business records in the nature of Forest Records relating to the TFL Property which the Vendors or TFL are required by law to retain in their possession and to take copies thereof at HNRG Investment Company's cost.

(b) Immediately prior to completion on the Completion Date, the Vendors shall provide to the Purchaser and HNRG, and each of the Purchaser and HNRG shall provide to the Vendors, the certificates required under clause 9.12.

6.7 Purchasers' obligations

Subject to clauses 7, 8, and 12, to effect Completion:

(a) **Agreements, Transfers and Assignments**

HNRG must deliver to the Vendors, original counterparts, duly executed by the HNRG Investment Company of the NST Pulplog Supply Agreement,

TFL Forestry Right and of the transfers, assignments, and novations referred to in clause 6.5, and the Purchaser shall deliver an original counterpart of the NST Pulplog Supply Agreement, duly executed by the Purchaser;

(b) **Overseas Investment Act**

the Purchaser and HNRG shall deliver to the Vendors a copy of the consents to the transactions contemplated by this Agreement required to be obtained by the Purchaser and the HNRG Investment Company, respectively, pursuant to the Overseas Investment Regulations 1995 (New Zealand);

(c) **Payment**

the Purchaser shall pay the Purchase Price in accordance with clause 7.1; and

(d) **GST**

the Purchaser shall pay, or have elected to pay by way of offset, GST in accordance with clause 4.

7. Payment of the Purchase Price

7.1 Payment

The Purchase Price (and any other payments specified below) must be paid in accordance with this clause 7.

(a) **Completion**

On the Completion Date, immediately after the Vendors have complied with clauses 6.4 and 6.5, the Purchaser must deliver or procure the delivery to the Vendors (including on behalf of TFL in respect of the TFL Forestry Right and Inventory) the Purchase Price (as adjusted if required pursuant to clause 5.5(b)(ii)) and the payment in respect of Inventory required under clause 2.5.

(b) **Payment of Estimated Apportionments**

On the Completion Date, contemporaneously with the payment referred to in clause 7.1(a), the Purchaser or the Vendors (as the case may be) must deliver to the Vendors or the Purchaser (as the case may be) the amount specified for payment by that party in the Estimated Apportionment Statement required in terms of clause 2.4(b), plus GST (in accordance with clause 4.1), if any.

(c) **Time of the essence**

Time is of the essence with respect to payments referred to in this clause 7.1.

7.2 Method of Payment

All payments to be made by the parties under this Agreement will be made:

(a) **Same day funds**

on the due date in same day cleared funds in the manner reasonably specified by the recipient; and

(b) **Free and clear**

free of any deduction, withholding, set-off, counterclaim, restrictions or conditions.

7.3 Default Interest

If a party does not pay any sum payable by it under this Agreement as and when due and in the manner provided in this Agreement, it must pay Default Interest on that unpaid sum. Default Interest is to accrue on any unpaid sum from day to day from the due date to the date of actual payment, both before and after judgment. Interest on overdue payments is to be capitalised monthly. The demand for or the payment of Default Interest is not in substitution for, or to the exclusion of, any rights or remedies otherwise available to a party under this Agreement. If the Purchaser makes any payment under clause 4.10 with respect to any amount, any Default Interest otherwise payable as concerns that amount shall be reduced by the amount of the payment made under clause 4.10.

7.4 TFL

The Purchaser's obligations in relation to the purchase of the TFL Forestry Right and Inventory under this Agreement, including the obligation to pay the Purchase Price in relation to the TFL Forestry Right, and to make the payment in respect of Inventory required under clause 2.5, and to pay GST in relation to such amounts, and the Purchaser Warranties, HNRG's obligations in relation to the HNRG Warranties, and HNRG Investment Company's obligations under clause 8.5, are intended to create third party beneficiary rights (for the purposes of the Contracts (Privity) Act 1982 (New Zealand)) for TFL. The Purchaser shall make all payments required under this Agreement to the Vendors, including payments due to TFL, and such payments shall be in full and final settlement of the obligation to make that payment to TFL.

8. Business Agreements

8.1 Assignment

TFL must use all commercially reasonable endeavours to assign or novate its right

and interest under the relevant Business Agreements, and to obtain the consent (where necessary) of the other parties to the Business Agreements to the assignment or novation of those agreements to HNRG Investment Company, by the Completion Date. Each of the Purchaser (prior to the Completion Date), HNRG and HNRG Investment Company must use all commercially reasonable endeavours to assist TIL to obtain the consents (where necessary), but shall not be required to procure any guarantee or covenant from any directors, shareholders or other persons.

8.2 Assignment documentation

TIL must, at its own cost, prepare deeds of assignment or novation of the Business Agreements and must provide drafts to HNRG for approval, acting reasonably, no later than 15 Business Days prior to the Completion Date, provided that HNRG must not withhold their approval of any documentation which is in a form specifically required by the terms of the relevant Business Agreement or required by the relevant counter-party to the Business Agreements where the relevant Business Agreement entitles the counter-party to require a particular form, provided that HNRG and HNRG Investment Company shall not be required to provide a guarantee or other covenant, or if the counter-party requires a condition which can be satisfied by the Vendors and which would not bind HNRG or HNRG Investment Company. HNRG must notify TIL within five Business Days following receipt of those drafts whether they are approved by HNRG. The parties are to in good faith endeavour to agree on the form of such assignments or novations. The assignment of the Farm Road Deed of Grant shall, without limiting this clause, be on the following terms:

(a) TIL and TFL shall assign all their rights and interest as grantee to TFL and HNRG Investment Company, and all prior assignments of the Farm Road Deed of Grant shall be confirmed by the grantor;

(b) TFL and HNRG Investment Company shall covenant with each other not to:

(i) do, or omit to do, any act in breach of the Farm Road Deed of Grant;

(ii) purport to amend, terminate, or grant any waiver under, the Farm Road Deed of Grant,

without the prior written consent of the other; and

(c) HNRG Investment Company, TIL and TFL shall promptly procure notation of the assignment of the Farm Road Deed of Grant (and any prior assignment) at the Maori Land Court.

8.3 No assignment of Business Agreements

Except as concerns the Farm Road Deed of Grant, unless to do so would cause a breach of the relevant Business Agreements, TIL must hold the benefit of any Business Agreements not assigned or novated on the Completion Date for the benefit of HNRG Investment Company, and HNRG Investment Company must properly perform the obligations of TIL under those Business Agreements on TIL's behalf and at its cost. If this clause 8.3 applies, then the Vendors shall not amend,

waive or otherwise alter any of their rights or obligations under the relevant Business Agreements without HNRG Investment Company's prior written consent (such consent not to be unreasonably withheld or delayed) and HNRG Investment Company shall be entitled to all remuneration and other benefits arising under the relevant Business Agreements.

8.4 Indemnity by Vendors

The Vendors indemnify HNRG Investment Company and the Purchaser against any liability or loss arising from, and any costs, damages, losses, charges or expenses incurred in connection with, any failure by a Vendor, Tenon, or TFL, as applicable, to perform all its obligations under the Business Agreements, Resource Consents, or any other Assumed Liabilities being assumed by HNRG Investment Company, for the period prior to Completion on the Completion Date. The Vendors agree to account to HNRG Investment Company for all sums received by the Vendors or TFL in respect of the Business Agreements, Resource Consents, or any other Assumed Liability which relate to the period following Completion on the Completion Date (including prepayment for any goods to be supplied after Completion by HNRG Investment Company).

8.5 Indemnity by HNRG Investment Company

Subject to clause 8.3, on Completion, HNRG Investment Company will assume and fully and effectively perform all obligations under the Business Agreements and the Resource Consents which are assigned to it, and the other Assumed Liabilities being assumed by HNRG Investment Company, to the extent they arise in respect of periods after Completion on the Completion Date, and will indemnify TIL and the Purchaser against all liability or loss arising from, and any costs, damages, losses, charges or expenses incurred in connection with, any failure by HNRG Investment Company to perform all obligations under this clause. HNRG Investment Company agrees to account to TIL for all sums received by HNRG Investment Company in respect of Business Agreements or the Resource Consents and the other Assumed Liabilities being assumed by HNRG Investment Company which relate to the period prior to Completion on the Completion Date.

8.6 Insurance

The Purchasers, HNRG and HNRG Investment Company are not to have any rights or obligations concerning any insurance policies held by the Vendors, TFL or Tenon concerning the TFL Property, the Inventory or the Tarawera Property.

8.7 Notification

If required by HNRG, the Vendors shall notify all counterparties to the Business Agreements of their assignment to HNRG Investment Company.

8.8 Farm Road Deed of Grant

In the event that TIL has not procured the consent of the grantor under the Farm Road Deed of Grant to the assignment of TIL's interest in the Farm Road Deed of Grant to HNRG Investment Company by the Completion Date, TIL shall procure that it and TFL grant to each of the Purchaser and HNRG Investment Company a licence to use the land the subject of the Farm Road Deed of Grant, as a licensee of the

grantee under the Farm Road Deed of Grant, each such licence to be on the following terms:

(a) for a term commencing on the Completion Date and expiring on the termination or expiry of the TFL Forestry Right, or on the consent of the grantor under the Farm Road Deed of Grant being obtained to the assignment of the Farm Road Deed of Grant to HNRG Investment Company (at which time such assignment shall be deemed to have taken place with immediate effect) whichever is the earlier;

(b) the licensee shall have the right to access Farm Road to the maximum extent that TIL and TFL can grant the same under the Farm Road Deed of Grant;

(c) TIL and TFL shall duly and punctually perform all obligations of the grantee under the Farm Road Deed of Grant, including duly and punctually paying all moneys required to be paid by the grantee thereunder;

(d) TIL, TFL and the licensee shall not do or allow anything to be done which may entitle the grantor under the Farm Road Deed of Grant to terminate the Farm Road Deed of Grant;

(e) TIL and TFL shall not purport to terminate, amend, or grant any waiver under, the Farm Road Deed of Grant, without the prior written consent of the licensee, acting reasonably; and

(f) the licensee shall pay to the grantee (as a licence fee) a royalty per tonne of forest produce carted by the licensee and its invitees at the same rate as is applicable to cartage by the grantee under the Farm Road Deed of Grant.

9. Warranties

9.1 Representations and warranties of the Vendors

(a) The Vendors give the Warranties to HNRG (on behalf of HNRG Investment Company, such that with effect from Completion HNRG Investment Company alone may enforce the Warranties directly) at the date of execution of this Agreement by the Vendors.

(b) The Vendors agree that each of the Warranties given by them shall be deemed to be given again by them to HNRG Investment Company on the Completion Date by reference to the facts or circumstances then existing, except to the extent that a Warranty is expressly stated to be given at a particular date or, in relation to the Warranty in Part B, 1 of Schedule 1, the information provided was stated to be in respect of a particular time period or as of a particular date.

9.2 Warranties qualified

Each of the Warranties is given subject to:

(a) **Agreement**

anything done, or omitted to be done by the Vendors, either:

(i) under any express provision of this Agreement; or

(ii) after the date of this Agreement at the request in writing of, or with the prior written approval of HNRG;

(b) **Disclosure**

any matter to the extent that it is Fairly Disclosed in:

(i) the Due Diligence Material; and

(ii) the Disclosure Letter delivered by the Vendors to HNRG before the date of this Agreement;

(c) **Public Register**

any matter recorded in:

(i) the public register of Land Information New Zealand; and

(ii) the Maori Land Court Block Detail Reports from the Maori Land Information System,

on 19 March 2004, such that the matter could be identified using the physical address or legal description of the TFL Property as a basis for a search.

9.3 Warranty Claims

(a) **Only relief**

Subject to clause 5.4, and without limiting the express terms of this Agreement or the TFL Forestry Right, the only relief available arising from any breach of Warranty is a right for HNRG Investment Company under this Agreement, but no other person, to claim under this clause 9 (subject to the limitations in this clause 9). Other than pursuant to clause 5.4(a) or clause 5.4(b), the Purchaser, HNRG and HNRG Investment Company have no right to cancel this Agreement or any part thereof (whether before or after the Completion Date) as a result of any matter giving rise to a Warranty Claim.

(b) **No other cause of action**

A breach of Warranty will not give rise to any other or separate cause of action for damages or other relief from misrepresentation or breach of representation or warranty or otherwise (other than in respect of fraud or wilful breach under clause 9.10), provided that, subject to clause 9.3(e), this

clause shall not restrict any claim for breach of another Warranty, or breach of an obligation under this Agreement, the TFL Forestry Right or any other agreement.

(c) **Claims in writing**

All potential Warranty Claims (ignoring, for this purpose only, the limitations in clause 9.4) must be notified in writing to the Vendors within 20 Business Days of HNRG or HNRG Investment Company becoming aware of the relevant matters, and such notices must fairly specify the matters which give rise to the claim, the nature of the claim and the amount claimed (to the extent that such matters can reasonably be specified at that time) provided that if such matters cannot reasonably be specified at that time and HNRG or HNRG Investment Company has given notice in writing of the fact of the Warranty Claim within such 20 Business Day period, HNRG or HNRG Investment Company must provide such additional information (to the extent that such matters can reasonably be specified at that time) within 45 Business Days of HNRG or HNRG Investment Company becoming aware of the relevant matter.

(d) **Actions after Completion**

No Warranty Claim may be made to the extent that the relevant event would not have arisen but for:

(i) a breach of the law or contract, or commission of a tort, by HNRG or HNRG Investment Company; or

(ii) any obligation or commitment entered into by HNRG or HNRG Investment Company without the prior approval of the Vendors given expressly for the purposes of this clause (but excluding, for the avoidance of doubt, the proper performance of any Business Agreement or its obligations under the NST Pulplog Supply Agreement or the TFL Forestry Right (in each case in the form as at the Completion Date)); or

(iii) HNRG or HNRG Investment Company admitting liability to any third party in respect of the relevant event without the prior written consent of the Vendors under clause 10.1(a); or

(iv) a change in the law occurring after Completion.

(e) **No double claim**

HNRG Investment Company must not recover more than once in respect of any loss, liability, cost or expense the subject of a Warranty Claim.

(f) **Tax Savings**

In assessing any damages recoverable for any Warranty Claim by HNRG Investment Company there is to be deducted any Tax Savings by HNRG Investment Company as a result of the relevant event, circumstance, loss, liability, cost or expense to which the claim relates.

(g) **Vendors jointly and severally liable**

The Vendors' liability under any Warranty Claim is joint and several.

(h) **Consequential loss**

Nothing expressed or implied in this Agreement shall confer liability on the Vendors in respect of any indirect or consequential loss, damage, cost or expense of any kind, or any loss of opportunity, savings or profit, suffered or incurred by the Purchaser, HNRG or the HNRG Investment Company as a direct or indirect result of a breach by the Vendors of any of the Warranties or their obligations under this Agreement.

9.4 Claim thresholds

No Warranty Claim may be made by HNRG Investment Company unless:

(a) **Amount of claim**

the resultant loss (inclusive of GST, if any) is in excess of NZ$100,000; and

(b) **Total**

the total of all Warranty Claims which have been made by HNRG Investment Company exceeds NZ$500,000, provided that if this threshold is exceeded then HNRG Investment Company may claim in respect of its entire loss (without deduction of this threshold amount but subject to paragraph (a) above).

9.5 Period for Warranty Claims

HNRG Investment Company may not make any Warranty Claims after the end of the period of two years following the Completion Date.

9.6 Maximum liability

The maximum aggregate amount for which the Vendors can be jointly liable to HNRG Investment Company under or in relation to all Warranty Claims, excluding Warranty Claims made pursuant to Part A (other than 4(b)), and Part C 1, 2(c) and 3(c)(i) of Schedule 1, is NZ$80,000,000. The foregoing monetary limit shall not apply to Warranty Claims under Part A (other than 4(b)), and Part C1, 2(c) and 3(c)(i) of Schedule 1.

9.7 Reduction of Purchase Price

Any monetary compensation received by HNRG Investment Company as a result of any breach of any Warranty is to be in reduction and refund of a portion of the Purchase Price paid by the Purchaser.

9.8 Mitigation

HNRG Investment Company must, to the extent that it can reasonably do so, mitigate any loss in relation to any breach of the Warranties or any other term or obligation of the Vendors under this Agreement. If in relation to any matter which would otherwise give rise to a Warranty Claim, HNRG Investment Company is entitled to make recovery or claim under an indemnity, including an indemnity under a policy of insurance, that recovery or claim then will reduce, to the extent of the actual moneys received under the recovery or claim, any Warranty Claim. HNRG Investment Company will use its reasonable endeavours to recover all claims from insurers or other persons. HNRG Investment Company shall permit the Vendors to, in the name of HNRG Investment Company, take such action to mitigate any loss in relation to, or minimise the risk of, a breach of the Warranties, or any other term of this Agreement, as HNRG Investment Company consents to, such consent not to be unreasonably withheld or delayed, provided that the costs of such action will be met by the Vendors and the Vendors will fully consult with HNRG Investment Company in taking such action.

9.9 Relied on own judgment

Each of HNRG Investment Company, HNRG and the Purchaser acknowledges and agrees that:

(a) **Own judgment**

except for the Warranties and warranties provided in the TFL Forestry Right (for the benefit of HNRG Investment Company), it has entered into this Agreement in reliance solely on its own judgment and inspection and not in reliance on any statements, warranties or representations by the Vendors, TFL, or their Related Companies or their directors, officers, employees or advisers;

(b) **No representation**

except to the extent provided for in the Warranties, the Vendors do not warrant the accuracy or completeness of any of the Due Diligence Material including any budgets, forecasts or projections, yield information, area calculations, crop types, topography, stand parameters or growth rates; and

(c) **Other representations excluded**

all express or implied representations or warranties of the Vendors or TFL or their Related Companies or their directors, officers, employees or advisers (other than the Warranties and warranties, if any, provided in the TFL Forestry Right) in relation to the transactions evidenced by this Agreement are hereby expressly excluded to the maximum extent permitted by law.

9.10 Release

(a) Except in respect of fraud or the wilful breach of either of the Vendors or TFL, their Related Companies or any of their respective directors, officers, employees, advisers, agents or representatives, to the maximum extent

permitted by law, each of the Purchaser, HNRG and HNRG Investment Company releases each of the Vendors and TFL, their Related Companies and all of its or their directors, advisers, employees, officers and agents from all liability and disclaims all claims, whether in contract (including, but not limited to, claims for breach of implied representations or warranties (excluding the Warranties)) or tort or otherwise (including, but not limited to, the Fair Trading Act 1986 (New Zealand)), against all such persons arising in relation to this Agreement, except, in the case of the Vendors and TFL, for the Warranties given for the benefit of HNRG Investment Company and the other matters set out expressly in this Agreement and the TFL Forestry Right, and confirms that in entering into this Agreement, it has not relied on any information, statement, representation, warranty, condition, promise or undertaking made in the course of communications or negotiations, whether express or implied and whether oral or written and whether verbal or resulting from or implied by conduct, prior to execution of this Agreement, except as provided in this Agreement, and in the TFL Forestry Right.

(b) This clause 9.10 confers, and is intended to confer, a benefit upon TFL and the Related Companies of the Vendors and the respective directors, advisers, employees, officers and agents of the Vendors and of each Related Company for the purposes of the Contracts (Privity) Act 1982 (New Zealand).

9.11 Purchaser's and HNRG's obligations

(a) After the Completion Date, each of the Purchaser, HNRG and HNRG Investment Company must not take any action, proceeding, claim or demand against any of the present or former directors, advisors, agents, employees or officers of the Vendors or TFL or their Related Companies or any other present or any former shareholders of the Vendors or TFL (each a **Protected Party**) in relation to any event occurring prior to the Completion Date concerning the TFL Property, Tarawera Property or transactions contemplated by this Agreement other than an action for wilful breach or fraud.

(b) The undertaking contained in this clause is given for the benefit of each Protected Party and is intended to be enforceable against the Purchaser, HNRG and HNRG Investment Company by any Protected Party in accordance with the provisions of the Contracts (Privity) Act 1982 (New Zealand).

9.12 Obligation to notify and certify

(a) If at or prior to Completion on the Completion Date, any of the Vendors, the Purchaser or HNRG become aware that any of the Warranties, or the Purchaser Warranties given by the Purchaser or the HNRG Warranties given by HNRG, or any of the obligations of the Vendors, the Purchaser or HNRG under this Agreement, are or will be breached or unfulfilled on Completion, it shall promptly give written notice the other parties of that fact and the circumstances giving rise to it.

(b) The Vendors shall deliver to the Purchaser and HNRG, and each of the Purchaser and HNRG shall deliver to the Vendors, immediately prior to

Completion on the Completion Date, a certificate in a form to be agreed confirming that, to that party's knowledge, no matters have occurred which require notification under paragraph (a) above and have not been so notified (such certificate to be given without personal liability for the signatory for the relevant party).

9.13 Net Stocked Area

Notwithstanding any other provision of this clause 9 or anything in Schedule 13, in respect of any finally determined Warranty Claim for breach of the Net Stocked Area Warranty in clause 3(h) of Part C of Schedule 1, the Vendors shall, subject to the limitations in clauses 9.3, 9.4, 9.5, 9.6, 9.9(c) and 9.10, pay to HNRG Investment Company an amount determined in accordance with Schedule 13 in respect of the difference between 20,954 hectares and the actual Net Stocked Area as at 29 February 2004 of the land that is subject to the TFL Forestry Right.

9.14 Not limit obligations or TFL Forestry Right

The parties acknowledge and agree that the provisions of clauses 9.2, 9.3, 9.4, 9.5 and 9.6 do not limit, restrict, or adversely affect, in any manner, the obligations (other than the Warranties) of the Vendors under this Agreement (including the obligation to deliver, on Completion, legal and beneficial title to the TFL Forestry Right, Inventory and Tarawera Property free of any Security Interests), or the terms of the TFL Forestry Right.

9.15 Claim by Purchaser

Notwithstanding any other provision of this Agreement, HNRG Investment Company will, if it determines (acting reasonably) that it will not be unreasonably prejudiced by doing so, make a Warranty Claim, on behalf of the Purchaser, for a loss suffered by the Purchaser as a consequence of a breach of the Warranties set out in Part C,4 of Schedule 1, provided that no such claim shall be for a loss greater than HNRG Investment Company would have been entitled to claim if it had suffered the loss pursuant to this Agreement.

10. Potential Warranty Claim procedures

10.1 Third party claims

Should any event occur, or any claim by a third party arise, against HNRG Investment Company (**Third Party Claim**) in relation to which HNRG Investment Company may seek to make, or has made, a Warranty Claim the following provisions will apply:

(a) **No admission**

HNRG Investment Company may not make any payment or admission of any liability in relation to the Third Party Claim, or take any other steps which may in any way prejudice the defence of the Third Party Claim, without the prior written consent of the Vendors (which shall not be unreasonably withheld or delayed).

(b) **Vendors may conduct**

Where the Vendors have accepted responsibility for the relevant Warranty Claim, the Vendors may, in the name of HNRG Investment Company, but in full consultation with HNRG Investment Company, prosecute or defend any proceedings relating to the Third Party Claim, at the Vendors' cost. The Vendors will take all reasonable steps necessary to protect the reputation of HNRG Investment Company and its Related Companies and their respective directors, officers, employees, agents and advisors, provided that the Vendors shall not be required to take such steps if the Vendors consider (acting reasonably and having taken legal and other advice on the matter) that to do so would be likely to materially increase the potential liability of the Vendors under a Warranty Claim. Subject to the foregoing, the Vendors will be entitled to deal with and defend the Third Party Claim as they see fit, but shall not settle any such claim without the prior written consent of HNRG Investment Company (which shall not be unreasonably withheld or delayed).

(c) **Costs**

If the Vendors are:

(i) wholly successful in defending any Third Party Claim, the costs of the defence must be borne by HNRG Investment Company; or

(ii) wholly unsuccessful in defending any Third Party Claim, the costs of the defence will be borne by the Vendors; or

(iii) partially successful in defending any Third Party Claim, the costs of the defence must be borne proportionately by the Vendors and HNRG Investment Company such that HNRG Investment Company bears a proportion equal to the proportion of the Third Party Claim successfully defended.

(d) **Access to records**

HNRG Investment Company must make available to the Vendors all such information, books and records transferred to HNRG Investment Company under this Agreement as the Vendors may reasonably require for the purposes of proceedings relating to a Third Party Claim, at the cost of the Vendors in respect of any out of pocket costs of HNRG Investment Company.

10.2 Mitigate

Nothing in this clause 10 limits the obligation of HNRG Investment Company to mitigate pursuant to clause 9.8 any loss or damage they may suffer in consequence of any matter giving rise to a potential Warranty Claim.

11. Purchaser and HNRG Warranties

11.1 Representations and warranties of the Purchaser and HNRG

Each of the Purchaser and HNRG represents and warrants to each of the Vendors and TFL in relation to the purchase of the TFL Forestry Right, but only in respect of itself, at the date of execution of this Agreement by the Vendors and, other than the representation set out in paragraph (d) below, again on the Completion Date, to the extent applicable, by reference to the facts and circumstances then existing as follows:

(a) **Good standing**

the Purchaser is a company duly incorporated and validly existing under the laws of New Zealand, and HNRG is a corporation duly organised and validly existing under the laws of the State of Delaware in the United States of America;

(b) **Power of entering into agreement**

on execution and delivery of this Agreement by it, that execution and delivery and the performance by it of its obligations under this Agreement will have been validly authorised by all necessary action on its part, will not contravene any law binding on it, will not contravene its constitution, will not contravene the provisions of or constitute a default under any other agreement to which it is a party or by which any of its assets are bound and it has the necessary corporate powers to enter into this Agreement and perform its obligations under it;

(c) **Valid Agreement**

on execution and delivery of this Agreement by it, this Agreement, will constitute legal, valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws affecting creditors' rights; and

(d) **Claims**

as at the date of this Agreement, it is not aware of any fact or matter that would entitle HNRG Investment Company, and that it knows would entitle HNRG Investment Company, to make a Warranty Claim.

There shall be no recourse against the Purchaser in respect of the Purchaser Warranty in clause 11.1(d).

11.2 Warranty Claims

(a) **Claims in writing**

All potential Purchaser Warranty Claims (ignoring, for this purpose only, the limitations in clause 11.3) must be notified in writing to the Purchaser or HNRG, as the case may be, within 20 Business Days of the Vendors becoming aware of the relevant fact and must fairly specify the matter which gives the rise to the claim, the nature of the claim and the amount claimed (to the extent that such matters can reasonably be specified at that time) provided that if such matters cannot reasonably be specified at that time and the Vendors have given notice in writing of the fact of the Purchaser Warranty Claim within such 20 Business Day period, the Vendors must provide such additional information (to the extent that such matters can reasonably be specified at that time) within 45 Business Days of the Vendors becoming aware of the relevant fact.

(b) **No double claim**

The Vendors must not recover more than once from the Purchaser or HNRG in respect of any loss, liability, cost or expense the subject of a Purchaser Warranty Claim made by it.

(c) **No claim**

HNRG Investment Company may not make a Warranty Claim in relation to any fact or matter in relation to which HNRG has breached the HNRG Warranty given by it set out in clause 11.1(d).

11.3 Claim thresholds

No Purchaser Warranty Claim may be made by the Vendors unless:

(a) **Amount of claim**

the resultant loss (inclusive of GST, if any) is in excess of NZ$100,000; and

(b) **Total**

the total of all Purchaser Warranty Claims which have been made exceeds NZ$500,000,

provided that if this threshold is exceeded then the Vendors may claim in respect of their entire loss (without deduction of this threshold, but subject to paragraph (a) above).

11.4 Period for Warranty Claims

The Vendors may not make any Purchaser Warranty Claims after the end of the period of two years and three months following the Completion Date.

11.5 Mitigation

The Vendors must, to the extent that they can reasonably do so, mitigate any loss in relation to any breach of the Purchaser Warranties or any other term or obligation of the Purchaser under this Agreement. Any costs incurred by the Vendors in mitigating any Purchaser Warranty Claim shall be for the account of the Purchaser.

11.6 Tenon Return of Capital

Each of the Purchaser, HNRG and HNRG Investment Company will not, and will procure that none of its Related Companies will, object to any arrangement to be undertaken by Tenon pursuant to Part XV of the Companies Act after Completion to return capital to the Tenon Shareholders as a consequence of the sale by the Vendors or TFL of the TFL Forestry Right, the Inventory and the Tarawera Property. This clause 11.6 confers, and is intended to confer, a benefit upon Tenon for the purposes of the Contracts (Privity) Act 1982 (New Zealand).

12. Conditions

12.1 Conditions of Completion

Completion of this Agreement is subject to:

(a) the passing by the Tenon Shareholders of an ordinary resolution approving the entry into and performance of this Agreement and, if necessary, the NST Pulplog Supply Agreement and any related or linked agreements or transactions, by the Vendors and TFL by 5.00pm on the Tenon Condition Satisfaction Date;

(b) the Purchaser and HNRG obtaining consent to the transactions contemplated by this Agreement and the HNRG SPA pursuant to the Overseas Investment Regulations 1995 in a form and on conditions acceptable to the Purchaser and HNRG, as the case may be, and the Vendors and their respective counsel (acting reasonably) by 5.00pm on the Purchaser Condition Satisfaction Date; and

(c) HNRG obtaining debt and equity finance on terms satisfactory to it for the completion of the transactions contemplated by this Agreement and the HNRG SPA by 5.00pm on the Purchaser Condition Satisfaction Date.

12.2 Benefit of conditions

The parties acknowledge that:

(a) the Condition set out in clause 12.1(a) has been inserted for the benefit of the Vendors, and may be waived by the Vendors; and

(b) the Conditions set out in clauses 12.1(b) and (c) have been inserted for the benefit of the Vendors, HNRG and the Purchaser, and may only be waived by all of them.

12.3 NZX/ASX application

As soon as practicable following the date of this Agreement, the Vendors will procure the application to New Zealand Exchange Limited and Australian Stock Exchange Limited for a waiver or ruling or other decision to the effect that the approval of the Tenon Shareholders is not required for the transactions described in this Agreement and the NST Pulplog Supply Agreement or any linked or related transactions or agreements. The Vendors will thereafter use commercially reasonable endeavours to obtain that waiver, ruling or decision as soon as reasonably practicable and, if received, will immediately and irrevocably waive the Condition in clause 12.1(a).

13. Termination

13.1 Termination prior to the Completion Date

Without limiting clauses 5.4, 5.5, 6.2, 13.3 and 27.1 the provisions of this Agreement may be terminated at any time before the Completion Date:

(a) by agreement in writing executed by the Vendors, HNRG and the Purchaser; and

(b) by the Vendors, or the Purchaser and HNRG (acting together), at any time after 5.00pm on the Purchaser Condition Satisfaction Date or the Tenon Condition Satisfaction Date, as applicable, if a relevant Condition remains unsatisfied or, to the extent it is capable of waiver, it is not waived prior to that time.

13.2 Parties' endeavours

(a) The parties shall use all commercially reasonable endeavours to procure the fulfilment of the Conditions and shall notify each of the remaining parties promptly on satisfaction of any Condition by it. This clause shall not affect the right of HNRG to determine at its sole discretion whether or not the terms of any debt or equity finance available to it are acceptable. In particular, unless the Condition in clause 12.1(a) has been waived by the Vendors:

(i) the Vendors will ensure that Tenon will convene and hold a meeting of the Tenon Shareholders to consider the resolution referred to clause 12.1(a) as soon as practical after the outcome is known of the application referred to in clause 12.3 and in any event that Tenon will hold such meeting prior to the Tenon Condition Satisfaction Date; and

(ii) the Vendors confirm that the directors of Tenon have resolved to, and will, recommend that the Tenon Shareholders give their approval of the resolution referred to in clause 12.1(a) (and will not change or withdraw such recommendation or otherwise comment or act adversely in respect of such recommendation, except to the extent that they reasonably believe, having taken appropriate advice, that they are required by their fiduciary duties under the Companies Act to do so).

(b) From the date of this Agreement until the Completion Date the Vendors will not, and will procure that Tenon, TFL, and their Related Companies do not,

and will procure that their directors, employees, and advisers do not, encourage or solicit any further offers in respect of, or engage in any discussions or negotiations with a potential acquirer of, any (direct or indirect) interest in any of the TFL Property or the TFL Forestry Right (other than pursuant to the TFL Arrangements), including by way of the sale of shares in the Vendors or any holding company of the Vendors (other than Tenon) or TFL or any holding company of TFL (other than Tenon), except to the extent that the directors of Tenon reasonably believe, having taken appropriate advice, that they are required by their fiduciary duties under the Companies Act to engage in discussions or negotiations with a third party that has submitted a bona fide unsolicited offer for the TFL Property or the TFL Forestry Right, provided that:

(i) immediately upon receipt the Vendors shall provide the Purchaser and HNRG with notice of any such offer, together with details (and a copy) thereof and the Vendors, the Purchaser and HNRG shall thereafter immediately consult in good faith in respect of the implications of such offer; and

(ii) unless the Condition in clause 12.1(a) has been waived by the Vendors, the Vendors shall proceed with the Tenon Shareholders meeting to consider this Agreement and the NST Pulplog Supply Agreement and all related or linked transactions or arrangements and promptly call such meeting if it has not then been called.

13.3 Termination

If the Vendors, Tenon, TFL, or their Related Companies, receive an offer for all or a substantial portion of the TFL Property or the TFL Forestry Right and either:

(a) commence negotiations with the offeror in respect of that offer (not being discussions solely for the purposes of evaluating that offer); or

(b) do not definitively reject that offer within 10 Business Days of receipt of it,

then the Purchaser and HNRG (acting together) shall be entitled by notice within five Business Days thereafter to the Vendors to terminate and cancel this Agreement.

13.4 Effect of termination

If this Agreement is cancelled pursuant to clauses 5.4(a) or (b), 5.5(b)(i), 6.2, 13.1, 13.3 or 27.1:

(a) **No further effect**

except as set out in paragraph (b), this Agreement has no further effect; and

(b) **No claim**

no party has any claim against any other party in connection with that termination, other than with respect to any accrued right or obligation or prior breach, and provided that clauses 5.6(b), (c), (d), (e) and (f), 5.7(d),

5.8(c), 19.2 and 20 will survive termination other than, where expressly stated in relation to the relevant clause, pursuant to clause 27.1.

Except as provided in this clause, the right of cancellation under such clauses is the sole remedy of the party or parties cancelling this Agreement. If a party does not exercise their right to cancel this Agreement, their other rights and remedies are not prejudiced.

14. Further assurances

From and after the date of this Agreement the Purchaser, HNRG and HNRG Investment Company and the Vendors shall (and the Vendors shall procure TFL to), at the request of the other, execute and deliver any further documents or assurances and do all acts and things as the Purchaser, HNRG or the Vendors, as the case may be, may reasonably require to generally give full force and effect to this Agreement including, at and after Completion, to register the TFL Forestry Right at the relevant Land Registry Office.

15. Notices

15.1 Form of notice

Each notice or other communication under this Agreement is to be in writing, is to be made by facsimile or personal delivery to the addressee at the facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time, designated for the purpose by the addressee to the other parties. The initial facsimile number, address and relevant person or office holder of each party is set out under its name below:

If to the Vendors to:

Tenon Industries Limited
8 Rockridge Avenue
Penrose
Auckland
For: Chief Executive
Facsimile: + 64 9 571 9970

and to:

Tenon Manufacturing Limited
8 Rockridge Avenue
Penrose
Auckland
For: Chief Executive
Facsimile: + 64 9 571 9970

with a copy to:

Bell Gully
Vero Centre
48 Shortland Street
Auckland
For: Haydn Wong
Facsimile: +64 9 916 8801

If to the Purchaser to:

Kiwi Forests Group Limited
Level 6, 16 Viaduct Harbour Avenue
Auckland
For: Ross Green
Facsimile: +64 9 357 2079

With a copy to:

Harmos Horton Lusk
Level 37, Vero Centre
48 Shortland Street
Auckland
For: Greg Horton
Facsimile: +64 9 921 4319

If to HNRG or HNRG Investment Company to:

Hancock Natural Resource Group, Inc.
99 High Street, 26th Floor
Boston
Massachusetts 02110-2320
United States of America
For: Mike Rivard
Facsimile: +1 617 747 1599

With a copy to:

Russell McVeagh
Level 30, Vero Centre
48 Shortland Street
Auckland
For: Grant Kemble
Facsimile: +64 9 367 8163

15.2 **Notice effective**

No communication is to be effective until received. A communication will, however, be deemed to be received by the addressee:

(a) **Facsimile**

in the case of a facsimile, at the time specified in the facsimile transmission report of the facsimile from which the transmission was made which evidences full transmission, free of errors, to the facsimile number of the party given

notice, unless that party proves that, contrary to the transmission report, it was not transmitted, or it was not transmitted in a complete and legible state, to that party's facsimile (or, if transmitted after 5 p.m. (in the place of receipt) on a Business Day or, if transmitted on a non-Business Day, on the next Business Day in the place of receipt after the date of despatch); and

(b) **Personal delivery**

in the case of personal delivery, when delivered.

15.3 Vendors

A notice by a Vendor shall be sufficient notice on behalf of the Vendors.

16. Entire Agreement: Amendment

16.1 Entire Agreement

This Agreement, the NST Pulplog Supply Agreement, the TFL Forestry Right and the other documents signed by the parties on the date of this Agreement and on Completion evidence the entire agreement between the Vendors, the Purchaser and HNRG in connection with the sale and purchase of the TFL Forestry Right, the Inventory and the Tarawera Property and all related matters and supersede and replace all prior negotiations, letters of understanding, agreements or representations (including the letter from Tenon to HNRG dated 13 March 2004, which is hereby terminated), whether oral or written, other than (as between the Purchaser and HNRG only) the HNRG SPA, the confidentiality deed dated 16 October 2003 by the Purchaser in favour of Tenon, and the confidentiality deed dated 13 August 2003 by HNRG (as amended by letter agreement dated 3 March 2004) in favour of Tenon, and the confidentiality undertakings given in connection with those agreements, which confidentiality deeds and undertakings shall terminate on Completion.

16.2 Amendments

This Agreement may not be amended or modified except by written agreement signed by the parties.

17. Exercise of rights and waivers

No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of any other party's obligations under this Agreement is to:

(a) **Operate as waiver**

operate as a waiver, or prevent the subsequent enforcement, of that obligation; or

(b) **Not relevant for other breaches**

be deemed a delay, grant of time, release, compromise, forbearance (whether partial of otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.

No waiver by the Vendors, or the Purchaser or HNRG of its or their rights under this Agreement will be effective unless it is in writing and signed by the Vendors, or the Purchaser or HNRG, as the case may be.

18. Counterparts

18.1 General

This Agreement may be executed in one or more counterparts (including facsimile copies), each of which is deemed to be an original, but all of which together will constitute only one and the same agreement.

19. Costs

19.1 Each party to bear own costs

Except as otherwise provided in this Agreement, each party is to bear its own costs in connection with the preparation and negotiation of this Agreement and any other documentation contemplated by this Agreement.

19.2 Termination of this Agreement

If, except as provided below, this Agreement is terminated without Completion having occurred, the Vendors shall pay to HNRG the amount of US$1,000,000 by 5.00 pm on the day which is 5 Business Days after the date of termination, provided that the Vendors shall not be required to make this payment if the Agreement is terminated pursuant to:

(a) clause 5.4(b); or

(b) clause 13.1(b) as a consequence of the Conditions in clause 12.1(b) and 12.1(c) not being satisfied or waived prior to that time; or

(c) clause 27.1 as a consequence of HNRG being in breach of the HNRG SPA, or any conditions in the HNRG SPA which are to be satisfied by HNRG or HNRG Investment Company, not being satisfied or waived prior to the relevant time.

This clause shall survive termination of this Agreement.

20. Confidentiality and no announcements

(a) **Permitted Disclosure**

Disclosure of this Agreement, its terms and conditions and the transactions that it contemplates may only be made as permitted under the confidentiality deeds referred to in clause 16.1, or as required by any applicable law or applicable stock exchange listing (or similar) rules.

(b) **Consultation**

The Vendors, the Purchaser and HNRG will consult as to the timing and wording of press releases and other disclosure of, or relating to, this Agreement to the extent that is reasonable taking into account the disclosing party's obligations at law or the listing rules of any exchange upon which its securities are quoted in relation to such disclosure. Notwithstanding the foregoing, the parties may describe this Agreement and provide copies of it on a confidential basis to their respective boards of directors and to those employees, bankers and professional advisers that need to know details about this Agreement in order for the parties to perform their covenants or to satisfy the Conditions.

(c) **Third party confidentiality agreements**

With effect from the Completion Date:

(i) the Vendors shall promptly notify HNRG Investment Company of any matter which either they or Tenon considers gives rise to a material likelihood that a breach has occurred of any confidentiality agreement entered into by Tenon with any third party in connection with the offering for sale of the TFL Forestry Right and/or the Tarawera Property in relation to information about the TFL Forestry Right and/or the Tarawera Property acquired by HNRG Investment Company under this Agreement; and

(ii) either following such notice, or should HNRG Investment Company otherwise be able to demonstrate to the reasonable satisfaction of the Vendors and Tenon that there is a material likelihood that a breach has occurred of any confidentiality agreement entered into by Tenon with any third party in connection with the offer for sale of the TFL Forestry Right and/or the Tarawera Property and such breach relates to information concerning the TFL Forestry Right and/or the Tarawera Property acquired by HNRG Investment Company pursuant to this Agreement, HNRG Investment Company may, in the name of Tenon, but in full consultation with Tenon, prosecute any such proceedings relating to such breach at the cost of HNRG Investment Company as the case may be, provided that HNRG Investment Company as the case may be takes all reasonable steps necessary to protect the reputation of Tenon, the Vendors and their Related Companies, and their respective directors, officers, employees, agents and advisers and these obligations of HNRG Investment Company are given for the benefit of those persons and are intended to be enforceable

against HNRG Investment Company by those persons in accordance with the provisions of the Contracts (Privity) Act 1982 (New Zealand).

21. Assignment

21.1 Successors

This Agreement will be binding on and enure for the benefit of the parties and their respective successors and permitted assignees or transferees.

21.2 No assignment

Subject to clause 2.2, no party may assign any of its rights or obligations under this Agreement without the prior written approval of the other parties (which approval shall not be unreasonably withheld or delayed).

22. Governing Law

22.1 New Zealand law

This Agreement is to be governed by and construed by the laws of New Zealand.

22.2 Submission to jurisdiction

Each of the parties irrevocably and unconditionally agrees that the New Zealand Courts have jurisdiction to hear and determine each suit, action or proceeding (**Proceedings**), and to settle disputes, which may arise out of or in connection with this Agreement and for those purposes irrevocably submits to the jurisdiction of the New Zealand courts.

22.3 Non-exclusive jurisdiction

The submission to jurisdiction in clause 22.2 does not (and is not to be construed to) limit the rights of a party to take Proceedings against any of the other parties in another court of competent jurisdiction, nor is the taking of Proceedings in one or more jurisdictions to preclude the taking of Proceedings in another jurisdiction, whether concurrently or not.

22.4 Service of Proceedings

HNRG hereby appoints Grant Kemble of Russell McVeagh, at the address set out in clause 15 to accept service of proceedings in New Zealand on its behalf.

23. No merger

The obligations and warranties under this Agreement, to the extent not already performed on Completion, will not merge on Completion, or on execution and

delivery of any agreement pursuant to this Agreement, but will remain enforceable to the fullest extent, notwithstanding any rule of law to the contrary.

24. HNRG

HNRG may enforce the obligations of the other parties to this Agreement, but otherwise shall be a party to this Agreement solely for the purpose of the express obligations of HNRG specified in this Agreement, and shall have no other obligations or liabilities under this Agreement. Notwithstanding any other provision of this Agreement, in the event that the Purchaser fails to pay the Purchase Price solely as a consequence of HNRG defaulting in payment of all or part of the purchase price payable by it under the HNRG SPA, then:

(a) any claim that the Vendors have against the Purchaser for damages (and not specific performance) under this Agreement for the Purchaser's failure to pay the Purchase Price, may not be brought against the Purchaser, but may be brought against HNRG as if it were the Purchaser;

(b) HNRG shall have no greater liability to the Vendors for such claim than the Purchaser would otherwise have had;

(c) HNRG shall have no liability to the Purchaser under this clause for HNRG's default in payment; and

(d) in no event shall HNRG have any liability to the Vendors for any indirect or consequential loss, damage, cost or expense of any kind (including any loss on resale), or any loss of opportunity, savings or profit, suffered or incurred as a direct or indirect result of the default in payment by HNRG.

25. Additional Vendors' Covenants

The Vendors give the further warranties and covenants set out in Schedule 14. The parties agree that such warranties and covenants are not Warranties, and are not subject to the restrictions and limitations applicable to Warranties.

26. Guarantee

26.1 Guarantee

The Guarantor:

(a) guarantees to each of HNRG and HNRG Investment Company the due payment by the Vendors of all amounts of any nature which the Vendors (whether alone, or jointly or jointly and severally with any other person) are, or may at any time become, liable (whether actually or contingently) to pay to either of them (whether alone, or jointly or jointly and severally with any other person) under this Agreement;

(b) indemnifies each of HNRG and HNRG Investment Company against all costs, losses and liabilities (including legal expenses on a full indemnity basis

and goods and services and similar taxes thereon), suffered, incurred or sustained by either of them at any time as a direct consequence of:

(i) any amount not being recoverable from the Guarantor under the guarantee given above; and

(ii) any monetary or other obligation of the Vendors to any of them not being duly satisfied or performed by the Vendors.

26.2 Payment

If the Vendors do not pay any amount to HNRG or the HNRG Investment Company on or before its due date, the Guarantor shall pay that amount to that party (whether or not demand for payment has been made on the Vendors, the Guarantor or any other person).

26.3 Liability not prejudiced

Neither the liability of the Guarantor, nor any of the rights of HNRG or HNRG Investment Company under this Agreement shall be affected or discharged by anything which, but for this clause, might operate to affect or discharge the liability of, or otherwise provide a defence to, the Guarantor (whether or not known to, or done or omitted to be done by, the Guarantor or the Purchaser, HNRG or HNRG Investment Company or any other person).

26.4 Continuing guarantee

The guarantee in this clause 26 is a continuing guarantee and shall operate irrespective of any intervening payment, settlement of account or other matter or thing whatever, until a release has been signed by HNRG and HNRG Investment Company and delivered to the Guarantor.

26.5 Liability

The Guarantor is liable under this Agreement as a principal debtor and not merely as a surety, and each of the obligations of the Guarantor under this Agreement is unconditional and irrevocable.

27. HNRG SPA

27.1 Termination

This Agreement shall automatically terminate, with immediate effect, if the HNRG SPA is terminated in accordance with its terms (other than for termination by agreement between HNRG and the Purchaser), provided that Completion has not taken place prior to the date of such termination.

27.2 Endeavours

Each of HNRG and the Purchaser shall use commercially reasonable endeavours to settle the transactions in the HNRG SPA, provided that this clause shall not limit

HNRG's discretion as to whether or not the terms of any equity or debt finance available to it to complete such transactions are acceptable.

Execution

Executed as an agreement

Tenon Industries Limited by:

"John Anthony Dell"	"Paul Malcolm Gillard"
Director	Director

Tenon Manufacturing Limited by:

"John Anthony Dell"	"Paul Malcolm Gillard"
Director	Director

Tenon Holdings Limited by:

"John Anthony Dell"	"Paul Malcolm Gillard"
Director	Director

Kiwi Forests Group Limited by:

"R.E. Green"	"A.K. Burr"
Director	Director

Hancock Natural Resource Group, Inc. by:

"Daniel P. Christensen"	"Michael L. Rivard"
Director	Vice President

Schedule 1: Warranties

PART A – Corporate Authorisation Warranties

1. Standing

(a) Each Vendor and the Guarantor is a company registered pursuant to the Companies Act and each Vendor is validly existing under the laws of New Zealand.

(b) TFL is a company registered pursuant to the Companies Act and is validly existing under the laws of New Zealand.

2. Power to enter into agreements

(a) Subject only to the passing, if necessary, of the resolution referred to in clause 12.1(a) of the Agreement, the execution and delivery of this Agreement by each Vendor and the Guarantor and the performance by each Vendor and the Guarantor of its obligations under this Agreement (and the NST Pulplog Supply Agreement, to the extent it is a party):

(i) has been validly authorised by all necessary action on its part;

(ii) does and will not contravene any law binding on it;

(iii) does and will not contravene its constitution; and

(iv) does and will not contravene the provisions of, or constitute a default under, any other agreement to which it is a party or by which any of its property is bound.

(b) Each Vendor and the Guarantor has the necessary power and authority to enter into this Agreement (and the NST Pulplog Supply Agreement, to the extent it is a party) and to perform its obligations under this Agreement (and the NST Pulplog Supply Agreement, to the extent it is a party).

(c) On Completion, the execution and delivery of the TFL Forestry Right and the NST Pulplog Supply Agreement (to the extent it is a party) by TFL and the performance by TFL of its obligations under the TFL Forestry Right and the NST Pulplog Supply Agreement (to the extent it is a party):

(i) will have been validly authorised by all necessary action on its part;

(ii) will not contravene any law binding on it;

(iii) will not contravene its constitution; and

(iv) will not contravene the provisions of, or constitute a default under, any other agreement to which it is a party or by which any of its property is bound.

(c) TFL will, on Completion, have the necessary power and authority to enter into the TFL Forestry Right and the NST Pulplog Supply Agreement (to the extent it is a party), and to perform its obligations under those agreements.

3. Valid agreement

On execution, this Agreement, the TFL Forestry Right and the NST Pulplog Supply Agreement will, to the extent it is a party, have been duly executed by each Vendor, the Guarantor and TFL and constitute legal, valid and binding obligations, enforceable against each such person in accordance with their respective terms, except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws affecting creditors' rights.

4. Insolvency

(a) No receiver or statutory or official manager has been appointed in respect of any of the Vendors, the Guarantor, TFL, any of the TFL Property, Inventory or the Tarawera Property, and no application or order has been made, or resolution passed, for the liquidation of any of the Vendors, the Guarantor or TFL.

(b) There is no unsatisfied judgment or award outstanding against any of the Vendors or TFL concerning any of the TFL Property, the Inventory or the Tarawera Property and no execution or process of any court or Public Authority has been issued against or levied or enforced on the Vendors or TFL concerning any of the TFL Property, Inventory or the Tarawera Property.

PART B – Information and Material Circumstances Warranties

1. Information

(a) The Due Diligence Material and the information contained in the Disclosure Letter, except to the extent specified in Schedule 10, was, when given, and is now true, accurate, and complete.

(b) In this Warranty:

(i) **Complete** means that all material information in the possession of the Vendors, TFL or their Related Companies in relation to the relevant item of information has been supplied to HNRG; and

(ii) **True** and **Accurate** means, in relation to information that is derived from sampling, statistical analysis, estimation or other similar methods and tools, that in deriving the information the

Vendors have applied accepted forestry industry standards and that information is not, to the Vendors' knowledge, misleading including by way of omission.

2. Material or adverse circumstances

(a) **Material circumstances**

Neither of the Vendors is aware of any material circumstance which has not been disclosed in the Due Diligence Material to HNRG prior to the date of this Agreement and which might reasonably be expected to affect the TFL Property, the TFL Forestry Right, Inventory, or the Tarawera Property in a manner which might reasonably be expected to be Materially Adverse to the value of the TFL Forestry Right.

(b) **Adverse circumstances**

(i) There are not any circumstances existing which will, or to the Vendors' knowledge with the passing of time or giving of notice or making of any court order which are reasonably likely to, result in the liquidation or dissolution of the Vendors, the Guarantor or TFL or the appointment of a receiver or statutory manager of the whole or any part of the assets of the Vendors, the Guarantor or TFL.

(ii) Neither the execution of this Agreement, the TFL Forestry Right, or the NST Pulplog Supply Agreement (to the extent it is a party) nor the transfer of the Inventory and the Tarawera Property pursuant to this Agreement, nor any other provision of this Agreement, will:

(A) entitle any person to acquire, or to require the Vendors or TFL to dispose of, any right or benefit relating to the TFL Property, or the Tarawera Property to which the Vendors or TFL is entitled, or any interest therein (other than pursuant to this Agreement or the TFL Arrangements); or

(B) otherwise cause or be likely to cause any material right or benefit of or relating to the TFL Property or the Tarawera Property to be cancelled, terminated or lost or adversely qualified or impaired.

3. Litigation

(a) **Causes of action**

To the Vendors' knowledge there is not any cause of action which could or might be used for the purpose of commencing legal proceedings, either civil or criminal, against HNRG Investment Company and relating to the TFL Property, the Inventory or the Tarawera Property.

(b) **Legal proceedings**

The Vendors and Tenon are not, and TFL is not, a party to any legal action

or proceedings, arbitration, or statutory or governmental inquiry of any kind in relation to the TFL Property, the Inventory, or the Tarawera Property, nor are the Vendors aware of any such legal proceedings, arbitration or inquiry which are pending or threatened against or involve the Vendors, Tenon or TFL in relation to any of the TFL Property, the Inventory or the Tarawera Property.

(c) **Current proceedings**

The Vendors, TFL and Tenon are not:

(i) subject to any order, judgment or award given or made by any court, arbitrator, tribunal or other competent body or official; or

(ii) a party to any undertaking or assurance given to any court, arbitrator, tribunal, other competent body or official, which is now, or will on Completion be, current,

in each case in relation to the TFL Property, the Inventory or the Tarawera Property.

PART C – Asset Warranties

1. Property

From the date of the grant of the TFL Forestry Right, TFL will be the grantor under the TFL Forestry Right and the legal and sole beneficial owner of the TFL Property, in each case free of all Security Interests.

2. No Security Interests

(a) On Completion, no part of the TFL Property, Inventory or the Tarawera Property will be subject to any Security Interest or will be under the control, or in the possession of, any person other than the relevant Vendor or TFL, as the case may be.

(b) No person, other than the Vendors or TFL, as applicable, will at Completion be entitled to possession of, or any interest in, any of the TFL Property, the Inventory or the Tarawera Property and the Vendors or TFL, as applicable, will have, on Completion, good and marketable title to all such assets.

(c) Legal and beneficial title to the TFL Forestry Right, the Inventory and the Tarawera Property will pass to the Purchaser and, if applicable, HNRG Investment Company on Completion free and clear of all Security Interests.

3. Properties and Forests

(a) **Accuracy**

The information set out in Schedules 2 and 3, is, as at the date of this Agreement, true and accurate and, as to the matters covered in each such Schedule, complete. In this warranty:

(i) **Complete** means that all material information in the possession or knowledge of the Vendors, TFL or their Related Companies in relation to the relevant Schedule has been provided; and

(ii) **True and Accurate** means that information is not, to the Vendors' knowledge, misleading or inaccurate.

(b) **Breaches, Enforcement Action, Public Works**

(i) To the Vendors' knowledge, neither of the Vendors nor TFL is in breach of any Business Agreement, Resource Consent, or other material agreement with respect to, or any material obligation affecting, the TFL Property, the Inventory or the Tarawera Property and there are no outstanding enforcement actions in respect of any the TFL Property, Inventory or the Tarawera Property.

(ii) All material terms and conditions of the Business Agreements have, to the Vendors' knowledge, been complied with by all parties to each such document in all respects, neither a Vendor nor TFL has received any notice requiring any default or breach to be remedied, and there is no outstanding material dispute with any party to the Business Agreements or the Resource Consents.

(iii) To the Vendors' knowledge, there are no circumstances which would entitle (or if continued would entitle) any person to materially restrict or terminate the continued possession or occupation or use of the TFL Property pursuant to the TFL Forestry Right.

(iv) To the Vendors' knowledge, the TFL Property is not subject to or affected by any planning permission or development permit or any proposals for road widening or subject to any order or resolution for its compulsory acquisition under the Public Works Act 1981.

(c) **Interests**

(i) There are no material leases, restrictions, easements, options, land improvement agreements, claims or agreements affecting the grantee's rights under the TFL Forestry Right, other than those recorded on the Certificates of Title for the TFL Property at 19 March 2004 and those recorded in the Business Agreements as at the date of this Agreement.

(ii) Further, with respect to those recorded material leases, restrictions, easements, options, land improvement agreements,

claims or agreements affecting the grantee's rights in respect of the TFL Forestry Right, there are no material breaches or defaults by TFL or a Vendor and the same will not materially interfere with the grantee's rights under the TFL Forestry Right.

(d) **Access and easements**

There are, or will at the Completion Date be, appurtenant to the TFL Property all legal access rights necessary and sufficient for maintenance, management and harvesting operations being undertaken on that land as at the Completion Date, and the Vendors and TFL have no reason to believe that such legal access rights will be terminated or impaired in any way after the Completion Date and have no knowledge of any circumstances that may lead to termination or impairment of such access after the Completion Date or that would impair HNRG Investment Company's ability to obtain the required legal access to the TFL Property for forestry purposes after the Completion Date, for activities to be undertaken after that date, on commercially reasonable terms.

(e) **No encroachment**

The Vendors have, and TFL has, employed all reasonable precautions in planting to ensure no encroachment on to land contiguous to the TFL Property occurs and, at the Completion Date, there will be no material encroachment of planting onto land contiguous to any parcel of land making up the TFL Property.

(f) **No Requisitions**

There are no material outstanding requisitions, disputes or requirements imposed by any local, territorial or government authority in respect of any of the TFL Property, which the Vendors or TFL have knowledge of. In addition, none of the Vendors or TFL has knowledge of any material threatened requisition, dispute or requirement in respect of any of TFL Property or any matter or thing that may reasonably be expected to result in such requisition, dispute or requirement.

(g) **Treaty of Waitangi claims**

No claims have been submitted to the Waitangi Tribunal in respect of any of the TFL Property under the Treaty of Waitangi Act 1975.

(h) **Harvestable Area**

The Net Stocked Area as at 29 February 2004 of the land subject to the TFL Forestry Right was not less than 20,535 hectares.

4. Environmental

(a) The present uses of the TFL Property comply with all Environmental Requirements in all material respects.

(b) Each Vendor and TFL has dealt with any Contaminant deposited or discharged by or on behalf of it on the TFL Property or of which it is aware to the extent such Contaminant has an adverse effect on the Environment or could give rise to liability under Environmental Laws, in accordance with the requirements of all Environmental Requirements in all material respects.

(c) No Contaminant or Hazardous Substance (to the extent such Contaminant or Hazardous Substance has an adverse effect on the Environment or could give rise to liability under the Environmental Laws) has been deposited or discharged onto or beneath the surface of the TFL Property (including water bodies) by or on behalf of the Vendors or TFL other than in accordance with the requirements of all Environmental Requirements, and, to the Vendors' knowledge having made separate due and diligent enquiry of the forest records of the Vendors and the Vendors' and Tenon's relevant current employees only, no previous owner or occupier of the TFL Property has deposited or discharged any Contaminant or Hazardous Substance (to the extent such Contaminant or Hazardous Substance has an adverse effect on the Environment or could give rise to liability under the Environmental Laws) onto or beneath the surface of the TFL Property other than in accordance with the requirements of all Environmental Requirements.

(d) To the Vendors' knowledge, there is no action or significant expenditure required by the Vendors or TFL to comply with actual and current requirements of any Governmental agency under Environmental Requirements.

(e) To the Vendors' knowledge, there is no Environmental Matter that may result in the cancellation, material limitation, material variation or non-renewal of any Environmental Approvals.

(f) To the Vendors' knowledge, having made separate due and diligent enquiry of the forest records of the Vendors and the Vendors and Tenon's relevant current employees only, no aspects of any former owner or occupier's occupation or use of the TFL Property is reasonably likely to give rise to loss, liability, claims, prosecutions or legal proceedings against the owner or occupier of the TFL Property in relation to Environmental Requirements.

(g) In this section, the following definitions apply:

Contaminant has the meaning given to that term in section 2 of the Resource Management Act 1991;

Environment has the meaning given to that term in section 2 of the Resource Management Act 1991;

Environmental Approvals means all approvals, authorisations, consents, licences, clearances and exemptions required under Environmental Law in relation to the TFL Property;

Environmental Law means all applicable national and local legislation (including, without limitation, the Resource Management Act and the Hazardous Substances and New Organisms Act 1996), directives, and

regulations, district and regional plans (including any guidelines or similar rules which have legally binding effect) which relate or apply to an Environmental Matter or the Environment and the TFL Property;

Environmental Matter means:

(i) non-compliance with any existing resource consent or other Environmental Requirements;

(ii) pollution or contamination;

(iii) the disposal, release, spillage, deposit, escape, discharge, leak or emission of, contact with, or exposure of any person to, any Hazardous Substance or Waste;

(iv) the creation or existence of any noise, vibration, radiation, common law or statutory nuisance or other adverse impact on the Environment; and

(v) any other matters relating to the condition, protection, maintenance, restoration or replacement of the Environment;

Environmental Requirements means any Environmental Law and Environmental Approvals relating to the TFL Property;

Hazardous Substance has the meaning given to that term in the Hazardous Substances and New Organisms Act 1996 as at the date of this Agreement; and

Waste means any waste, including any thing which is abandoned, unwanted or surplus, irrespective of whether it is capable or being recovered or recycled or has any value or not.

5. Other

(a) Neither Vendor nor TFL, to the knowledge of the Vendors, is in material breach of any material statutory provision, order, by-law or regulation binding on or applicable to it in relation to the TFL Property (provided that this shall not include Environmental Requirements).

Schedule 2: Tenancies

Forestry Block Name	Tenant	Description of Licence	Description of Property
Tarawera	Neil and Wendy Mossop	Beekeeping	Sites throughout the Forest
Tarawera	Kevin and Carol Simons	Beekeeping	Sites within the Forest
Tarawera	Arataki Honey, Russell Berry	Beekeeping	One site in Tarawera Forest
Tarawera	A-One Electronics Ltd	Access Licence	Access to radio repeater site
Tarawera	Tony Melvin	Wallaby Permit Holder	North of the river
Tarawera	Paul Ernest	Animal Control Permit	West of the Block
Tarawera	Maurice Fox	Animal Control Permit	East of the Block
Tarawera	Natural Gas Corporation	Right of Use Commercial	Tarawera Forest

Schedule 3: Business Agreements

Data room reference	Title of agreement	Date	Parties
7.6	Kawerau Yard Lease	21 June 2000	• Tenon Industries Limited • Trustees of the Putauaki Trust
7.8	Deed of Lease relating Onepu railyard	4 June 1998	• Land Information New Zealand • Tenon Industries Limited
9.12(b)	Letter concerning agreement to use Farm Road to access Matahina Wood	30 January 2003	• Tenon Industries Limited • Trustees of Ngati Awa Runanga Trust
39.8	Deed of Grant (Farm Road)	Commenced 15 December 1978	• Māori Land Board • Tenon Industries Limited • Tarawera Forests Limited

Schedule 4: Tarawera Property - Equipment

See Attached.

Note: the Vendors have not verified the location and/or existence of those items of equipment identified as "Not Verified" in the attached register. Those items shall only be transferred to the Purchaser under this Agreement to the extent such items are able to be located or are in existence.

FLETCHER CHALLENGE FORESTS LTD
PLANT & EQUIPMENT FIXED ASSETS REGISTER
####

entity	ast_id	long_descr	ast_cat_id	ast_loc_id	ast_acquired	acq_tot_cost	td_depr_amt	BValue	user_fd_1	user_fd_2	Status
21-2	410000114500	Security Lights KPY	[illegible]	KO575	[illegible]	$1,760.00	$291.98	$1,468.02	KPY	Tarawera	Confirmed
21-2	410000110200	Idling Bar for Loader at KPY	[illegible]	KO575	[illegible]	[illegible]	[illegible]	[illegible]	KPY	Tarawera	[illegible]
21-2	410000114600	Security System KPY	[illegible]	KO575	[illegible]	[illegible]	[illegible]	[illegible]	KPY	Tarawera	[illegible]
21-2	210000025000	Kawerau Gantry [illegible]	[illegible]	[illegible]	[illegible]	$17,020.27	$10,637.94	[illegible]	Kawerau Yard	Tarawera	[illegible]
21-2	210108100	WEIGHBRIDGE - KAWERAU WBRIDGE GANTRY UPGRADE	[illegible]	LO550	[illegible]	$64,229.96	$40,710.41	[illegible]	Kawerau Yard	Tarawera	[illegible]
21-2	410000111700	Book Ends for Log Storage	[illegible]	KO575	[illegible]	$45,000.00	$12,376.00	[illegible]	KPY	Tarawera	Confirmed
21-2	410000100100	Axle Weigher Kawerau Forestry Depot	[illegible]	[illegible]	[illegible]	[illegible]	$22,958.00	[illegible]	KPY	Tarawera	[illegible]
21-2	210000092600	KAWERAU LOG YARD-BOOKENDS (100) CA 0011	[illegible]	KO575	[illegible]	[illegible]	[illegible]	$55,044.56	KPY	Tarawera	Confirmed
21-2	410000112700	Kawerau Central Processing Yard Weighbridge CA E029	[illegible]	KO575	[illegible]	$134,949.79	$36,080.95	[illegible]	KPY	Tarawera	Confirmed
21-2 Total Forestry Assets						$435,550.42	$176,578.90	$258,971.52			

entity	ast_id	long_descr	ast_cat_id	ast_loc_id	ast_acquired	acq_tot_cost	td_depr_amt	BValue	user_fd_1	user_fd_2	Status
21-3	210262600	15 Fireway Hoses	[illegible]	FR841	19-Feb-[illegible]	$3,039.00	$3,039.66	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	210263600	20 Hose Packs	[illegible]	FR841	[illegible]-Jan-78	$559.00	$559.00	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	210261200	Mercedes Benz Fire Engine KX1286 Kawerau	[illegible]	FR841	[illegible]	$13,638.00	$13,638.64	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	210262700	15 Hose Packs (only 5 packs required)	PE1160	FR841	20-Jan-78	$360.00	$360.04	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	210271200	Monsoon Bucket	[illegible]	FR841	[illegible]	[illegible]	[illegible]	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	210273500	Aquelin Pump & Engine	[illegible]	FR841	[illegible]	$856.00	[illegible]	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	210261000	BOP Mercedes Fire Engine NY901 Kawerau	[illegible]	FR841	[illegible]	$170,000.00	[illegible]	$0.00	FIRE STORE	Tarawera	Confirmed
21-3	210275400	Wajax Pump & Motor [illegible]	[illegible]	FR841	[illegible]	[illegible]	[illegible]	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	210275500	Wajax Pump & Motor MK5 [illegible]	[illegible]	FR841	[illegible]	[illegible]	[illegible]	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	250051600	PORTABLE PUMPS - Mark 5 fire pump ROBIN/WAJAX	[illegible]	FR841	[illegible]	[illegible]	[illegible]	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	250052100	PORTABLE PUMPS - Mark 5 fire pump ROBIN/WAJAX	[illegible]	FR841	[illegible]	[illegible]	[illegible]	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	250065100	EY28 ROBIN MOTOR [illegible]	[illegible]	FR841	[illegible]-May-98	[illegible]	[illegible]	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	250050100	FLOW MIX FOAM PROPORTIONER [illegible] Kawerau Fire Store	[illegible]	FR841	[illegible]-May-98	$1,666.22	[illegible]	[illegible]	FIRE STORE	Tarawera	Confirmed
21-3	250055700	PERMALON PLY - WATER STORAGE DAMS (3 only required)	PE4320	FR841	1-May-99	$3,224.85	$1,451.05	$1,773.57	FIRE STORE	Tarawera	Confirmed
21-3	250050200	SILVAN SPRAY PACKS Kawerau Fire Store (8 only required)	PE4150	FR841	1-May-99	$3,555.32	$1,779.86	$2,115.44	FIRE STORE	Tarawera	Confirmed
21-3	210000026300	Dam Liners x 7, 1998 (3 only required)	PE4135	FR841	31-May-98	$13,200.00	$7,280.00	$5,940.00	FIRE STORE	Tarawera	Confirmed
21-3	210274500	Hi Vol Robin Pump - Mamaku	[illegible]	FR841	9-Nov-91	$2,048.00	$2,048.05	$0.00	Mamaku	Tarawera	Confirmed
21-3	210230300	Steel Water Tank BOP - Tarawera	PE1390	FR841	20-Oct-89	$12,750.00	$12,705.03	[illegible]	Tarawera	Tarawera	Confirmed
21-3 Total Forestry Assets						$336,105.72	$324,551.06	$11,444.66			

$270,416.42

FLETCHER CHALLENGE FORESTS LTD
BUILDINGS FIXED ASSETS REGISTER

[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	Status
21-2	2100?2012700	KAWERAU LOG YARD 2002 [illegible] SAFETY PLATFORM CA 9617	BOH0??	H0525	1-[illegible]	$9,592.00	$[illegible]	$[illegible]	$3,056.?? NKY	[illegible]	Confirmed
21-2	4100?2011700	Kaw[illegible] Central Processing Yard [illegible] CA 5[illegible]	ESHOE?	H0525	1-[illegible]	$29,[illegible]	$653.80	$4,[illegible]	$25,615.53 NKY	Kawerau	Confirmed
21-2	5?000011?20?	Kaw[illegible] Central Processing Yard [illegible] Wooden [illegible] CA 5016	H?H05?	H0576	1-Sep-0?	$[illegible],[illegible]9.20	$1,033.8?	$16,[illegible]	$[illegible] NKY	Kawerau	Confirmed
21-2	4100001?20?	Kawerau Central Processing Yard [illegible] CA 5078	[illegible]	H0577	1-Sep-0?	$33,[illegible].56	$6,[illegible]	$4,[illegible]	$26?,47?.?? NKY	Kawerau	Confirmed
21-2 Total Kawerau Assets						$[illegible]	$10,[illegible]	$59,[illegible].87	$[illegible]		

FLETCHER CHALLENGE FORESTS LTD
TELECOMMUNICATION EQUIPMENT FIXED ASSETS REGISTER
2222

[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	Status
21-32	4150001	12600	Kawerau Central Processing Yard Radio Equipment CA E023 [illegible]	[illegible]	[illegible]	1,773.46	17,69[illegible]	3748.87	5914.93	[illegible]	Forward [illegible]	Not Verified
21-27	4150001	12600	Kawerau Central Processing Yard [illegible] CA [illegible]	[illegible]	[illegible]	1,117.[illegible]	[illegible]	1552.20	[illegible]	[illegible]	[illegible]	Not Verified
21-3	4150001	12600	Kawerau Central Processing Yard [illegible] Equipment CA E02[illegible]	[illegible]	[illegible]	17,265.06	3161.60	11,355.8[illegible]	31,357.84	[illegible]	Forward [illegible]	Not Verified
3142	4150001	1225	Kawerau Central Processing Yard [illegible] CA E0[illegible]	[illegible]	[illegible]	460,6[illegible]	16,337.3[illegible]	14,391.36	115,347.1[illegible]	[illegible]	[illegible]	[illegible]
Total Forestry Assets						894,132.01	16,343.77	537,324.39	89,466.79			

FLETCHER CHALLENGE FORESTS LTD
OTHER LAND FIXED ASSETS REGISTER

21-2	[illegible]	Kawerau Central Processing Yard - Bridges - Other [illegible]	[illegible]	KO375	[illegible]	11,517.25	$273.90	[illegible]	KPY	Tarawera	Confirmed
21-2	41009?12400	Kawerau Central Processing Yard - Bridges - Bins & Block Cone [illegible]	[illegible]	KO375	1-Sep-01	567,520.00	[illegible]	[illegible]	KPY	Tarawera	Confirmed
21-2	[illegible]	Kawerau Central Processing Yard - Roads (all weather) [illegible]	[illegible]	KO375	[illegible]	[illegible]	[illegible]	[illegible]	KPY	Tarawera	Confirmed
21-2	[illegible]	Kawerau Central Processing Yard - Rail Siding [illegible]	[illegible]	KO376	1-Sep-01	[illegible]	[illegible]	[illegible]	KPY	Tarawera	Confirmed
21-2	[illegible]	Kawerau Central Processing Yard - Roading Pavement [illegible]	[illegible]	KO675	[illegible]	[illegible]	[illegible]	[illegible]	KPY	Tarawera	Confirmed
21-2	Total Forestry Assets					[illegible]	[illegible]	[illegible]			

FLETCHER CHALLENGE FORESTS LTD
TRANSPORT FIXED ASSETS REGISTER
####

entit	ast_id	long_desc		ast_cat	loc	date_ast_acquired	ast_tot_cost	ltd_depr_amt	ltd_depr_amt	BValue	user_fld_1	user_fld_2	Status
21-3	210296700	Trailer - 166 Tailer Monsoon 36PHF Kawerau Fire Store		TP1050	FR841	12-Jun-81	$1,479.00	$0.00	$1,479.02	$0.02	FIRE STORE	Tarawera	Confirmed
21-3	210296100	Kea 2 Axle Trailer Located Rotorua Reg#6551B		TP1050	FR841	20-Aug-85	$1,411.00	$0.00	$1,411.02	$0.02	FIRE STORE	Tarawera	Confirmed
21-3 Total Forestry Assets							$2,890.00	$0.00	$2,890.04	-$0.04			

Schedule 5: GST Deed

Deed

relating to

Assignment of GST Input Tax Credit

[Purchaser]

Assignor

and

[Tenon Industries Limited]

[Tarawera Forests Limited]

Assignee

Date

Contents

This Deed is made on

between (1) [Purchaser] (Assignor)

and (2) [Tenon Industries Limited] [Tarawera Forests Limited] (Assignee)

Introduction

A. The Assignee carries on a forestry business.

B. The parties have entered into the Sale Agreement under which the Assignee has agreed to sell [or grant] the [TFL Forestry Right and Inventory] [Tarawera Property] to the Assignor.

C. The Inland Revenue Department has agreed to allow the GST liability payable by the Assignee to the Inland Revenue Department and the corresponding and equivalent GST input tax credit available to the Assignor to be offset.

D. Further to the Sale Agreement, the parties have agreed to the assignment of the GST Credit as set out below.

It is agreed

1. Definitions

In this Deed, unless the context otherwise requires:

GST Credit means the input tax credit that the Assignor is entitled to claim in respect of the supply of the [TFL Forestry Right and Inventory] [Tarawera Property] by the Assignee under the Sale Agreement; and

Sale Agreement means the Sale and Purchase Agreement relating to the TFL Forestry Right dated [........] 2004 between the Assignor, the Assignee and others.

Unless otherwise specified, capitalised terms have the same meaning in this Deed as in the Sale Agreement.

2. The Assignment

(a) Pursuant to clause 4.5 of the Sale Agreement, the Assignor hereby irrevocably and unconditionally assigns to the Assignee the GST Credit.

(b) The Assignee accepts such assignment.

3. Further assurances

The Assignor will do all things necessary to permit the Assignee to obtain the full benefit of the GST Credit, including executing any further documents or instruments necessary to vest the full benefit of the GST Credit in the Assignee.

4. Counterparts

(a) This Deed may be executed in any number of counterparts each of which is to be deemed an original, but all of which together are to constitute a single instrument.

(b) A party may enter into this Deed by executing any counterpart.

(c) This Deed may be executed on the basis of an exchange of facsimile copies and execution of this Deed by such means is to be a valid and sufficient execution.

Execution

Executed as a deed.

[Relevant Purchaser] by

Director	Director
Print Name	Print Name

[Tenon Industries Limited by]

Director	Director
Print Name	Print Name

Schedule 6: IRD Confirmation Letter

[ON IRD LETTER HEAD]

Date

[Relevant Purchaser]

[Tenon Industries Limited] [Tarawera Forests Limited]
C/ - Willy Sussman, Bell Gully
PO Box 4199
Auckland

Dear Sirs

GST OFFSET OF INPUT TAX CREDIT AGAINST LIABILITY IN RESPECT OF TRANSFER OF FCF ESTATE

I refer to your letter dated *[being a covering letter]* regarding the sale of certain forestry assets by [Tenon Industries Limited (**TIL**)] [Tarawera Forests Limited (**TFL**)] to [**named Purchaser**] (the **Purchaser**) pursuant to a Sale and Purchase Agreement relating to the TFL Forestry Right dated [**insert date**] 2004 (the **Agreement**).

I confirm that in accordance with the Deed of Assignment of Input Tax Credit signed by the Purchaser and [TIL/TFL], and dated *[to be inserted]*, the Department has applied or will effective on or before the last working day of this calendar month, apply, the refund of *[$to be inserted]* that would otherwise have been paid to the Purchaser towards [TFL's/TFL's], (or its representative member's) obligation to pay GST in respect of the period in which the supply made under the Agreement was made.

Yours faithfully

[ ]

Schedule 7: Resource Consents

Data Room Reference	Forestry Block	Resource Consent Number(s)	Date	Authority
16A.8	Kaipara	60912	23 January 2001	Bay of Plenty Regional Council
16A.31	Tarawera	61512	28 February 2002	Bay of Plenty Regional Council
16A.32	Tarawera	60062	27 May 1999	Bay of Plenty Regional Council
16A.33	Tarawera: [Rotoiti]	60514	23 December 1999	Bay of Plenty Regional Council
T16A.65	Tarawera – earthworks	62460	19 February 2004	Bay of Plenty Regional Council
T16A.66	Tarawera – Culvert	62528	1 March 2004	Bay of Plenty Regional Council

Schedule 8: Purchase Price Allocation

TFL Forestry Right: $164,999,999

Tarawera Property: $1

Schedule 9: Knowledge

A. **Vendor Representatives**

1. John Dell
2. Ian Boyd
3. Paul Gillard
4. Richard Parker
5. Tony Bond
6. Ian Brown
7. Ian Hinton
8. Brian Johnston

B. **Purchaser Representatives**

(1) *Kiwi*

1. Ross Green
2. Mark Wyborn
3. Trevor Farmer
4. Rob Campbell
5. Adrian Burr
6. Allan Bollard
7. Bill McCallum

(2) *HNRG*

1. John Davis
2. Karl Kny
3. Mike Rivard
4. Timo Fritzinger
5. Tom O'Keefe

Schedule 10: Information Warranty Exclusions

The Vendors give no Warranty in respect of:

(a) future expectations or forecasts in respect of:

(i) costs; or

(ii) revenue, prices or profits; or

(iii) volumes or yields;

(b) except to the extent provided for in Part B, 1 of Schedule 1, the truth and accuracy of any information derived from sampling, statistical analysis, photogrammetry, estimation or other similar predictive methods and tools (including the attribution of crop types, site index, GF classifications or other classifications of the standing trees) provided in the Due Diligence Material;

(c) the truth, accuracy or completeness of any information contained in or derived from any cutting production, thinning, sales and operating, strategic or other such plans or strategies provided in the Due Diligence Material except to the extent it is historical data;

(d) the truth, accuracy or completeness of any information contained in any Due Diligence Material prepared by third parties, including:

(i) the report entitled "Technical Review of Forest Information, Fletcher Challenge Forests Limited" dated 10 June 2003 prepared by Jaakko Poyry and responses from Jaakko Poyry to questions Green 16, Green 33, Green 41 and Green 42;

(ii) third party information provided in response to questions Green 172 (being third party forest health reports) and Green 234 (in relation to material prepared by HRML),

provided that the Vendors confirm, for the purposes of the Warranty in Part B, 1(a) of Schedule 1, that they are not aware of any material inaccuracies in the age class profile of each crop type in the Jaakko Poyry FOLPI file on the CD provided with the Information Memorandum dated June 2003 which have not been disclosed to HNRG, and the Vendors agree that the underlying data provided by the Vendors to Jaakko Poyry from which Jaakko Poyry derived that age class profile shall form part of the Due Diligence Material for the purposes of the Warranty in Part B, 1(a) of Schedule 1;

(e) information provided in the Due Diligence Material in relation to the stocked area of the TFL Property, except to the extent of the Warranty set out in clause Part C, 3(h) of Schedule 1; and

(f) information provided in the Land Information Memoranda contained in the Due Diligence Materials (data room reference 46.1 – 46.6),

and, further, the Due Diligence Material provided in response to the Green questions set out below was true, accurate and complete (as defined in Part B, 1(b) of Schedule 1) as at the time it was provided and no Warranty is given that such information remains true, complete and accurate after that date (except to the extent such Due Diligence Material is covered by a Warranty other than that set out in Part B, 1(a) of Schedule 1):

Green questions 5, 7, 11, 14, 23, 25, 26, 27, 30, 31, 32, 33, 36, 39, 43, 46, 48, 49, 50, 52, 55, 56, 59, 62, 68, 69, 71, 73, 76, 79, 85, 88, 96, 107,120, 132, 134, 148, 151, 179, 183, 188, 197, 204, 213, 216, 225, 230, 231, 232, 240, 241, 259, 263, and 301.

Schedule 11: Access Arrangements

Specific Access Granted to Vendor

1. McKee Rd (including Farm Rd, if HNRG Investment Company has taken an assignment of TIL's interest in the Farm Road Deed of Grant)
For the cartage of lumber and sawmill residues.

2. To the rail head at Kawerau (into the areas leased by HNRG Investment Company).

3. Use of a portion of the yard area of approximately 0.5 hectares at Kawerau for the purpose of storing and loading of logs.

4. Access to trial sites existing at signing of this Agreement and undertaken under the Radiata Pine Breeding Co-operative Limited programme for the purposes of that programme or undertaken by Trees & Technology Limited for the purposes of its programme.

5. Access to the weighbridge at Kawerau Yard.

6. The parties acknowledge that both the Vendors and HNRG Investment Company will have future rights to use the Kawerau yard weighbridge currently owned by the Vendors and to be acquired by HNRG Investment Company. The parties will work together from the date of this Agreement to the Completion Date to agree, on commercially reasonable terms, appropriate usage arrangements for the Kawerau yard weighbridge to the extent required for the ongoing business of the Vendors and their Related Companies and HNRG Investment Company from time to time.

7. Pylons dump via Matata East Road off McKee Road. *Access to dump site for the disposal of yard and mill scrapings (wood residue, bark, soil).*

8. Tarawera via McKee Road. *Access to Superskid site.*

General Conditions of Access

1. Access to continue until the termination or expiry of the TFL Forestry Right, or the relevant lease, as the case may be.

2. Charges for access and usage to be on commercially reasonable terms.

3. Holder of the TFL Forestry Right or lease, as the case may be, to be responsible for maintenance of roading infrastructure and any upgrade it wishes to undertake except where damage is caused by the user (other than fair wear and tear) in which case the user shall repair such roading infrastructure to the same condition as prior to the damage.

4. No obligation on the holder of the TFL Forestry Right or lease, as the case may be, to retain or construct any particular road – users shall have access over such roads as the holder of the TFL Forestry Right or lease, as the case may be, has the right to grant access rights to.

5. User will comply with owner's reasonable road user rules, including reasonable health and safety directions and restrictions.

6. Arrangements will reflect anticipated usage and will be renegotiated if any material increase in usage is required, and will be reasonable but may not materially adversely affect the intended use by HNRG Investment Company.

Schedule 12: Inventory

Each inventory item will be accounted for as set out below:

1. **Stems:**

   (a) Cutover and roadside stock will be sold to and purchased for no additional cost as part of the Purchase Price and no payment under clause 2.5 of the Agreement will be required.

   (b) Yard stem stock from the TFL Property will be converted to logs prior to the Completion Date. Therefore, there will be no yard stem stock on hand at Completion and no obligation to acquire any stems.

2. **Logs:**

   (a) Skid stocks will be sold to and purchased for no additional cost as part of the Purchase Price and no payment under clause 2.5 of the Agreement will be required.

   (b) Yard log stock from the TFL Property will be purchased by the Purchaser under clause 2.5 of the Agreement at the harvesting cost plus cartage cost. The Vendors will pay the harvesting and cartage contractors.

   (c) Wharf log stocks will be retained by TFL.

3. **Chip and residues:** (Wharf and Yard). Ownership is to be retained by TFL.

Schedule 13: Net Stocked Area

The Net Stocked Area will be determined in accordance with the following principles:

1. All interior and boundary roads less than 10m in width that are currently treated as part of the Net Stocked Area will continue to be treated as part of the Net Stocked Area for the purposes of computing actual Net Stocked Area. It is agreed that the impact of these areas on expected stand yield has been adequately accounted for through forest inventory procedures.

2. All areas currently mapped as unstocked gaps, and any non-mapped unstocked gaps smaller than 0.1 ha, will retain this classification for purposes of computing actual Net Stocked Area.

3. No areas reserved under the Tasman and NZ Forestry Accords have been included in the calculation of Net Stocked Area and all such areas shall be excluded from the computation of actual Net Stocked Area.

4. No area subject to a Land Improvement Agreement will be excluded from the calculation of Net Stocked Area solely because of its involvement in such an agreement.

5. All area outside the legal ownership boundaries as defined by the GIS Parcel layer (other than areas within paper roads) will be excluded from the Net Stocked Area.

Any Warranty Claim arising from a deficiency in Net Stocked Area must be supported by a reasonable description of the geographic data on which it is based and the techniques that were employed to calculate actual Net Stocked Area. For the avoidance of doubt, any deficiency must be based on the aggregate forest estate and may not be invoked in respect of individual parcels.

In the event that a valid Warranty Claim is made in respect of the Net Stocked Area warranty in this Agreement the following process will be used to determine the value of the area difference:

1. HNRG has allocated the agreed purchase price of the forest estate to each timber stand relative to its expected value and stated area. Stand level values have been combined into 5-year age class interval tranches and an average per hectare value for the area in each tranche has been calculated.

2. Once remapping has been completed, the actual Net Stocked Area by age class aggregations will be calculated and the appropriate per-unit value multipliers (Table 1) will be applied to determine the actual value of each tranche.

3. These values will then be summed to determine the total value deficiency represented by the observed deficiency in Net Stocked Area.

Table 1: Allocated Purchase Values

Tarawera Forest			
Age class	Value/ha	Areas	$ Value
	NZ$ per ha	Ha	
0-4	544	6,448	3,505,375
5-9	3,131	4,965	15,548,575
10-14	6,542	2,407	15,746,532
15-19	10,331	910	9,404,220
20-24	18,362	4,071	74,747,205
25-29	24,269	1,677	40,692,516
30+	11,221	477	5,355,577
Totals		20,956	165,000,000

Schedule 14: Additional Vendors' Covenants

(a) Pursuant to a Sale and Purchase Agreement Relating to the FCF Estate dated 18 December 2003 among the Vendors, the Purchaser, Viking Global New Zealand Limited and OTPP New Zealand Forest Investments Limited (**FCF SPA**), the Vendors sold, and the Purchaser purchased and assumed, the Kiwi Assets (as defined in the FCF SPA) and the Assumed Liabilities (as defined in the FCF SPA and described in this clause as the **Kiwi Assumed Liabilities**), including:

(i) forestry rights or management agreements in respect of each of the Ngatapa, Taupo Hunt Club, Rerewhakaaitu, Putauaki, Waiohau, Wharetoto and Rainbow forestry blocks, being forests included in the Kiwi Assets (the **Forestry Rights**);

(ii) the forests known as Matahina, Swan, Ngamotu, Pethybridge, Rangitaiki and Mangawhio (the **Forests**); and

(iii) certain equipment, business agreements, commercial agreements, forest records and resource consents (the **Assets**).

(b) Pursuant to the HNRG SPA, the Purchaser has agreed to sell or grant, and HNRG has agreed to purchase and assume (or procure that HNRG Investment Company purchase and assume):

(i) the Forestry Rights;

(ii) forestry rights in respect of the Forests; and

(iii) certain equipment, business agreements, commercial agreements, forest records and resource consents that form part of the Assets (the **HNRG Assets**); and

(iv) certain of the Kiwi Assumed Liabilities.

(c) Without limiting the Warranties, with effect from completion of the transfer of the Forestry Rights and HNRG Assets, the issue of forestry rights in respect of the Forests, and the assumption of those Kiwi Assumed Liabilities assumed by HNRG Investment Company, under the HNRG SPA, the Vendors give the warranties set out in Annexure D (the **FCF SPA Warranties**) to HNRG Investment Company as if HNRG Investment Company was a "Purchaser" under the FCF SPA Warranties and the "relevant Purchaser" in each case as concerns the Forestry Rights, HNRG Assets, Forests and relevant Kiwi Assumed Liabilities, solely in respect of the Forestry Rights and HNRG Assets transferred to, Forests in respect of which forestry rights are granted to, and those Kiwi Assumed Liabilities assumed by, HNRG Investment Company in each case under the HNRG SPA, on the following basis:

(i) the FCF SPA Warranties are given as of 27 February 2004, except to the extent the relevant FCF SPA Warranty is given by the Vendors to the Purchaser in respect of the Forestry Rights as of a later date as a consequence of the subsequent completion of the transfer of that Forestry

Right, in which case that FCF SPA Warranty is given to HNRG Investment Company as of that date;

(ii) the FCF SPA Warranties shall be subject to the qualifications, limitations and other matters set out in clauses 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10 and 10.11 of the FCF SPA, as also set out in Annexure D, to the intent that HNRG Investment Company shall only be entitled to make a claim in respect of the FCF SPA Warranties to the extent the Purchaser would have been entitled to make that claim under the FCF SPA, and that the amount claimed may not exceed the amount the Vendors would be liable to pay if there were a warranty claim by the Purchaser (calculated for this purpose on the basis that the Purchaser had retained the relevant property and had not sold it to HNRG Investment Company under the HNRG SPA, and taking into account any claim the Purchaser has made in respect of such FCF SPA Warranty). HNRG Investment Company shall also be required to comply with clauses 10.8 and 11.1 of the FCF SPA (also as set out in Annexure D) in relation to any breach of the FCF SPA Warranties, any matter that could give rise to a claim under the FCF SPA Warranties and any third party claim in relation to which HNRG Investment Company may seek to make, or has made, a claim under the FCF SPA Warranties;

(iii) HNRG Investment Company shall be entitled to make its own claim under the FCF SPA Warranties without referring to, or without the participation of, the Purchaser;

(iv) any claim by HNRG Investment Company under the FCF SPA Warranties shall be deemed, for the purposes of the FCF SPA and as between the Vendors and the Purchaser, to be a claim by the Purchaser under the FCF SPA Warranties, and the Purchaser shall not be entitled to make a claim under such warranties in respect of a loss, liability, cost or expense the subject of a claim by HNRG Investment Company under the FCF SPA Warranties. For the avoidance of doubt, this clause does not prevent the Purchaser making a claim pursuant to the FCF SPA for any distinct loss, liability, cost or expense incurred by the Purchaser which relates to the Purchaser's residual interest in the assets that comprise the Forestry Rights, the land underlying the Forests, the Assumed Liabilities and the Assets or which relates to a loss, liability, cost or expense incurred by the Purchaser during or in respect of the period between the acquisition by the Purchaser of the Forestry Rights, the Forests and the Assets and their transfer to HNRG Investment Company; and

(v) no warranties are given under this schedule or the FCF SPA Warranties in respect of the Inventory, Tarawera Property, TFL, the TFL Forestry Right, the TFL Property or the Tarawera forest generally.

Schedule 15: TFL Harvest Plan

Schedule

	m3 per month					
	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04
Tarawera	33,000	32,000	31,000	36,667	36,667	36,666
Cumulative	33,000	65,000	96,000	132,667	169,334	206,000

Harvest Areas from which to draw from to meet the harvest plan volumes

Planned	Contingency
Tarawera	Tarawera
7617	7527
7648	7529
9462	7531
9464	7592
9465	9157
7591	7528
9451	7530
9453	
7666	
9466	
9416	
7616	
7618	
7532	
Roadlining	

Annexure A – TFL Forestry Right

Memorandum of Transfer granting a Forestry Right

(pursuant to the Forestry Rights Registration Act 1983)

Tarawera Forests Limited

and

[HNRG Investment Company]

Date

Contents

This **Memorandum of Transfer** granting a **Forestry Right** is made on and dated

between (1) **Tarawera Forests Limited** (the **Grantor**)

and (2) **[HNRG Investment Company]** (the **Grantee**)

Introduction

A. The Grantor is registered as proprietor of the freehold estate in the Land.

B. The Grantor has agreed to grant this Forestry Right to the Grantee.

1. Definitions and interpretation

1.1 Definitions

In this Forestry Right, unless the context otherwise requires:

Access Right means the access rights as set out in Appendix 4;

Annual Rent means the annual rent payable by the Grantee to the Grantor pursuant to clause 4.1 of this Forestry Right subject to review from time to time in accordance with the provisions of clause 4.2;

AR Payment has the meaning ascribed to it in clause 4.1(a)(ii);

Commencement Date means [ ];

CPI means the quarterly index for all groups published by the Department of Statistics under the heading "CPI Quarterly and Annual Average Index Numbers" or such other nationally accepted index of the change in the real value of money as may be agreed between the Grantor and the Grantee from time to time;

Default Interest Rate means the rate equal to 4% per annum above the 90 day bank bill rate as quoted on Reuters page BKBM (or any successor page) (subject to manifest error) at or about 10.45 am on the first Working Day of the period in respect of which such rate of interest is to be calculated, and thereafter on each succeeding Working Day of the period;

Dispute Process means the process for dispute resolution set out in clause 12;

Financial year means the period from 1 July in any calendar year to 30 June in the following calendar year;

Fire Store means the fire store in Tarawera Forest identified in Appendix 1 Plan D together with all ancillary equipment and improvements;

Fixed machinery means machinery which is permanently affixed to a particular site and does not include machinery that is periodically moved from site to site within the Relevant Land;

Five Year Plan has the meaning ascribed to in clause 5.1;

Forestry Right means a Forestry Right created pursuant to the Forestry Rights Registration Act 1983 and where the context so requires means this Forestry Right;

FR Payment has the meaning ascribed to it in clause 4.1(a)(i);

Grantor's Land means that part of the Land which does not form part of the Relevant Land and includes the Returned Land;

GST means goods and services tax charged under the Goods and Services Tax Act 1985 and any tax imposed in substitution for that tax;

Handback Units means those parts of the Relevant Land that have been identified for return to the Grantor in the first year of the applicable Five Year Plan, have been harvested and are of a commercially reasonable size;

Harvesting Plan means the harvesting plan prepared by the Grantee in accordance with clause 5.1(f) ;

Land means the Tarawera Forest, and includes both the Relevant Land and the Grantor's Land but excludes Putauaki;

PPI means the average of the indices for Forestry and Logging (A06), Wood Product Mfg (C07), and Paper & Paper Product Mfg (C08) published by the Department of Statistics and shown under the heading " FPI OUTPUTS" or such other nationally accepted index of the change in forestry and logging, wood products and paper and paper product outputs as may be agreed between the Grantor and the Grantee from time to time;

Productive Area means the net stocked area being all those parts of the Relevant Land planted in the Relevant Trees at the Commencement Date being equal to the Stands as specified in Appendix 2 less, at any time after the Commencement Date, the Productive Area of any Returned Land. **[This will be 20,954 ha less land harvested since 29 February 2004. Excludes Stands planted in 2004]**;

Quarter means each or any of the following periods:

(i) from 1 January to 31 March;

(ii) from 1 April to 30 June;

(iii) from 1 July to 30 September;

(iv)from 1 October to 31 December

Putauaki means the land shown in Appendix 1 Plan C and legally described in the attachment to such Plan C;

Relevant Land means that part of the Land outlined in red on the [map] attached to this Forestry Right as Appendix 1 less, at any time after the Commencement Date, any Returned Land; **[The Relevant Land shall include the Productive Area, plus quarries, but excluding office complex.]**

Relevant Rent Review Date has the meaning ascribed to it in clause 4.2;

Relevant Trees means all the pinus radiata and douglas fir trees and timber and any other exotic and fast growing species of trees and timber whether standing or otherwise on the Relevant Land at the Commencement Date;

Returned Land means those parts of the Relevant Land (as at the Commencement Date) which have been returned to the Grantor as Handback Units from time to time.

Rent Date means any date on which the annual rent is payable pursuant to clause 4.1 of this Forestry Right;

Stand means each stand of trees as specified in Appendix 2;

Superskid Site means that area of Tarawera Forest identified in Appendix 1 Plan B and legally described in the attachment to Plan B;

Tarawera Forest means the land shown on Appendix 1 Plan A comprising the Certificates of Title shown on that Plan A and described in the attachment to Plan A;

Tasman Forest Accord means the agreement entered into between various parties dated 22 June 1989 a copy of which is annexed to this Forestry Right as Appendix 3, and includes any variation or amendment to the agreement, including any agreement entered into in substitution for or replacement of or in addition to the agreement, to which both parties have consented (acting reasonably);

Term means the term as outlined in clause 3; and

Working Day means any day of the week (other than a Saturday or Sunday) on which registered banks in New Zealand are open for business.

1.2 Interpretation

(a) In this Forestry Right:

(i) words importing the singular number include the plural and vice versa;

(ii) the **appendices** to this Forestry Right and the provisions and conditions contained in such appendices (if any) will have the same effect as if set out in the body of this Forestry Right;

(iii) references to **clauses** and **appendices** are references to clauses in and appendices to this Forestry Right, respectively;

(iv) references to **parties** are references to the parties to this Forestry Right and includes successors and assigns;

(v) words and expressions defined in the body of this Forestry Right bear the defined meaning in the whole of this Forestry Right including the Introduction;

(vi) any obligation not to do anything will be deemed to include an obligation not to suffer, permit or cause that thing to be done;

(vii) references to a **statute** include references to regulations, orders or notices made under such statute, or orders or notices made under such regulations, and references to a statute or regulation includes references to all amendments to that statute or regulation whether by subsequent statute or otherwise and including a statute or regulation passed in substitution for the statute or regulation;

(viii) references to **persons** will be deemed to include references to individuals, corporations, firms, partnerships, joint ventures, associations, organisations, trusts, states or agencies of state, government departments and local and municipal authorities in each case whether or not having separate legal personality;

(x) a covenant given by more than one person binds each person jointly and severally; and

(x) references to **$** or **dollars** is a reference to the lawful currency of New Zealand and all amounts payable under this Forestry Right are to be paid in that currency.

1.3 Headings

Clause and other headings are for ease of reference only and will not be deemed to form any part of the context or to affect the interpretation of this Forestry Right.

2. Grant of Forestry Right

2.1 Grant of Forestry Right

In consideration of the payments outlined in clause 4 of this Forestry Right and the covenants and conditions on the part of the Grantee expressed or implied in this Forestry Right, the Grantor transfers and grants to the Grantee as a Forestry Right pursuant to the Forestry Rights Registration Act 1983 for the Term the right to:

(a) exclusively maintain, manage, cultivate, protect and render productive, harvest, carry away, sell and otherwise utilise all the Relevant Trees;

(b) make, construct, install, maintain, improve and use all roadways, tracks, skids, bridges, culverts, gates, and other means of access and egress on or over the Relevant Land which are or may reasonably be required for the purpose of fully exercising the exclusive rights conferred in subclause 2.1(a);

(c) at anytime for the purpose of and to the extent necessary for gaining access to and egress from the Relevant Land, enter, pass and repass on and over the Returned Land (and also on and over any land over which there is a right of way appurtenant to the Land) with or without machinery, vehicles (both laden and unladen) and plant of all kinds together with the right to pass and repass over the same;

(d) construct on the Relevant Land such buildings, plant, and other works as may be necessary or convenient for the full enjoyment of this Forestry Right, subject to the prior written consent of the Grantor (such consent not to be unreasonably withheld or delayed, provided that the Grantor may veto any major infrastructure (by way of example, but without limitation, a processing mill) and the Grantee may construct non-significant works without consent); and to remove the same on expiry or sooner determination of this Forestry Right, subject to the provisions of clause 7.1(e) of this Forestry Right;

(e) place and stack on any part of the Relevant Land, any trees, timber or logs harvested pursuant to this Forestry Right;

(f) erect signs and notices on any part of the Relevant Land indicating the Grantee's interest in the Relevant Trees or as is desirable to ensure safety during the period of enjoyment of the Grantee's rights in this Forestry Right;

(g) use any roadway on the Land on the terms of the Access Right;

(h) generally do whatever may be necessary or convenient for maintaining managing protecting, harvesting and carrying away and disposing of the Relevant Trees, and the timber and logs obtained from the Relevant Trees and for obtaining the full benefit of the rights and privileges created in favour of the Grantee in this Forestry Right; and

(i) for the avoidance of doubt the Relevant Land shall not be used by the Grantee for any purpose other than the purposes set out in this Forestry Right.

2.2 Subject to existing interests and remainder of terms of Forestry Right

The Grantee takes this Forestry Right subject to all interests registered against certificates of titles to the Land at 19 March 2004, interests described in a report on Tarawera Forests Limited prepared by Opus International Consultants Limited dated 21 October 2002, and any interests described in the Land Information Memoranda included in the "Due Diligence Materials" (data room reference 46.1-46.6) for the original acquisition of this Forestry Right by the initial Grantee.

The exercising of the rights under this Forestry Right is subject always to the covenants, conditions, agreements, restrictions and rights contained in this Forestry Right and its appendices.

2.3 Authorised persons

For the avoidance of doubt, any of the rights and privileges created in favour of the Grantee in this Forestry Right may be exercised by the Grantee's employees, contractors, agents, or permitted licensees incidental to its forestry use under this Forestry Right (provided that there is no limitation on the nature of the Grantee's licensees for the purposes of the Access Right).

3. Term

3.1 Term of Forestry Right

This Forestry Right is granted to the Grantee for thirty (30) years or such lesser term as is necessary for the Grantee to maintain, manage, harvest and carry away all the Relevant Trees on the Relevant Land.

3.2 Return of those parts of the Relevant Land following harvesting

(a) As each Handback Unit is harvested, the Grantee shall prepare the Handback Unit as provided in clause 3.3 prior to returning the same to the Grantor.

(b) Subject to the Grantee's compliance with clause 3.3, the Forestry Right shall end progressively in respect of the Handback Units returned, and the portion of the FR Payment allocated to the Handback Units will cease for and as from the Quarter immediately following the Quarter in which such return occurs. To enable the Grantor to render an appropriate invoice for the new FR Payment payable, the Grantee shall, at least one month before the end of the Quarter during which any return of a Handback Unit occurs, provide to the Grantor an updated plan of the Relevant Land, and an updated Productive Area for the Relevant Land.

(c) Subject to clause 6.1, the Grantor may deal with any Handback Units at its complete discretion after return, including without limitation creating a Forestry Right or licence in favour of any third party.

(d) The Grantee is not entitled to return any other part of the Relevant Land which is not identified as a Handback Unit to be returned in the first twelve months of the then applicable Five Year Plan unless agreed to by the Grantor.

(c) In addition, the Grantee shall also provide to the Grantor all relevant records in relation to the Handback Units returned, including (but not limited to) Stand maps (electronic or otherwise) and photographs.

3.3 State of Handback Units

On return of any Handback Units the Grantee is to:

(a) carry out the works in Appendix 6, or such other works as the parties may from time to time agree in order to meet sound forestry practice at the relevant time. No party is bound to agree to any other works; and

(b) leave all roads, bridges, and culverts on the Handback Unit being returned in no worse a state and condition than at the Commencement Date, fair wear and tear excepted; and

(c) have complied with all the terms and conditions of any resource or other regulatory consents granted to the Grantee in respect of the management and harvesting of such Handback Unit.

3.4 Compensation for failure to return Relevant Land

If the Grantee does not deliver any Handback Units identified for return in the first twelve months of the then applicable Five Year Plan to the Grantor at a time consistent with the Five Year Plan, and in the state outlined in clause 3.3, the Grantee will compensate the Grantor for all reasonable direct costs incurred by the Grantor as a result of any such delay. For the purposes of this clause, "direct costs" shall mean the costs for tree stock ordered contractual commitments entered into by the Grantor in anticipation of the return of those Handback Units, and any costs payable by the Grantor on account of a breach by the Grantor of any supply contracts as a result of the delay in return of those Handback Units. The Grantor shall use reasonable endeavours to mitigate those costs. The parties agree that any compensation payable pursuant to this clause 3.4 shall be calculated in the period from 1 October to 30 November of the year that the Grantee failed to deliver the relevant Handback Units, and shall be paid to the Grantor no later than 31 December.

3.5 Planting

The Grantee has no obligation to plant any trees on the Land.

4. Grantee's financial covenants

4.1 Annual Rent payable

(a) The Grantee covenants with the Grantor to pay to the Grantor an annual rent of NZ$1,200,000 (the Annual Rent), comprising:

(i) $1,125,000 per annum for the Forestry Right (**FR Payment**); and

(ii) $75,000 per annum for the Access Rights (**AR Payment**),

plus GST, subject to review in accordance with clause 4.2.

(b) For the purpose of varying the FR Payment from time to time during the Term as a result of a return of Handback Units the parties agree the new FR Payment shall be calculated as follows:

NFR = CFR - (R x NSH)

where

NFR means the new FR Payment

CFR means the FR Payment applicable immediately before the return of the relevant Handback Units

R means the rate per hectare of Productive Area calculated on the basis of the original FR Payment applicable as at the Commencement Date divided by the original number of hectares of the Productive Area at the Commencement Date namely **[blank: determined at Commencement Date]**

NSH means the number of hectares of Productive Area comprised within the relevant Handback Units returned.

(c) The FR Payment and the AR Payment will be payable in equal quarterly instalments in advance (notwithstanding any changes as a result of any return of Handback Units in the following Quarter) for each Quarter, on the first day of that Quarter. The FR Payment and the AR Payment will be apportioned for any part Quarter.

(d) The FR Payment shall be adjusted in accordance with clause 3.2(b) following the return of any Handback Units based on the method of calculation outlined in clause 4.1(b).

4.2 Rent Review of Annual Rent

(a) The Annual Rent is to be reviewed each 31 December, with each review to take effect (if applicable) from 1 January in the following year (**Relevant Rent Review Date**) and the first review to take effect (if applicable) from 1 January 2005.

(b) The Annual Rent payable immediately prior to the Relevant Rent Review Date is to be multiplied by the aggregate (expressed as a fraction) of the following:

(i) half of the figure derived by dividing the CPI for the June quarter immediately preceding the Relevant Rent Review Date by the CPI for the June quarter one (1) year previously (adjusted, when necessary, to the same base index); and

(ii) half of the figure derived by dividing the PPI for the June quarter immediately preceding the Relevant Rent Review Date by the PPI for the June quarter one (1) year previously (adjusted, when necessary, to the same base index).

The result of so multiplying such Annual Rent by the aggregate of the figures referred to in sub-clauses 4.1(b)(i) and (ii), if greater than such Annual Rent, is to be the new Annual Rent payable by the Grantee to the Grantor from the Relevant Rent Review Date for the next 12 month period. If the result of so multiplying is such that it is less than the Annual Rent payable immediately before the Relevant Rent Review Date, then the Annual Rent shall remain unchanged.

5. Grantee's covenants

5.1 The Grantee further covenants with the Grantor follows:

(a) **Payments**

To pay all monies payable in this Forestry Right by the Grantee to the Grantor at its postal address or at such other place, or to such bank account in New Zealand as the Grantor reasonably specifies from time to time by notice in writing to the Grantee. All monies payable in this Forestry Right by the Grantor to the Grantee are to be paid in New Zealand at the registered office of the Grantee or at such other place, or to such bank account in New Zealand as the Grantee reasonably specifies from time to time by notice in writing to the Grantor.

(b) **Rates and other outgoings**

To:

(i) pay for all general, water, special and other rates, charges, levies, duties, impositions, fees, taxes (including taxes and levies in respect of the Relevant Trees but not the Land), assessments and outgoings of any nature whatsoever made or due in respect of the use or occupation of the Relevant Land by the Grantee. The parties agree that as the Relevant Land comprises most of the Land as at the Commencement Date, for ease of administration, the Grantor will refer all invoices for such rates and other outgoings for the Land to the Grantee for payment. The Grantee shall promptly attend to payment unless the Grantee bona fide disputes the invoice. At the end of each Quarter, the Grantee shall render an invoice to the Grantor for any part of such rates and other outgoings which are due and payable by the Grantor, such rates and other outgoings to be apportioned as at the end of each Quarter taking into account the return of any Handback Units in the previous Quarter, and the Grantor shall pay that invoice within 10 Working Days. The parties may review and amend this clause 5(b)(i) during the Term, acknowledging that the proportion that the area of the Relevant Land bears to the total area of the Land will decrease with the return of more Handback Units;

(ii) pay all costs and expenses of repairing and maintaining any improvements on the Relevant Land to the standard such improvements were in at the Commencement Date, fair wear and tear excepted; and

(iii) at its cost comply with all requisitions and requirements of any authority or other body having jurisdiction over the Relevant Land relating to the use or occupation of the Relevant Land by the Grantee.

(c) **Forest Management**

(i) To pay all costs incurred (save as provided elsewhere in this Forestry Right) in managing and protecting the Relevant Trees, in accordance with sound forestry practice.

(ii) In relation to the use of the Relevant Land for the purpose of managing and protecting the Relevant Trees, to take reasonable steps in accordance with sound forestry practice to sustain a crop of healthy trees and to:

(A) take reasonable steps in accordance with sound forestry practice to control insects and other pests, fungal and other tree diseases;

(B) prevent soil erosion and pollution of streams by the Grantee;

(C) conserve and protect fish and wildlife;

(D) conserve and protect native bush reserves;

(E) store all fuels and oils safely on suitably cleared land;

(F) ensure all vehicles and equipment operated by the Grantee its employees, contractors and agents have a safe and efficient means of preventing the escape of dangerous sparks or flames from the exhaust and carry at all times an efficient fire extinguisher;

(G) clear away and dispose of debris carried on to adjoining properties by the Grantee;

(H) take reasonable steps in accordance with sound forestry practice to clear weeds and spray and tend the Relevant Trees; and

(I) keep all streams, water courses, water races, water pipes, electric power and telephone posts and lines, roads, fire breaks, skids, and survey monuments on the Relevant Land clear and unobstructed.

(d) **Use of the Relevant Land**

(i) To use the Relevant Land only in accordance with the terms and conditions in this Forestry Right and in order to exercise its rights and powers in this Forestry Right and in accordance with the true intent and spirit of this Forestry Right and (in particular) subject to the provisions of subclauses 5.1(d)(ii) and 5.1(d)(iii) the Grantee is not to remove from the Relevant Land any minerals, metals, precious metals, precious stones, coal, earth, rock, sand, clay, pumice, gravel, shingle, oil or geothermal steam.

(ii) Notwithstanding the provisions of subclause 5.1(d)(i) the Grantee is to be entitled to use on the Relevant Land for any purposes reasonably required by it in connection with its infrastructure plans as set out under its then current Five Year Plan, any sand, clay, gravel, shingle, rock and the Relevant Trees located in or on top of the Relevant Land. In particular the Grantee may use such materials for the building and maintenance of roads, bridges, culverts, fences, skids and any buildings and erections for such purposes, as set out under its then current Five Year Plan.

(iii) The Grantee is not required to pay any royalties to the Grantor for the use of such materials on the Land.

(iv) For the purposes of this clause 5.1(d) the Grantee shall manage existing quarries and may establish and manage a quarry or quarries on the Relevant Land, in the Grantee's name, subject at all times to compliance with any requirements of law relating to such use (including (without limitation) any resource consents, and mining licences) and subject to:

(A) the prior written consent of the Grantor which shall not be unreasonably withheld taking into account the return of any Handback Units as provided for in this Forestry Right.

(B) produce from such quarries being only used for the Land;

(C) restoring and rehabilitating any land that is or subject to such quarrying in the manner approved by the Grantor acting reasonably having regard to the such requirements as may be specified in any resource consents, mining licences any/or other regulatory consent and requirements from time to time.

(v) If any of the materials specified in subclause 5.1(d)(i) and (ii) are to be used on any other land not being the Land, then such use shall be subject to a separate agreement to be negotiated with the Grantor on terms entirely satisfactory to the Grantor.

(vi) The Grantee may clear any of the Relevant Land under or adjacent to any electric transmission lines or telegraphic or telephone transmission lines or pipelines carrying gas liquid or solid substances where in the reasonable opinion of the Grantee the practicalities of sound forestry practice so require subject to the lawful requirements of the Ministry of Commerce – Energy and Resources Division, Telecom Corporation of New Zealand Limited, Natural Gas Corporation of New Zealand Limited, any applicable electricity lines company or of any other body, authority or State Owned Enterprise having the lawful right to have access to the Land and any other proper body or authority having control over same.

(e) **Fencing**

To keep and maintain all existing boundary fencing or fencing that the Grantee has installed on the Relevant Land, including undertaking the following:

(i) properly maintaining and renewing such parts of fences and gates located on the boundaries as may become damaged or decayed at its expense;

(ii) complying with all the provisions of the Fencing Act 1978; and

(iii) keeping the Grantor safe and harmless and indemnified from and against any notices, issues or claims arising under or pursuant to the Fencing Act 1978.

(f) **Harvesting plan**

On the Commencement Date, to provide to the Grantor an indicative non-binding harvesting plan, setting out the Grantee's proposed schedule of each area of the Relevant Land in each year of the Term.

(g) **Five Year Plan**

(i) On the Commencement Date and thereafter on 30 November of each year of the Term, to provide an indicative non-binding rolling five year plan (the **Five Year Plan**) to the Grantor such Five Year Plan to detail:

(A) management objectives for the Relevant Land with proposals for the protection, thinning, harvesting and extraction of the Relevant Trees (including details of Resource Consent and any necessary explanatory maps) during the remainder of the five-year period;

(B) the location of harvest areas and area to be harvested in each of the years of the Five Year Plan;

(C) the Handback Units for the first year of the Five Year Plan showing the location, boundaries, composition by Stands or part Stands, areas of each Handback Unit and anticipated schedule of Handback Units to be handed back each Quarter;

(D) proposed roading and other infrastructure work, improvements and quarries;

(E) the manner in which the Grantee is to perform its obligations hereunder taking into account the Grantee's obligations in respect of sensitive and cultural matters including identifying any notified or newly discovered burial or other waahi tapu sites (as referred to in clause 5.1(p)).

(ii) The Grantor shall have the right to review the draft Five Year Plan, and, if requested by the Grantor, the Grantee shall review such Plan with the Grantor and endeavour, in good faith, to agree any amendments to such Plan as are requested by the Grantor. The parties agree to work together to arrive at a Plan that enables both the Grantor and the Grantee to undertake their respective forest/business operations to equal advantage, provided that the Grantee is not required to alter the plan from what it otherwise would be if to do so would, in the Grantee's reasonable opinion, materially adversely affect Grantee's returns.

(iii) In order to permit the Grantor to mitigate losses and the compensation payable to the Grantor pursuant to clause 3.4, the Grantee shall notify the Grantor as soon as reasonably practicable after the Grantee is aware of or anticipates any material change to the Five Year Plan.

(h) **Annual Report requirements**

(i) To provide a written annual report on the management of the Relevant Land for the prior Financial year, including details of any spraying and fire protection measures undertaken by the Grantee, and any issues arising under Resource Consents.

(ii) The annual report is to be delivered to the Grantor not later than two months following the end of each Financial year.

(iii) If the Grantor requires it, the Grantee will meet the Grantor, or the Grantor's representatives, within a reasonable time after delivery of the annual report to discuss the annual report for the purpose of explaining the annual report, and any matters arising from the annual report, and to discuss the future operations on the Relevant Land.

(i) **Grantee's records**

(i) To keep accurate records relating to;

(A) the Productive Area and the Handback Units; and

(B) any quarrying activities undertaken on the Relevant Land; and

(C) road usage and maintenance costs and revenues.

(ii) The Grantor and its duly authorised agents, employees, advisers or representatives has the right at all reasonable times and on giving reasonable prior notice to examine such records subject to the relevant party first entering into a confidentiality agreement with the Grantee in a form previously agreed with the Grantee. Any information obtained from such records will at all times be treated by the Grantor as highly confidential and the Grantor will not disclose or distribute or permit to be communicated verbally or in writing the records or any part or any information obtained from the records other than to its professional advisers in relation to this Forestry Right or as required by law. The Grantor indemnifies the Grantee and will keep indemnified the Grantee against all losses, damages, costs and expenses which the Grantee may incur whether directly or indirectly as a result of any unauthorised disclosure or use of the information

contained in the records by the Grantor, its agents, employees, advisers or representatives.

(j) **Assignment**

(i) **Notice**

If at any time during the Term the Grantee wishes to transfer, assign or otherwise dispose of its interest in this Forestry Right, the Grantee shall first deliver written notice to the Grantor advising of the Grantee's wish to transfer, assign or otherwise dispose of its interest and giving the Grantor the opportunity to participate in any auction or other sale process which the Grantee may carry out in respect of such proposed disposition. The Grantee will make available to the Grantor (subject to any confidentiality undertakings from the Grantor required by the Grantee) all information which will be made available by the Grantee to other prospective purchasers.

(ii) **Grantor's consent**

Should the Grantor not wish to participate in any sale process having been given the notice in clause 5.1(j)(i), or not be the successful purchaser on any sale, the Grantee may then transfer, or otherwise dispose of its interest in this Forestry Right subject to obtaining the prior written consent of the Grantor. Such consent is not to be unreasonably or arbitrarily withheld or delayed in the case of a transfer or assignment to a reputable and solvent person or body corporate (the **Transferee**) capable of performing the Grantee's obligations under this Forestry Right and satisfying the criteria set out in Appendix 5. Any dispute as to the capability of the Transferee is to be resolved by Dispute Resolution.

(iii) **Release of Grantee**

On assignment or transfer of this Forestry Right in accordance with subclause 5.1(j)(ii) the Grantee will be released from all future obligations as Grantee in this Forestry Right but without prejudice to the rights of either party against the other in relation to any antecedent breach or non-performance arising prior to the date of such assignment or transfer.

(iv) **Change in management of Grantee**

An event the result of which is that effective day-to-day management control of Grantee is not held by Hancock Natural Resource Group, Inc. is deemed to be an assignment by Grantee for the purposes of this clause, provided that, under clause 5.1(j)(ii), no regard shall be had to the criteria set out in appendix 5.

(v) **Financing**

Nothing in this Forestry Right restricts the Grantee from granting a security interest over its interest in this Forestry Right.

(k) **Bank Bond, etc**

If required by the Grantor after considering the forestry operations being conducted by the Grantee, the Grantee shall provide to the Grantor within 30 days of being requested by Grantor to do so, for the last calendar year of the Term, a bank bond from a registered NZ Bank, in a form acceptable to the Grantor (acting reasonably) in all respects, securing the performance by the Grantee of the Grantee's obligations under this Forestry Right at the expiry of this Forestry Right.

(l) **Fire protection**

(i) In all respects to comply with and indemnify the Grantor against all liability under the Forest and Rural Fires Act 1977 directly arising from any negligent act or omission of the Grantee and (subject to the provisions of that Act or any other statutory regulation affecting the same) the Grantee is to:

(A) carry out all proper fire protection on the Relevant Land;

(B) take all reasonable measures that may be necessary to prevent the spreading of any fire on, from, to or across the Relevant Land;

(C) provide and maintain equipment in good working order and condition which is suitable and adequate for the purpose of fighting fires and for securing the reasonable safety of lives from fire on the Relevant Land;

(D) place fire fighting and safety equipment in localities where it will be readily accessible and conveniently ready for use at all times; and

(E) provide structures and do all things that the Grantee reasonably considers necessary for the protection of the fire fighting and safety equipment.

(ii) To erect look-outs, construct firebreaks and take such other normal fire protection measures (including the destruction without compensation of any portion of the Relevant Trees) as may from time to time be necessary.

(iii) To take out and maintain public liability insurance to the minimum value of $10,000,000 with a policy extension of a minimum of $1,000,000 for firefighting .

(m) **Damage and nuisance**

To exercise the rights, liberties and powers granted by this Forestry Right in such manner so as to cause as little damage, nuisance or injury as is reasonably possible given the use of the Relevant Land for afforestation purposes to the owners or occupiers of any adjoining or neighbouring land. For the avoidance of doubt, the exercising of the Grantee's rights in this Forestry Right will not be a breach of this clause.

(n) **Compliance with statutes and regulations**

(i) The Grantee is to comply with all relevant statutes and bylaws affecting the Grantee's use of the Relevant Land or the Grantee's activities under this Forestry Right.

(ii) The Grantee, at its own cost, is to obtain and maintain and do all things necessary to respect and comply with all necessary regulatory permits, consents and approvals, including all necessary resource consents, in connection with the Grantee's use of the Land.

(o) **Tasman Forest Accord**

To comply with the Tasman Forest Accord to the extent applicable to the forestry operations carried out by the Grantee on the Relevant Land.

(p) **Waahi tapu (historic and sacred places)**

(i) In respect of those graves of the tangata whenua and monuments, historic places, sacred places and places of archaeological consequence in or on the Relevant Land of which the Grantee has received prior written notice from the Grantor with an accompanying location map, the Grantee is to, at its own expense, preserve and safeguard all such places and any additional or other such places which may be unearthed located or discovered in the course of roading, harvesting and other works on the Relevant Land when carrying out forestry activities in or near waahi tapu.

(ii) If the Grantee or the Grantee's employees, contractors, agents, licencees or invitees discover any human remains on the Relevant Land this discovery is to be notified immediately to the Grantor (or to the nearest available representative of the Grantor) and identified in the next prepared Five Year Plan (together with any other waahi tapu sites discovered in the course of roading, harvesting and other works as referred to in clause 5.1(p)(i) and the Grantee is to give the Grantor the opportunity to re-inter those remains in any burial grounds. Pending re-interment or any decision of the Grantor not to re-inter, the remains will be regarded and treated with respect and proper provision is to be made with all due reverence for their interim safety and custody. Any burial sites or remains found on the Relevant Land shall belong to the Grantor.

(iii) Prior to undertaking any forestry operations at or near any waahi tapu sites, as contemplated in this clause 5.1(p) or clause 5.1(q), in or on the Relevant Land, the Grantee is to consult with the Grantor and comply with its reasonable directions in relation to the same.

(iv) Subject to the requirements of forest management and fire protection, the beneficial owners of the Relevant Land and their spouses and descendants will have the right (on presentation to the Grantee of a written acknowledgment of eligibility from the Grantor, and on obtaining a written permit from the Grantee on such terms and conditions as the Grantee may reasonably impose (relating solely to ensuring that the access, and the proposed actions to be taken by such persons, do not interfere with the Grantee's operations or endanger any Relevant Trees or raise any safety concerns) to enter the Relevant Land to preserve and safeguard the graves of Maori.

(v) The Grantee will not be liable to:

(A) any person, including the Grantor, for the acts defaults or omissions of the beneficial owners of the Relevant Land, their spouses or descendants whether or not the same would otherwise constitute a breach of the terms and provisions of this Forestry Right; or

(B) the beneficial owners of the Relevant Land, their spouses or descendants or any person claiming under or through them or any of them, for any loss injury or damage in any way incurred or arising out of their entry on the Relevant Land.

(q) **Nga taonga-o-nga tipuna (artefacts)**

Subject to the Antiquities Act 1975, if during the Term any Maori artefact is discovered by the Grantee or its employees, contractors, agents, permitted licensees incidental to its forestry use under this Forestry Right or other invitees, the Grantee is to take all reasonable practicable steps to safeguard the same, and will consult with the Grantor and will comply with the Grantor's reasonable directions as to the disposal of the same. Any Maori artefact found on the Relevant Land shall belong to the Grantor. Where any such artefacts have been discovered and the Grantor has not reached or implemented

any decision as to the disposal of them within one (1) year of being requested by the Grantee to do so the Grantee shall hand over such artefacts to the Grantor.

(r) **Access**

(i) At no cost, fee or charge, except as set out in the Access Right, to allow continued uninterrupted reasonable access at all reasonable times to the Grantor (and its contractors, employees or licensees) to all areas of the Relevant Land (to the extent reasonably consistent with the Grantee's rights and obligations under this Forestry Right) including continued access to enable the carrying out of forestry operations on any Returned Land;

(ii) To allow continued uninterrupted reasonable access at all reasonable times, for the Grantor, and Tenon Limited and its related companies to:

(A) the Superskid Site; and

(B) Putauaki, and the fire lookout and repeater on Putauaki. It is intended that such right of access be recorded in an easement instrument to be put registered contemporaneously with the subdivision of Putauaki.

(iii) To allow public access to lakes and falls, including Tarawera Falls, through Tarawera Valley, to allow beneficiaries or shareholders of [MIL] to continue to exercise their existing rights and practices, and to allow the continuation of any other existing practices and uses subject to compliance at all times with the Grantee's operational, fire and safety requirements;

(iv) To allow access to the Grantor, its employees, contractors, agents, licensees and invitees to all areas of the Relevant Land to the extent reasonably consistent with the Grantee's rights and obligations under this Forestry Right to enable the carrying out of tourism or other business ventures of the Grantor;

(v) To consult with and obtain the prior written approval of the Grantor (acting reasonably and having regard to the terms of this Forestry Right) in relation to any grounds upon which the Grantee may refuse access to any persons wishing to have access under this clause 5.1(r) (iii) and (iv), and to obtain the prior written approval of the Grantor to any terms or conditions which the Grantee proposes to impose on such persons upon being granted access to the Relevant Land **PROVIDED THAT** the Grantor may not withhold approval to the Grantee refusing access on the grounds that otherwise allowing such access will adversely affect the Grantee's operations, endanger the Relevant Trees, or raise safety concerns.

(s) **Indemnity**

To indemnify the Grantor against actions, claims, demands, proceedings, damages, costs, charges, expenses, losses and liabilities which the Grantor may incur by reason of a breach of this Forestry Right by Grantee.

(t) **Grantor's Land**

The Grantor may, at is sole option and discretion, carry out such work, action and remedial action as it believes is necessary in respect of any part of the Grantor's Land and the Grantee shall not object to the same but shall grant uninterrupted access to the Grantor's Land for the purpose of any such work **PROVIDED THAT** the Grantor shall consult with the Grantee as to the timing and notice of such works, and shall comply with the reasonable directions of the Grantee as to such work such that it does not interfere with Grantee's forestry operations, raise safety concerns or endanger the Relevant Trees

6. Grantor's Covenants

6.1 The Grantor covenants and agrees with the Grantee as follows:

(a) **Access**

To use all reasonable endeavours do all things necessary to enable the Grantee its employees, agents, permitted licensees incidental to its forestry use under this Forestry Right, or other invitees to obtain reasonable access to the Relevant Land during the Term for the purposes of this Forestry Right across the Land (including the Returned Land), and any other land held, occupied or otherwise controlled by the Grantor, having regard to the use of the access areas by the Grantor, its employees, contractors, agents, licensees, grantees of other forestry rights, and invitees, and, without limiting the foregoing, will do all things necessary to enable the Grantee, its employees, agents, and licensees to have the rights described in the Access Right (on the terms set out in the Access Right).

(b) **Improvements**

(i) To allow the Grantee access to and use of the improvements including roadways, tracks, fire installations, bridges, fences, gates and other improvements ancillary to forestry operations on the Relevant Land at the Commencement Date.

(ii) To the extent it is legally able to, to allow the Grantee the exclusive right to use the Fire Store during the Term of this Forestry Right provided:

(A) it maintains the same at its cost;

(B) at expiry of the Term or such earlier date as agreed it returns the same in good condition (subject to fair wear and tear);

(C) on return of any part of the Relevant Land it shall share such use with any other forest operators on the Returned Land as required with the maintenance obligations and costs also shared from that time on the basis of use.

(iii) To allow the Grantee, with the consent of the Grantor (such consent not to be unreasonably withheld) to construct such other improvements on the Relevant Land during the Term as are ancillary to its forestry operations on the Relevant Land in relation to the Relevant Trees (other than a processing or manufacturing mill and/or plant) and, at the end of the Term, to allow the Grantee to remove any such improvements that are movable (subject to the provisions of clause 7(e)), provided that the Grantor may refuse consent to the construction of any improvement that cannot be removed or rehabilitated at the expiry of the Term (in relation to the Relevant Land on which such improvement is to be located) without the parties agreeing upon the basis and terms upon which such removal and rehabilitation may be achieved.

(c) **Fencing**

If the Grantor requires the Relevant Land or any part of it to be fenced between areas occupied by the Grantor and the Grantee, the Grantor will erect and maintain such a fence at the Grantor's expense and the Grantee will not be called on to contribute to the costs of erecting and maintaining such a fence or fences.

(d) **Assignment**

If the Grantor wishes to transfer mortgage lease or part with possession of its interest in the Land or any part of it or create or dispose of any interest in the Land or any part of it, it shall ensure that such transfer mortgage lease or other disposition shall be subject to this Forestry Right.

(e) **Mining**

In the event that the Grantor wishes to grant access to the Returned Land to any other party for the purposes of exploration, prospecting or mining which can be carried on without undue interference to the exercising of the Grantee's rights in this Forestry Right during the Term and which access or activity has no economic impact on the Grantee the Grantor will before any relevant permissions are given or contracts are entered into, inform the Grantee of the operations to be carried out on the Returned Land and confer with the Grantee and agree on such measures as are necessary to protect the Relevant Trees and generally preserve and keep in full force and effect all the covenants rights and agreements in this Forestry Right.

(f) **Non-derogation**

Notwithstanding any other clause of this Forestry Right, the Grantor shall, throughout the Term:

(i) own the Land and the Relevant Trees (subject to this Forestry Right);

(ii) not grant further, other, substitutory or subsidiary rights of, or in respect of, the Relevant Land or the Relevant Trees that may prejudice or adversely affect the rights of the Grantee under this Forestry Right (including the Access Right).

(g) **Tasman Forest Accord**

To comply with all obligations as to a landowner under the Tasman Forest Accord including as to the creation of all areas of reserve land required under the Tasman Forest Accord.

(h) **Insurance**

To take out and maintain public liability insurance to the minimum value of $10,000,000 with a policy extension for a minimum of $1,000,000 for fire fighting.

(i) **Consent of mortgagees (if any)**

The Grantor warrants that it has obtained the written consent of all mortgagees (if any) holding security over the Land to the granting and registration of this Forestry Right, and that their interest as mortgagee is subject to this Forestry Right, which shall have priority thereto.

(j) **Indemnity**

To indemnify the Grantee against actions, claims, demands, proceedings, damages, costs, charges, expenses, losses and liabilities which the Grantee may incur by reason of the activities of the Grantor in breach of this Forestry Right.

7. Mutual Covenants

7.1 The Grantor and the Grantee mutually agree and declare and covenant with each other as follows:

(a) **Carbon Benefits**

They will take such steps as reasonably necessary to ensure that the party bearing the liability obtains ownership and use of the carbon benefits up to the extent of that liability for trees relating to that liability.

(b) **Nga Tikanga Whakangau Kararehe (Hunting Rights)**

(i) Without limiting the provisions of clause 5.1(r), but subject to the requirements of forest management fire prevention and health and safety, the Grantee will permit free of charge, a limited number at any one time of the beneficiaries or shareholders of **[MIL]** and their spouses and descendants, on obtaining a written permit from the Grantee to enter on the Relevant Land to hunt and trap. The provisions of clause 5.1(r)(v) shall apply in respect of such permit (namely that the Grantee shall consult with and obtain the prior written approval of the Grantor (acting reasonably and having regard to the terms of this Forestry Right) in relation to any grounds upon which the Grantee may refuse such permit and shall obtain the prior written approval of the Grantor to any terms or conditions which may be imposed on such permit **PROVIDED THAT** the Grantor may not withhold approval to the Grantee refusing access on the grounds that otherwise allowing such access will adversely affect the Grantee's operations, endanger the Relevant Trees, or raise safety concerns. In no event is the Grantee to be liable to:

(A) any person, including the Grantor, for the acts, defaults or omissions of the beneficiaries or shareholders of **[MIL]** and their spouses and descendants whether or not the same would otherwise constitute a breach of the terms and provisions of this Forestry Right; or

(B) the beneficiaries or shareholders of **[MIL]** and their spouses and descendants for any loss, injury or damage in any way incurred as a result of, or arising out of, the issue of a permit pursuant to this clause and entry upon the Relevant Land.

(ii) Subject to clause 5.1(r)(ii), the right of entry contained in sub clause 7(b)(i) is to be exclusive to the beneficiaries or shareholders of **[MIL]** and their spouses and descendants, and the Grantor is not to permit any other person or persons to enter upon the Relevant Land for recreational fishing, hunting and trapping.

(iii) For the avoidance of doubt the Grantor acknowledges that the Grantee will not grant any permits during times of high fire danger and there will be no right of access to the Relevant Land for the Grantor or the beneficiaries or shareholders of **[MIL]** during these times of high fire danger except by prior arrangement with the Grantee.

(c) **Employment**

The Grantee will during the Term give to the Grantor written notice if there are any anticipated employment or contracting vacancies in the forestry operations on the Relevant Land, and will give the Grantor a reasonable opportunity to submit to the Grantee written notice of persons which the Grantor considers are competent to take up the vacancy. Nothing in this clause requires the Grantee to contract with, or employ,

any person. The Grantee shall not be required to give such notice, or such opportunity, if the Grantee reasonably determines that to do so may adversely affect the Grantee.

(d) **Statement of the parties' rights in respect of any compensation for land taken**

If the Relevant Land or any part of the Relevant Land including the Relevant Trees is taken by proclamation or otherwise by any local authority or the Crown or any other statutory body pursuant to the Public Works Act 1981 or any other statute so enabling the amount of compensation paid in respect of the Relevant Trees standing or lying on any part of the Relevant Land so taken will belong to the Grantee. Any compensation or payment to be made in respect of buildings, fixtures or other improvements erected or constructed on the Relevant Land by the Grantee in exercise of its rights and power in this Forestry Right will belong to the Grantee absolutely (except to the extent that such improvements are to be returned at no cost to the Grantor at the end of the Term, in which case the compensation or payment made in respect of those improvements will belong to the Grantor) and any compensation or payment to be made in respect of any minerals on or under the Land and the Land belong to the Grantor absolutely. All rights and obligations under this Forestry Right shall cease in respect of the area taken and the FR Payment shall be reduced from the date of taking by the rate per hectare specified in clause 4.1(b) of the part of the Productive Area taken. Any over payment of the FR Payment paid by the Grantee to the Grantor is to be credited against the next payment of Annual Rent due under this Forestry Right. Any over payment of other monies shall be credited or invoiced to the Grantor at the end of each year in the manner contemplated in clause 5.1(b)(i).

(e) **Removal of structures and Fixed machinery**

(i) Subject as provided in this subclause the Grantee may, (and shall if requested by the Grantor) at the end or sooner determination of the Term remove from the Relevant Land any or all buildings, structures and Fixed machinery which the Grantee has erected or constructed on the Relevant Land.

(ii) The Grantee shall, after the removal of any building, structures and Fixed machinery, restore to the reasonable satisfaction of the Grantor the surface of the ground of the Relevant Land to a condition as close as reasonably possible to the condition prescribed for Handback Units in clause 3.3. Should the Grantee not have removed such buildings, structure and fixed machinery within a reasonable period after having been requested by the Grantor to do so, the Grantor may carry out such removal and reinstatement of the land (as prescribed in this sub clause) and recover the cost of the same from the Grantee as liquidated damages;

(iii) The Grantee acknowledges that no compensation is to be payable to the Grantee for any improvements erected by the Grantee on the Relevant Land during the Term and remaining on the Relevant Land after the end or sooner determination of the Term except as provided in subclause 6.1(b), subclause 7.1(e)(iv) and subclause 7.1(e)(v).

(iv) Notwithstanding the foregoing, the Grantor may by notice given to the Grantee not later than twelve months prior to the completion of clearfelling of the Relevant Trees require the Grantee not to remove from the Relevant Land any buildings structures or Fixed machinery specified in such notice. The Grantor and the Grantee will use all reasonable endeavours to agree a value for such buildings, structures or Fixed machinery, and the sum so agreed is to be paid by the Grantor to the Grantee as compensation on or before the expiry of the Term.

(v) In the event that the Grantor and the Grantee are unable to agree on a value for such of the buildings, structures or Fixed machinery which the Grantor has requested remain on the Relevant Land within 14 days of receipt by the Grantee

of the Grantor's notice, the Grantor and the Grantee will each within 7 days (**Date of Appointment**) of the expiry of the 14 day period appoint a valuer (being a member of the New Zealand Institute of Property) and will notify each other of such appoints to jointly determine the value of such buildings structures and/or Fixed machinery. The valuers will jointly determine the value of such buildings structures and/or Fixed machinery and will advise the Grantor and Grantee of their determination with 7 days of the Date of Appointment. Each party will bear the costs of their own valuer.

(f) **Access**

Rights of access over the Land shall, in addition to the rights and covenants set out in clause 4.1(r) and 6.1(a), be in accordance with the terms and conditions set out in Appendix 4.

(g) **Review of provisions relating to Grantee's responsibility for various matters**

The parties have made provisions herein for the Grantee to take responsibility for various matters, such as payment of rates and outgoings (clause 5.1(b)), control and maintenance of Roads (Appendix 4), and control and maintenance of the Fire Store (clause 6.1(b)). The parties agree that they may review and amend these and similar provisions during the Term, acknowledging that as the proportion that the area of the Relevant Land bears to the total area of the Land decreases with the return of more Handback Units, it may be more appropriate for a party having rights over a proportionately larger area of the Land to have control of these matters. No party is bound to agree to any amendment to those provisions, and a failure to agree is not a dispute under clause 12.

8. Risk

8.1 Subject to clause 6.1(j), any loss, damage or destruction to the Relevant Land or the Relevant Trees will be at the risk of the Grantee.

9. Default

9.1 If the Grantee is at any time or times, in default in the performance of any one or more of the material covenants, conditions or provisions on the part of the Grantee expressed in this Forestry Right and provided that the Grantor has notified the Grantee in writing of the default and the non-observance or non-performance by the Grantee has continued for a period of three (3) calendar months without the Grantee taking all reasonable steps to remedy the default then it shall be lawful for the Grantor (without prejudice to any rights of re-entry or other right) to perform any such covenant condition or provision on behalf of the Grantee.

9.2 The Grantor is to be entitled, at all times, for the purposes of subclause 9.1, to enter upon the Relevant Land, with such workpersons and other persons as the Grantor shall think fit and to remain on the Relevant Land for such time as in the circumstances is reasonable and proper.

9.3 All costs and expenses reasonably and properly incurred by the Grantor in exercising its rights pursuant to subclause 9.1 are to be repaid to the Grantor by the Grantee within 14 days of receipt of written demand for payment and if not paid within thirty (30) days from the date of written demand by the Grantor, are to be paid together with interest to be calculated at the Default Interest Rate on a daily basis from the date of demand to the date of actual payment.

9.4 It is to be lawful for the Grantor without notice or suit, to enter onto any part of the Relevant Land at anytime and determine the estate of the Grantee under this Forestry Right but without

releasing either party from liability in respect of any antecedent breach of any of the covenants, conditions or restrictions in this Forestry Right on the part of either party contained or implied if:

(a) the Grantee enters into compulsory liquidation or compounds with or transfers the Grantee's estate in this Forestry Right for the benefit of creditors; or

(b) any payment due by the Grantee under this Forestry Right has not been paid within thirty (30) days after its due date, provided that except as concerns the Annual Rent, the Grantor has given the Grantee 10 days' notice in writing of the default, and the Grantee has not made the payment in that period; or

(c) there is a material breach or non-observance or non-performance by the Grantee of any essential covenant, condition or restriction in this Forestry Right on the part of the Grantee continuing for a period six (6) calendar months after the earlier of:

(i) the date on which the Grantee first became aware of such breach or non-observance or non-performance; and

(ii) the date on which written notice of the same has been given by the Grantor and received by the Grantee, requiring such default to be remedied,

and the Grantee has failed to take reasonable steps to remedy such breach.

(d) If the Annual Rent or any other money payable by either party to the other under this Forestry Right is in arrears and unpaid for 14 days whether demand has been made or not the Grantee shall pay to the Grantor interest to be calculated at the Default Interest Rate on a daily basis from the due date to the date of actual payment.

10. Force Majeure

10.1 For the purposes of this Forestry Right, a cause of force majeure is to be limited to any of the following occurrences:

(a) war (whether declared or not declared), revolution, or act of public enemies;

(b) flood storm, tempest, wind, earthquake, volcanic activity, fire, explosion or other act of God;

(c) act or restraint of any local authority or department of state;

(d) the taking of the whole of the Land by proclamation or otherwise by any local authority or department of state;

(e) disease, blight or infection of trees; and

(f) any other cause beyond the reasonable control of the party claiming force majeure,

whereby a party is materially prevented from performing its obligations under this Forestry Right. Without limiting the foregoing, the solvency of a party shall be deemed to be within that party's reasonable control and is not a force majeure event.

10.2 If any of the above mentioned causes of force majeure materially prevents the performance by Grantor or the Grantee of any of their respective obligations under this Forestry Right then performance of that obligation is to be suspended until the cause of force majeure ceases to

prevent performance of that obligation. The party claiming force majeure is to notify the other in writing as soon as reasonably possible after the occurrence of the cause of force majeure.

10.3 Force majeure shall not excuse the non-payment of any money due or which becomes due under this Forestry Right where the obligation to pay arose before the occurrence of the event of force majeure.

10.4 Notwithstanding the provisions of clause 10.2 if for any reason it appears that the subsistence of the cause of force majeure will operate to frustrate this Forestry Right then either party may apply to the other for termination of this Forestry Right. If the other party agrees to such termination then the terms of the termination are to be agreed between the parties and if the parties fail to agree on such terms the matter is to be referred for resolution in accordance with the Dispute Process.

11. Confidential Information

11.1 The parties each acknowledge that they will obtain access to confidential information of the other ("Confidential Information") and shall at all times keep confidential and not directly or indirectly make or allow any disclosure, or use or allow use to be made, of any oral or written Confidential information relating to the other party, or the other party's operations except to the extent:

(a) required by law and then only after advising the other party of that requirement; or

(b) necessary to obtain the benefit of, or to carry out obligations under, this Forestry Right; or

(c) that the information is or becomes available in the public domain without breach by the other party of its confidentiality obligations under this clause or at law; or

(d) that the information was already known to the third party on a non-confidential basis prior to disclosure to it; or

(e) that the other party otherwise agrees in writing.

12. Dispute Resolution

12.1 A party claiming that a dispute has arisen concerning this Forestry Right must give notice to the other party specifying the matter in dispute. The parties will use their best endeavours to resolve the dispute by negotiation in good faith.

12.2 If the dispute cannot be resolved within twenty (20) business days after the date of the notice referred to above, the dispute will be referred to arbitration by a sole arbitrator under the provisions of the Arbitration Act 1996. The arbitrator will be agreed upon between the parties within ten (10) business days of written notice, or failing agreement, will be nominated by the President of the New Zealand Law Society. The arbitrator may appoint a forestry adviser to assist the arbitrator.

12.3 For urgent matters related to the operation of the forest, such matters may be referred to an expert appointed by agreement between the parties or failing agreement nominated by the President of the NZ Institute of Forestry.

12.4 Nothing in this clause will prevent any party commencing any legal proceedings for urgent or injunctive relief.

13. Notices

13.1 Any demand or requirement or notice which pursuant to the provisions of this Forestry Right is given by either party shall be in writing and shall be signed by the party giving the demand or requirement or notice or by an officer, servant or lawyer of that party and shall be deemed to have been duly served on the other party if delivered to it personally, or sent by facsimile to the following addresses or to a party's last known business address:

To the Grantor:

[to be completed]

To the Grantee

3rd Floor
517 Flinders Lane
Melbourne Vic 3000
Australia
Facsimile: (61) 3 9629 2628
Attention: Karl Kny

[to be completed]

14. General

14.1 References to Statutes

Wherever in this Forestry Right there is contained any reference to any statute or statutory provision such reference is to be deemed to be a reference to any statute enacted in place of the statute referred to and to the appropriate statutory provision contained in such new statute provided always that if any statute is repealed and there is no statutory provision similar to that referred to in this Forestry Right re-enacted then the provision so repealed will notwithstanding its repeal continue to apply between the parties as if the same were a clause set out in this Forestry Right.

14.2 Registration

The Grantee will, at its own expense, take all steps necessary to register this Forestry Right pursuant to the provisions of the Forestry Rights Registration Act 1983. The Grantor shall provide to the Grantee all reasonable assistance requested by the Grantee to permit such registration.

14.3 Profit à prendre

The rights granted to the Grantee in this Forestry Right are expressly declared to be in the nature of a profit à prendre in gross over the Relevant Land. This Forestry Right is to be binding upon and is to enure for the benefit of the Grantor and the Grantee and their respective successors, permitted assigns and transferees.

14.4 Governing Law

The law applicable to this Forestry Right will be the law of New Zealand. The parties irrevocably and unconditionally agree to submit to, and to be bound by, the non-exclusive jurisdiction of the Courts and tribunals of New Zealand.

Execution

Executed as a memorandum of transfer creating a forestry right.

SIGNED by **Tarawera Forests Limited as Grantor**)
in the presence of :)

Witness Signature

Print Name

Witness Occupation

Place of residence

SIGNED by [ ] as Grantee)
in the presence of :)

Witness Signature

Print Name

Witness Occupation

Place of residence

Appendix 1 Relevant Land

PLAN A

Plan of Tarawera Forest

PLAN A

Attachment

Legal Description of Tarawera Forest

PLAN B

Superskid Site

PLAN B

Attachment

Legal Description of Superskid Site

PLAN C

PUTAUAKI

PLAN C

Attachment

Legal Description of Putauaki

PLAN D

Fire Store

Appendix 2: Stands

Appendix 3: Copy of Tasman Forest Accord

Appendix 4: Access Right

The Grantor and the Grantee covenant and agree to the following terms and conditions:

1. **Roads:**

Access for the purposes described below shall mean the use of McKee Road and Tarawera Road, and other roads (including bridges forming part of those roads) on the Land (other than roads on Putauaki except to the extent that rights of way have been created in respect of the roads over Putauaki in favour of the Land).

2. **Rights of Access:**

The Grantor grants to the Grantee (together with its contractors, employees, agents and licensees), for the Term, the right to use the roads for the purpose and on the basis set out below.

3. **Control:**

The Grantee shall (subject to the right of the Grantor to charge certain fees, as set out below) control access over all of the roads during the Term, but will provide the Grantor, and the grantees of other forestry rights over, or lessees or licensees of, the Grantor's Land, and their employees, contractors, agents, and invitees with a licence to use the roads for the purpose of operating a forestry or other business on the Grantor's Land or any part of the Grantor's Land, subject to payment of the amounts set out below.

4. **Purpose:**

4.1 The Grantor shall be entitled to access for managing and harvesting forests on the Returned Land by the Grantor and/or such other party to whom the Grantor may grant forestry and/or cutting rights in respect of such Returned Land (including access to the Superskid Site)

4.2 The Grantee shall be entitled to access only for the following:

(a) For the managing and harvesting of the Relevant Trees for the duration of the Forestry Right

(b) For cartage of products from the Relevant Land

(c) To allow cartage of products from forests that as at the Commencement Date are owned by Grantee, Viking Global New Zealand Limited, OTPP New Zealand Forest Investments Limited, Kiwi Forests Group Limited, and the owners or managers from time to time of the forests formerly owned by the Central North Island Forestry Partnership

(d) To allow cartage by other parties wishing to use the Roads and approved by Grantee including Tenon Limited and its related companies

5. **Payment:**

5.1 For the purpose in clause 4.1, there shall be no charge, except as provided in clause 6.2.

5.2 For the purposes of clauses 4.2(a), 4.2(b) and 4.2(c), the Grantee shall pay to the Grantor the AR Payment.

5.3 For the purposes of clause 4.2(d), the Grantee shall, subject to clause 7.1, pay to the Grantor a royalty payable quarterly in arrears from the Commencement Date. Such royalty shall be set by the

Grantor from time to time, and shall be set at a commercial reasonable level. The Grantee shall, at its cost, keep and maintain all accounts and records as to such cartage pursuant to this clause 5.3 and shall, at each Quarter, provide details and records relating to the same to the Grantor.

6. Maintenance of Roads:

6.1 The Grantee shall keep the roads in good repair and condition, but shall have no obligation to upgrade any road from its condition on the Commencement Date.

6.2 The Grantee shall charge all users of the roads (including under clause 4.1) for the cost of maintenance. All users of the roads shall be required to:

(a) pay a reasonable proportion of maintenance and other costs necessary to keep the roads and bridges in a good state of repair, for their respective usage of the roads; and

(b) comply with any reasonable requirements of the Grantee in respect of such usage.

6.3 The maintenance charge under clause 6.2 is in addition to the royalty under clause 5.3.

7. Default

7.1 The Grantee's obligation under clause 5.3 is limited to passing on any royalty amount received, when it is received, such that the risk of default in payment of the royalty is the Grantor's risk. If there is a default in the payment of the royalty then the Grantee, if required by the Grantor, shall revoke or suspend access by that defaulting user while that default is unremedied.

8. Other fees

8.1 For the avoidance of doubt, nothing in this Forestry Right (including clause 6.2 of this appendix) limits the fees that Grantee may charge the parties referred to in clause 4.2(c) for access, which Grantee may do at its sole discretion.

Appendix 5: Criteria for assignment

1.1 In the event that the Grantee wishes to assign or transfer this Forestry Right in clause 5.1(j)(ii), it shall first obtain the written consent of the Grantor which shall not be unreasonably or arbitrarily withheld provided that such consent shall not be refused or withheld by the Grantor in any case where the conditions listed in Clause 1.2 have been satisfied.

1.2 **Conditions for Total Assignment**

The conditions referred to in Clause 1.1 are as follows:

1.2.1 The proposed assignment or transfer relates to all the Relevant Land and not to any part or parts of Relevant Land less than the whole,

1.2.2 The Grantee is not at the time of application for such consent or thereafter before consent is granted in default in the due and punctual observance or performance of the covenants and conditions on the Grantee's part herein contained;

1.2.3 The incoming grantee is not at the time of application for such consent or thereafter before consent is granted in default in the due and punctual observance or performance of the covenants and conditions on the part of the incoming grantee contained in any other forestry right granted by the Grantor;

1.2.4 The Grantee pays to the Grantor all reasonable legal and other advisory costs incurred by the Grantor (whether or not the proposed assignment or transfer proceeds to completion) incidental to the application for consent;

1.2.5 The Grantee procures the execution by the incoming grantee of a covenant with the Grantor that the incoming grantee will :

(a) at all times during the continuance of the term duly pay the Annual Rent at the times and in the manner herein provided; and

(b) observe and perform all the covenants and conditions herein contained on the part of the Grantee to be observed and performed,

(c) assume all the rights and obligations of the Grantee as occupier of the Relevant Land, under any resource or other regulatory consents,

and such covenant shall make provision for a like covenant in the event of any subsequent transfer or assignment;

1.2.6 The Grantee and the incoming grantee covenant to comply with the Grantor's reasonable requirements in relation to the registration of the intended assignment or transfer, such registration to be at the cost in all respects of the Grantee; and

1.2.7 The Grantee procures in favour of the Grantor such guarantees as may be reasonably required by the Grantor in a form acceptable to the Grantor of the obligations and covenants of the incoming Grantee under the assignment or transfer and the reasonable costs of preparation and execution of such guarantee shall be paid by the Grantee.

(a) harvested trees and logging slash will be removed from water courses, wetlands, roads, culverts and fences (within industry norms);

(b) logging slash will where reasonably practical be retained on and left in a dispersed state over the Handback Unit;

(c) the Grantee is to use commercially reasonable endeavours to ensure merchantable waste will not exceed 6 cubic metres per hectare, but in any event, merchantable waste shall not exceed 8 cubic metres per hectare, as assessed by standard forest industry methods such as Wagner Waste Assessment Method.

(d) logging slash (including unmerchantable trees and other trees and shrubs) within the stump line perimeter of the Handback Unit which may hinder tree re-establishment, is where reasonably practical, levelled by either clearfelling, crushing, line raking operations or other operations suitable for the purpose. For the avoidance of doubt, the Grantee shall not be required to clear pockets of native bush outside the stump line perimeter (e.g., in gullies);

(e) landings and other sites of high soil compaction and disturbance (including tracking) are minimised in both number and size. Where the soil compaction and disturbance is both in excess of acceptable harvesting practices and avoidable, the Grantee will make good the sites by cultivation or other rehabilitation work;

(f) accumulated logging slash and "birds nests" surrounding landings or skid sites is, where reasonably practical, removed, dispersed or otherwise heaped onto and spread over the landing; and

(g) foreign bodies and rubbish deposited on the Handback Unit during the Term (including without limitation logging equipment and consumables such as wire rope) are removed from the Handback Unit.

[CONSENT OF THE MORTGAGEE]

[*specify the financial institution/Bank*] the Mortgagee of the Land by virtue of memorandum of Mortgage [([ ] Land Registry)] HEREBY CONSENTS to the within Memorandum of Transfer granting a Forestry Right AND AGREES that the rights and interest of the Mortgagee under the said Mortgage are subject to the Forestry Right

Signed by [*financial institution/bank*]

by its Attorney(s)

Signed by [*financial institution/bank*]

as Mortgagee by its Attorney(s)

In the presence of:-

Witness:

Occupation:

Address:

Annexure B – NST Pulplog Supply Agreement Term Sheet

5424173

NST PULPLOG SUPPLY AGREEMENT TERM SHEET

1. DURATION

The Pulplog Supply Agreement and the Back to Back Agreements will each commence on the Commencement Date and shall remain in force until the Termination Date.

2. PARTIES

2.1 It is intended that the Pulplog Supply Agreement be entered into directly between HNRG and NST and/or CHH. In that case, TIL/TFL will not be party to the Pulplog Supply Agreement as purchasers of Product. If for whatever reason the Pulplog Supply Agreement is not entered into at the Commencement Date with NST and/or CHH then it will be between HNRG, TIL and/or TFL as purchaser of the Product. In the latter case, it is intended that the rights and obligations of TIL/TFL under the Pulplog Supply Agreement will be novated to NST and/or CHH and HNRG will consent to such a novation (on terms acceptable to HNRG, acting reasonably) and will use its commercially reasonable endeavours to assist TIL and TFL to effect such novation. Where NST/CHH are parties to the Pulplog Supply Agreement, the rights and obligations of TIL/TFL set out in this term sheet (other than in relation to clause 8) will be the rights and obligations of NST/CHH. NST and/or CHH will be deemed to have the benefit of the obligations of HNRG if they are not a party to the Pulplog Supply Agreement from the Commencement Date. If TIL/TFL will be a party to the Pulplog Supply Agreement, TIL will procure that TFL enters into the Pulplog Supply Agreement. Until such time as TFL enters into the Pulplog Supply Agreement, TIL will be liable for the obligations imposed on either or both of TIL and TFL under the Pulplog Supply Agreement.

2.2 The obligations of Kiwi under clause 7 are obligations in favour of HNRG to *back to back* HNRG's supply obligations under the Pulplog Supply Agreement in certain circumstances, and it is intended that they will be recorded in a separate agreement between HNRG and Kiwi (the **Kiwi Agreement**). The obligations of TIL under clause 8 are obligations in favour of HNRG to *back to back* HNRG's supply obligations under the Pulplog Supply Agreement in certain circumstances, and it is intended that they will be recorded in a separate agreement between HNRG and TIL (the **Tenon Agreement**).

3. TAKE OR PAY VOLUMES AND OBLIGATIONS

3.1 **Agreement to Sell and Purchase:** HNRG agrees to supply and sell from the Commencement Date, and TIL/TFL agrees to take and purchase, Product during the Term on the terms contained in the Pulplog Supply Agreement.

3.2 Purchase Volumes:

(a) HNRG shall be required to supply to TFL/TIL, and TFL/TIL shall be required to purchase from HNRG, and pay HNRG for, Product in an amount not less than the Purchase Volume during each Year (even if TFL/TIL does not take delivery of the Purchase Volume)

(b) If TIL/TFL has purchased less than the Purchase Volume in the relevant Year (where such volume was supplied or offered for supply by HNRG), TIL/TFL shall pay to HNRG the aggregate price of the difference between the volume of the Product purchased during the relevant Year and the Purchase Volume for that Year.

(c) If the Pulplog Supply Agreement is initially with TIL/TFL as purchasers of the Product then, until the Pulplog Supply Agreement is novated or assigned to NST/CHH, TIL/TFL will be jointly and severally liable for the obligations imposed on either or both of them under the Pulplog Supply Agreement.

4. SUPPLY SOURCE AND DELIVERY SHORTFALL

4.1 **Supply Source:** The Purchase Volume must first be sourced by HNRG from HNRG's harvest of Product from the Tarawera Forest, with the balance to be made up from HNRG's harvest of Product from the Kiwi Forests or pursuant to the Back to Back Agreements provided for in clauses 7 and 8. Subject to HNRG's overall obligation to source the Purchase Volume from the Supply Source, HNRG will be free to determine the manner in which it harvests the Combined Estates.

4.2 **Delivery Shortfall:** If, at any time, HNRG is unable to deliver any quantity of Product from the Supply Source in accordance with its obligations to deliver the Purchase Volume under the Pulplog Supply Agreement, then TIL/TFL shall be entitled to purchase Product from an alternative source of supply. HNRG will be required to compensate TIL/TFL for loss arising as a result of a shortfall in the volume of Product.

5. SPECIFICATIONS

5.1 **Specifications:** Product supplied by HNRG to TIL/TFL under the Pulplog Supply Agreement shall meet the Specifications.

6. PRICING

6.1 **Pricing:** Product supplied under the Pulplog Supply Agreement will be priced as follows:

(a) Volumes sourced from the Tarawera Forest will be acquired by TIL/TFL on the same terms as to pricing for Product that are included in clause 3 of the Tarawera Principal Agreement (without giving effect to any amendment or modification after the date of such agreement) and that methodology is to be set out in full in the Pulplog Supply Agreement (with all necessary modifications) save that:

(i) pricing for Product under the Pulplog Supply Agreement will be determined under clause 3.1(a) of the Tarawera Principal Agreement (as incorporated into the Pulplog Supply Agreement) during the period from the Commencement Date to 28 January 2009; and

(ii) subject to its consultation obligations under clauses 7.4 and 8.4, on (and at 10 yearly intervals after) 29 January 2009, HNRG shall be the sole party entitled to make elections as to pricing for the Product under the Pulplog Supply Agreement.

(b) Volumes sourced from the Kiwi Forests will be acquired by TIL/TFL and will be priced, by agreement between HNRG and TIL/TFL, applying the pricing methodology set out in clauses 20 to 24 of the Implementation Agreement dated 19 December 1995 (without giving effect to any amendment or modification after the date of such agreement) and that methodology is to be set out in full in the Pulplog Supply Agreement (with all necessary modifications), and that methodology will be subject to review (as between HNRG andTIL/TFL) on a periodic basis on the basis set out in clause 35.1 of the Implementation Agreement (with the frequency of review to be agreed).

(c) TIL/TFL will continue to apply the methodology referred to in clause 6.1(a) and the methodology referred to in clause 6.1(b) (as the case may be) consistently with the manner in which they have applied those methodologies in the 12-month period up to the Commencement Date, such that (for example) the pricing of Product immediately after the Commencement Date will be the same as the pricing of Product immediately prior to the Commencement Date.

7. KIWI BACK TO BACK COMMITMENTS

7.1 **Supply by Kiwi:** From the Commencement Date and during each Year, Kiwi shall supply, and HNRG shall purchase, Product in accordance with this clause 7. The volume of Product that Kiwi shall supply, and HNRG shall purchase, in respect of each Year (the **Kiwi Supply Volume**) shall be calculated in accordance with the following formula:

$$\text{Kiwi Supply Volume} = \frac{A}{B} \times C$$

Where:

A	is equal to the Purchase Volume for that Year.
B	is Total Capacity.
C	is Kiwi Capacity.
Total Capacity	means the aggregate of the Kiwi Capacity and the HNRG Capacity.
Kiwi Capacity	is the forecast Capacity of the Rerewhakaaitu forest for the relevant Year or period.
HNRG Capacity	is the forecast aggregate Capacity of the Combined Estates and the Tenon Remaining Estates for the relevant Year or period.
Capacity	means the quantity of Product available to be cut from the relevant forests during the relevant Year or period, assuming prudent forestry practices.

7.2 **2004 Kiwi Supply Volume:** For the purposes of calculating the Kiwi Supply Volume for the Year ending 31 March 2005, the Purchase Volume shall be deemed to be that proportion of the Purchase Volume for that Year as remains outstanding as at the Commencement Date.

7.3 **Notification of harvest volumes:** Not less than three Months prior to the commencement of each Year (or 10 Business Days' prior to the Commencement Date in the case of the Year ending 31 March 2005):

(a) Kiwi shall provide written notice to HNRG of Kiwi's reasonable opinion as to the Kiwi Capacity for the following Year (or for the remainder of the Year ending 31 March 2005, as the case may be) and for the following five years starting from the commencement date of the next Year; and

(b) HNRG shall provide written notice to Kiwi of HNRG's reasonable opinion as to the HNRG Capacity for the following Year (or for the remainder of the 2004 Year, as the case may be) and for the following five years starting from the commencement date of the next Year.

7.4 **Terms of supply:** Each Year (or part thereof), Kiwi shall supply the Kiwi Supply Volume, and HNRG shall purchase the Kiwi Supply Volume, on the terms agreed in this clause 7 (or otherwise agreed by HNRG and Kiwi) and as otherwise determined by an expert under clause 5.9 of the Tarawera SPA, which are intended to be substantially the same terms as are contained in the Pulplog Supply Agreement (such terms as varied by agreement between HNRG and Kiwi and

with all necessary modifications). Kiwi and HNRG agree that the price payable by HNRG for Product supplied by Kiwi under this clause 7 shall be the price agreed or determined by HNRG and TIL/TFL under clause 6.1(b), providing that HNRG will consult fully with Kiwi prior to agreeing or determining the price for the Product.

7.5 **Parties to agree Kiwi Supply Volume:**

(a) Not later than 10 Business Days following the receipt by each of Kiwi and HNRG of the written notices required under clause 7.3, Kiwi and HNRG will meet to agree the Kiwi Supply Volume for the following Year (or period, as the case may be). Where Kiwi and HNRG cannot agree on the Kiwi Supply Volume applicable to any Year (or period, as the case may be) within 10 Business Days of first meeting to do so, the dispute shall be resolved by an expert (which resolution shall be binding). The expert shall apply the following principles in determining the Kiwi Supply Volume (and the components thereof):

(i) a minimum clearfell age of 24 years;

(ii) an average clearfell age of 26 years;

(iii) areas for harvesting shall be within the original net stocked area as at the date of the Tarawera SPA disregarding subsequent alteration to such area unless such alteration is outside Kiwi's control; and

(iv) consistent methodologies shall be applied as between the parties (such as, without limitation, with respect to product yields, specifications and rotation ages).

7.6 **Product supplied from the Ngatapa forest:** From the Commencement Date and during each Year, Kiwi shall supply, and HNRG shall purchase, Product that is sourced from the Ngatapa forest in accordance with this clause 7.6. Kiwi and HNRG acknowledge that it is their intent to only supply volumes of Product from the Ngatapa forest under this clause 7.6 in circumstances where HNRG is not otherwise able to source these volumes from the Capacity of the Combined Estates and the Tenon Remaining Estates. To this end, Kiwi and HNRG agree the following:

(a) If, in respect of a Year, the aggregate of the Kiwi Capacity and the HNRG Capacity for that Year is greater than or equal to the Purchase Volume to be supplied in that Year, then no Product shall be supplied from the Ngatapa forest;

(b) if in respect of a Year, the aggregate of the Kiwi Capacity and the HNRG Capacity for that Year is less than the Purchase Volume for that Year, then Kiwi is obliged to supply that shortfall volume of Product (the **Ngatapa Shortfall**) to HNRG from the Ngatapa forest in accordance with this clause 7.6 (up to a maximum volume that, when aggregated with the Kiwi Supply Volume, does not exceed the Kiwi Supply Volume determined in accordance with clause 7.1 but on the basis that "Kiwi Capacity" is the forecast Capacity of the Ngatapa and Rerewhakaaitu forests for the relevant Contract Year or Period);

(c) The volume of the Ngatapa Shortfall shall be agreed, in respect of a Year, at the same time that the Kiwi Supply Volume is required to be determined under clause 7.5(a) in respect of that Year. Where Kiwi and HNRG cannot agree on the Ngatapa Shortfall to be supplied by Kiwi to HNRG during a Year within 10 Business Days of first meeting to do so, the dispute shall be resolved by an expert (which resolution shall be binding). The expert shall apply the following principles in determining the Ngatapa Shortfall (or any component thereof or any cap relevant thereto):

(i) a minimum clearfell age of 24 years;

(ii) an average clearfell age of 26 years;

(iii) areas for harvesting shall be within the original net stocked area as at the date of the Tarawera SPA disregarding subsequent alteration to such area unless such alteration is outside Kiwi's control; and

(iv) consistent methodologies shall be applied as between the parties (such as, without limitation, with respect to product yields, specifications and rotation ages);

(d) If by the Commencement Date, HNRG and Kiwi have been unable to agree the Ngatapa Shortfall applicable to the first Year to 31 March 2005, then, until such time as that Ngatapa Shortfall has been agreed or determined in accordance with clause 7.6(b) for that Year, Kiwi shall supply, and HNRG shall purchase (in each case on the terms set out in this clause 7.6), such volume of Product from the Ngatapa forest (calculated on a monthly basis) as Kiwi would otherwise have harvested under the harvesting plan for Ngatapa set out in Schedule 17 of the HNRG SPA.

(e) The Ngatapa Shortfall shall be supplied on the terms set out in clause **7.4**.

7.7 **Transfer of Rerewhakaaitu and/or Ngatapa Forests:** If the Kiwi Remaining Estates include the Rerewhakaaitu and/or Ngatapa forests, Kiwi agrees not to sell, assign or otherwise transfer any of Kiwi's rights, title or interest in the forestry right over such a forest without also assigning or novating TIL's rights and obligations under this clause 7 as it relates to the Rerewhakaaitu or Ngatapa forest (as the case may be), with HNRG having the right to approve (acting reasonably and promptly) the relevant form and terms of novation or assignment.

7.8 **Rights and obligations to cease:** If:

(a) the Forestry Block (as defined in the HNRG SPA) for either the Ngatapa forest or the Rerewhakaaitu forest is transferred to HNRG pursuant to the HNRG SPA, then, from the date of such transfer, or

(b) TIL/TFL, Kiwi and HNRG reach an agreement for the supply by Kiwi directly to TIL/TFL (or NST/CHH) of Product from the Ngatapa forest and/or the Rerewhakaaitu forest with such agreement to include such consequential volume reductions under the Pulplog Supply Agreement as are agreed between TIL/TFL and HNRG (each acting reasonably), then from the date of that agreement,

Kiwi and HNRG shall have no further rights or obligations in respect of the other under this clause 7 in respect of Product from that Forestry Block or those Forestry Blocks (as the case may be) and the definition of Kiwi Capacity in clause 7.1 above shall be amended to exclude reference to the forest or forests to which that Forestry Block or those Forestry Blocks (as the case may be) relate (however, for the avoidance of doubt, this clause **7.8** shall not affect any accrued rights and obligations as between Kiwi and HNRG as are existing at that date). Each of TIL/TFL, Kiwi and HNRG shall use its commercially reasonable endeavours to reach an agreement by 31 October 2004 of the nature set out in clause 7.8(b) in the circumstances set out in that clause.

7.9 **Amendment to Purchase Volume:** HNRG and Kiwi agree that no increase to the Purchase Volume under the Pulplog Supply Agreement shall have any effect on the calculation of the Kiwi Supply Volume under clause 7.1 unless such amendment has been agreed to by Kiwi (such agreement not to be unreasonably withheld or delayed).

7.10 **Obligations under Pulplog Supply Agreement unaffected:** The arrangements set out above in relation to the supply of Product to HNRG by Kiwi (or any breach or non-performance of such arrangements) will not diminish or prejudice the obligations of HNRG to supply Product in the required volumes for any Contract Year to TIL/TFL under the Pulplog Supply Agreement.

8. TIL BACK TO BACK COMMITMENTS

8.1 **Supply by TIL:** From the Commencement Date and during each Year, TIL shall supply, and HNRG shall purchase, Product in accordance with this clause **8**. The volume of Product that TIL shall supply, and HNRG shall purchase, in respect of each Year (the **Tenon Supply Volume**) shall be calculated in accordance with the following formula:

$$\text{Tenon Supply Volume} = \frac{A \times C}{B}$$

Where:

A	is equal to the Purchase Volume for that Year.
B	is Total Capacity.
C	is Tenon Capacity.

Total Capacity	means the aggregate of the Tenon Capacity and the HNRG Capacity.
Tenon Capacity	is the Capacity of the Tenon Remaining Estates to produce Product during the relevant Year or period.
HNRG Capacity	is the aggregate Capacity of the Combined Estates and the Kiwi Remaining Estates to produce Product during the relevant Year or period.
Capacity	means the quantity of Product available to be cut during the relevant Year or period assuming prudent forestry practices.

8.2 **2004 Tenon Supply Volume:** For the purposes of calculating the Tenon Supply Volume for the Year ending 31 March 2005, the Purchase Volume shall be deemed to be that proportion of the Purchase Volume for that Year as remains outstanding as at the Commencement Date.

8.3 **Notification of harvest volumes:** Not less than three Months prior to the commencement of each Year (or 10 Business Days' prior to the Commencement Date in the case of the Year ending 31 March 2005):

(a) TIL shall provide written notice to HNRG of TIL's reasonable opinion as to the Tenon Capacity for the following Year (or for the remainder of the Year ending 31 March 2005 as the case may be) and for the following five years starting from the commencement date of the next Year; and

(b) HNRG shall provide written notice to TIL of HNRG's reasonable opinion as to the HNRG Capacity for the following Year (or for the remainder of the Year ending 31 March 2005 as the case may be) and for the following five years starting from the commencement date of the next Year.

8.4 **Terms of supply:** Each Year (or part thereof), TIL shall supply the Tenon Supply Volume, and HNRG shall purchase the Tenon Supply Volume, on the terms agreed in this clause 8 (or otherwise agreed by HNRG and TIL) and otherwise on the terms determined by an expert under clause 5.9 of the Tarawera SPA, which are intended to be substantially on the same terms as are included in the Pulplog Supply Agreement (such terms as varied by agreement between HNRG and TIL and with all necessary modifications). TIL and HNRG agree that the price payable by HNRG for Product supplied by TIL under this clause 8 shall be the price agreed or determined by HNRG and TIL/TFL (or CHH/NST if they are party to the Pulpwood Supply Agreement) under clause 6.1(b), providing that HNRG will consult fully with TIL prior to agreeing or determining the price for the Product.

8.5 **Parties to agree Tenon Supply Volume:**

Not later than 10 Business Days following the receipt by each of TIL and HNRG of the written notices required under clause 8.3 above, TIL and HNRG will meet to agree the Tenon Supply

Volume for the following Year (or period, as the case may be). Where TIL and HNRG cannot agree on the Tenon Supply Volume applicable to any Year (or period, as the case may be) within 10 Business Days of first meeting to do so, the dispute shall be resolved by an expert. The expert shall apply the following principles in determining the Tenon Supply Volume (and the components thereof):

(a) a minimum clearfell age of 24 years;

(b) an average clearfell age of 26 years;

(c) areas for harvesting shall be within the original net stocked area as at the date of the Tarawera SPA disregarding subsequent alteration to such area unless such alteration is outside TIL's control; and

(d) consistent methodologies shall be applied as between the parties (such as, without limitation, with respect to product yields, specifications and rotation ages)

8.6 **Transfer of Rerewhakaaitu Forest:** If the Tenon Remaining Estate includes the Rerewhakaaitu forest, TIL agrees not to sell, assign or otherwise transfer any of TIL's rights, title or interest in the forestry right over that forest without also novating or assigning TIL's rights and obligations under this clause 8 as it relates to the Rerewhakaaitu forest, with HNRG having the right to approve (acting reasonably and promptly) the relevant form and terms of novation or assignment.

8.7 **Rights and obligations to cease:** If:

(a) the Forestry Block (as defined in the Kiwi SPA) for a forest comprised in a Tenon Remaining Estate is transferred to Kiwi pursuant to the Kiwi SPA, then, from the date of such transfer; or

(b) CHH/NST, HNRG and TIL reach agreement for the supply by TIL directly to CHH/NST of Product from a Tenon Remaining Estate with such agreement to include such consequential volume reductions under the Pulplog Supply Agreement as are agreed between TIL and HNRG (each acting reasonably) (it being the intent of the parties that such an agreement be put in place if any forest is not transferred to Kiwi pursuant to the Kiwi SPA), then from the date of that agreement,

TIL and HNRG shall have no further rights or obligations in respect of the other under this clause 8 in respect of Product from that Forestry Block or those Forestry Blocks (as the case may be) and the definition of Tenon Capacity in clause 8.1 above shall be amended to exclude reference to the forest or forests to which that Forestry Block or those Forestry Blocks (as the case may be) relate (however, for the avoidance of doubt, this clause 8.7 shall not affect any accrued rights and obligations as between TIL and HNRG as are existing at that date). Each of TIL/TFL and HNRG shall use its commercially reasonable endeavours to reach an agreement by 31 October 2004 of the nature set out in clause 8.7(b) in the circumstances set out in that clause.

8.8 **Amendment to Purchase Volume:** HNRG and TIL agree that no increase to the Purchase Volume under the Pulplog Supply Agreement shall have any effect on the calculation of the Tenon Supply Volume under clause 8.1 unless such amendment has been agreed to by TIL.

8.9 **Obligations under Pulplog Supply Agreement unaffected:** The arrangements set out above in relation to the supply of Product to HNRG by TIL (or any breach or non-performance of such arrangements) will not diminish or prejudice the obligations of HNRG to supply Product in the required volumes for any Year to TIL/TFL under the Pulplog Supply Agreement.

9. INTERPRETATION

9.1 Definitions: In this term sheet, unless the context indicates otherwise:

Amendment Deed	means the Deed of Amendment and Consent to Assignment of Wood Supply Agreements between TIL, TML, Kiwi and HNRG dated 1 April 2004;
Business Day	means any day (other than a Saturday or a Sunday) on which registered banks in New Zealand are open for business;
Back to Back Agreements	means the Kiwi Agreement and the Tenon Agreement;
CHH	means Carter Holt Harvey Limited or any wholly owned subsidiary thereof approved by HNRG (such approval not to be unreasonably withheld or delayed);
Combined Estates	means both the Tarawera Forest and the Kiwi Forests;
Commencement Date	means the date on which the Tarawera Completion occurs;
HNRG	means Hancock Natural Resource Group, Inc. or the HNRG Investment Company nominated under the HNRG SPA and the Tarawera SPA to be the purchaser of the forestry rights and management agreement relating to the Combined Estates;
HNRG SPA	means the Agreement for Sale and Purchase of Assets and Grant of Forestry Rights between Kiwi and HNRG dated 16 March 2004 (as amended);
Kiwi	means Kiwi Forests Group Limited;
Kiwi Agreement	means the pulplog supply agreement referred to in clause 2.2 to be entered into between HNRG and Kiwi in relation to the Pulpwood Supply Agreement;
Kiwi Forestry Rights	(a) the legal and beneficial right, title and interest of the grantee in the forestry rights or management agreement for each of the Ngatapa, Taupo Hunt Club, Rerewhakaaitu, Putauaki, Waiohau, Wharetoto and Rainbow forestry blocks that are transferred to HNRG in accordance with the HNRG SPA; and (b) the legal and beneficial right, title and interest of the grantee in the forestry rights granted to HNRG in accordance with the HNRG SPA in respect of each of the Matahina, Ngamotu, Rangitaiki, Swan, Mangawhio and Pethybridge forests.
Kiwi Forests	means the forest areas for the time being subject to the Kiwi Forestry Rights;
Kiwi Remaining Estates	means those forests set out in paragraph (a) of the definition of Kiwi Forestry Rights that are transferred to Kiwi under the Kiwi SPA, and those forests that are set out in paragraph (b) of the definition of Kiwi Forestry Right, in each case which are not the subject of a Kiwi Forestry Right;

Kiwi SPA	means the sale and purchase agreement dated 18 December 2003 between TIL, TML, Kiwi, Viking Global New Zealand Limited and CTPP New Zealand Forest Investments Limited;
Month	means a calendar month;
NST	means Norske Skog Tasman Limited or any wholly owned subsidiary thereof approved by HNRG (such approval not to be unreasonably withheld or delayed);
NST Pulplog Agreement	means the NST Pulplog Supply Agreement dated 18 December 2003 between TIL and Kiwi that is to be assigned to HNRG pursuant to the HNRG SPA (as amended by the Amendment Deed);
Product	means pulplogs, arisings and thinnings that have been harvested or sourced from the Supply Source;
Pulplog Supply Agreement	means the pulplog supply agreement to be entered into pursuant to the Tarawera SPA including the terms set out in this term sheet and otherwise as agreed between the parties to that agreement or determined pursuant to clause 5.9 of the Tarawera SPA;
Purchase Volume	means the volume of Product set out in Schedule 1;
Sawlog Agreement	means the Sawlog Supply Agreement between Kiwi and TML dated 18 December 2003;
Specifications	means the specifications of fibre annexed as Schedule 2 to the Variation Agreement;
Supply Source	means the Combined Estates, the Kiwi Remaining Estates and the Tenon Remaining Estates;
Tarawera Completion	means *Completion*, as defined in the Tarawera SPA;
Tarawera Forest	means the Tarawera forest that will be subject to the Tarawera Forestry Right to be granted under the Tarawera SPA;
Tarawera Forestry Right	means the forestry right over the Tarawera forest to be granted by TFL to HNRG pursuant to the Tarawera SPA;
Tarawera Principal Agreement	means the Sales Agreement between TFL and NST dated 19 June 1968 (as varied by the agreement between TIL, TML and NSTL dated 19 December 2000);
Tarawera SPA	means the Agreement for Sale and Purchase relating to a forestry right in respect of the Tarawera forest between TIL, TML, Tenon Holdings Limited, Kiwi and HNRG to which this term sheet is annexed as a Schedule;
Tenon Agreement	means the pulplog supply agreement referred to in clause **2.2** to be entered into between HNRG and Tenon in relation to the Pulplog Supply Agreement;
Tenon Remaining Estate	has the meaning given to the term **Remaining FCF Forestry Blocks** in clause 4.6 of the NST Pulplog Agreement (but ignoring any suspension of that clause agreed to by the parties of that Agreement);
Term	means the term of the Pulpwood Supply Agreement and each Back to Back Agreement which commences on the Commencement Date and ends on the Termination Date, unless terminated prior to that date;
Termination Date	means the date falling 25 years after the Commencement Date;

TFL	means Tarawera Forests Limited;
TIL	means Tenon Industries Limited;
TML	means Tenon Manufacturing Limited;
Variation Agreement	means the agreement between TIL (formerly Fletcher Challenge Forests Industries Limited), TML (formerly Fletcher Challenge Forests (Manufacturing) Limited) and NSTL dated 19 December 2000 varying the Tarawera Principal Agreement (without giving effect to any amendment or modification after the date of such agreement); and
Year	means 12 Month periods from 1 April to 31 March during the Term provided that, in respect of the first Year, means the period from the Commencement Date to 31 March 2005 and in respect of the last Year means the period from 1 April 2029 to the 25th anniversary of the Commencement Date.

9.2 **Pro rata Quantities:** Where any Purchase Volume or any other quantity or obligation is specified in relation to a Year or refers to a Year, then where the Year in accordance with the definition of that term is less than a 12 Month period or the Pulplog Supply Agreement or the Back to Back Agreement, as applicable, is terminated prior to the end of the relevant Year (as the case may be), such Purchase Volume or other quantity or obligation shall be calculated by reference to a pro rata portion of a full Year.

SCHEDULE 1

PURCHASE VOLUMES

Year	Volume (000'm3 pa)
2005	176
2006	176
2007	176
2008	148
2009	148
2010	148
2011	128
2012	128
2013	128
2014	119
2015	119
2016	119
2017	124
2018	124
2019	124
2020	105
2021	105
2022	105
2023	142
2024	142
2025	142
2026	135
2027	135
2028	135
2029	188

As the first Year is for the nine months from a June settlement to 31 March 2005, the volume for 2005 will be scaled down pro rata. As Year 25 will be for the period from 31 March 2029 to June 2030, the volume for that Year will be scaled up pro rata

Annexure C – Deed of Covenant

[TREECO]

DEED OF COVENANT

RUSSELL McVEAGH

DEED dated 2004

PARTIES

[TREECO] (the "[Covenantor]")

INTRODUCTION

A. Tenon Holdings Limited, Tenon Industries Limited, Tenon Manufacturing Limited and Kiwi Forests Group Limited (together, the **Tarawera Parties**), together with Hancock Natural Resource Group, Inc., are parties to a sale and purchase agreement relating to the TFL Forestry Right dated 1 April 2004 (the "**Tarawera Sale Agreement**").

B. Under the Tarawera Sale Agreement, the Purchaser is required to assign, subject to certain terms, its rights under the Tarawera Sale Agreement to HNRG Investment Company, and HNRG Investment Company is required to give certain covenants in favour of the Tarawera Parties.

C. The Purchaser has assigned its rights under the Tarawera Sale Agreement to the Covenantor.

D. The Covenantor has agreed to enter into this deed of covenant for the purpose of recording the covenants referred to in paragraph B above.

COVENANTS

Interpretation

1. Terms used in this deed, including in the Introduction, which are not otherwise defined in this deed, shall have the meaning given to them in the Tarawera Sale Agreement.

Covenants conditional

2. This deed is conditional in all respects on Completion on the Completion Date occurring. If the Tarawera Sale Agreement is terminated or cancelled, for any reason, this deed shall immediately terminate, and the Covenantor shall have no further obligations or liabilities under this deed provided that clause 3 of this deed shall survive such termination in respect of the obligations contained in clauses 5.6(b)(i), 5.6(d) and 5.6(e) of the Tarawera Sale Agreement that survive termination or cancellation of the Tarawera Sale Agreement.

Covenants

3. The Covenantor covenants with each of the Tarawera Parties that, with effect from Completion, the Covenantor will comply with all obligations expressly placed on HNRG Investment Company under the Tarawera Sale Agreement.

Power to enter into deed

4. The Covenantor warrants and represents to each of the Tarawera Parties that:

(a) it has been nominated by HNRG as the purchaser under the HNRG SPA;

(b) it is a company registered pursuant to the Companies Act and is validly existing under the laws of New Zealand;

(c) the execution and delivery of this deed by it and the performance by it of its obligations under this deed:

(i) has been validly authorised by all necessary action on its part;

(ii) does and will not contravene any law binding on it;

(iii) does and will not contravene its constitution; and

(iv) does and will not contravene the provisions of, or constitute a default under, any other agreement to which it is a party or by which any of its property is bound;

(d) it has the necessary power and authority to enter into this deed, and to perform its obligations under this deed;

(e) on execution, this deed will have been duly executed by it and will constitute legal, valid and binding obligations, enforceable against it in accordance with the respective terms set out herein, except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws affecting creditors' rights; and

(f) no receiver or statutory or official manager has been appointed in respect of the Covenantor, and no application or order has been made, or resolution passed, for the liquidation of the Covenantor.

Contracts (Privity) Act 1982

5. The covenants provided in this deed are for the benefit of the Tarawera Parties and are intended to be, and are, enforceable by each of them pursuant to the Contracts (Privity) Act 1982.

Variations

6. This deed may only be varied with the written agreement of the Tarawera Parties.

Governing law

7. This deed is governed by and will be construed in accordance with the laws of New Zealand.

SIGNED AS A DEED

[TREECO] by:

Signature of director	Signature of director
Name of director	Name of director

Annexure D – FCF SPA Warranties

FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED

AND

FLETCHER CHALLENGE FORESTS (MANUFACTURING) LIMITED

AND

KIWI FORESTS GROUP LIMITED

AND

VIKING GLOBAL NEW ZEALAND LIMITED

AND

OTPP NEW ZEALAND FOREST INVESTMENTS LIMITED

SALE AND PURCHASE AGREEMENT

RELATING TO THE FCF ESTATE

Dated 18 December 2003

FLETCHER CHALLENGE
FORESTS

1. Interpretation

1.1 Definitions

In this Agreement, unless the context otherwise requires:

Accrued Leave Entitlements means the:

(a) accrued annual leave entitlements; and

(b) accrued long service leave entitlements, if any,

of the Employees who accept Kiwi's or the OTPP/Viking Manager's, as applicable, offer of employment made pursuant to clause 9.7, in each case attributable to their service with FCFIL or FCF before the Principal Completion Date, calculated in accordance with NZ GAAP and as disclosed to Kiwi prior to the date of this Agreement;

Agreed Form means in a form agreed to by the parties prior to execution of this Agreement and initialled on behalf of the Vendors and by Kiwi on behalf of the Purchasers for the purposes of identification;

Agreement means this agreement together with the Schedules and Annexures;

Annexure means an annexure to this Agreement;

Assumed Liabilities means the following liabilities which are to be assumed by the relevant Purchaser:

(a) the obligations of the Vendors under the Cutting Right, the Forestry Rights, the Leases and the Resource Consents to the extent that they arise in respect of periods after the applicable Completion Date;

(b) the obligations of the Vendors under the Business Agreements to the extent that they arise in respect of periods after the applicable Completion Date;

(c) the obligations of FCFIL or FCF with respect to Accrued Leave Entitlements in relation to the Employees who accept Kiwi's or the OTPP/Viking Manager's, as applicable, offer of employment made pursuant to clause 9.7; and

(d) the obligations of TFL as the grantee under the TFL Forestry Right to the extent that they arise in respect of periods after the Principal Completion Date;

Balance Date means 31 October 2003;

Bill Rate means the average rate per annum (expressed as a percentage) as quoted on Reuters page BKBM (or any successor page displaying substantially the same information) under the heading FRA for bank accepted bills having a term of three months as fixed at 10.45 am on the first Business Day following the due date (and on the first Business Day following the end of each succeeding three-month period after the due date thereafter);

Business Agreements means:

(a) the deeds and agreements relating to the Vendors' Property entered into by FCFIL and/or FCFM, as applicable, prior to the date of this Agreement, as listed in Schedule 6 and including the Tenancies (including those granted by TFL), to the extent that the same have not been performed at the applicable Completion Date; and

(b) the deeds and agreements relating to the Vendors' Property entered into by FCFIL and/or FCFM or by the Companies, as applicable, after the date of this Agreement but prior to the applicable Completion Date in accordance with clause 6.1(c), in each case to the extent the same have not been performed at the applicable Completion Date,

and includes, where the context requires, all deeds and agreements of the Companies or TFL listed in Schedule 4 or 6, as applicable, but, for the avoidance of doubt, excludes:

(c) insurance policies;

(d) the Cutting Right;

(e) the Forestry Rights; and

(f) the Leases;

Business Day means any day (other than a Saturday or Sunday) on which registered banks are open for general business in Auckland, New Zealand, and, for the purposes of clauses 2.1(a)(ii), 3.4(a), 4.3, 4.5 and 4.7 in respect of OTPP only, Toronto, Canada;

Certified Apportionment Statement has the meaning given to that term in clause 2.3(c);

Certified Working Capital Statement has the meaning given to that term in clause 6.7(c);

Commercial Agreements means the Sawlog Supply Agreements, the NST Pulpwood Supply Agreements, the Whakatane Pulpwood Supply Agreements, the Eucalypt Supply Agreement, the Tree Stock Supply Agreement and the Tarawera Forest Produce Supply Agreement;

Companies means East Woodlands Limited, Northwest Woodlands Limited and South Woodlands Limited, and **Company** means any of them, and **relevant Company** shall be construed accordingly;

Companies Act means the Companies Act 1993 (New Zealand);

Companies' Property means the freehold land owned by the Companies and their right, title and interest under the forestry rights held by them, in each case as detailed in Schedule 4, and includes their right, title and interest in all the trees standing on such property and any inventory of the Companies (but not other cut logs, cut stems, chips and residues that are owned by the Vendors as set out in Schedule 17), and the Companies' respective Improvements, Forest Records, Business Agreements and Resource Consents, in all cases as at the Principal Completion Date and, in the case of Business Agreements, listed on Schedule 4 as of the date of this Agreement;

Companies' Shares means the EWL Shares, the NWL Shares and the SWL Shares;

Company Records means the common seal (if any), certificate of incorporation, minute book, share register, interests register and all other statutory registers of each Company;

Completion means the performance by the Vendors of their respective obligations under clauses 4.7(b) and (c) (in relation to Forestry Blocks that are not transferred on the Principal Completion Date) and clause 7 and the performance by the relevant Purchaser of its obligations under clauses 4.7(b) and (c) (in relation to Forestry Blocks that are not transferred on the Principal Completion Date) and clauses 7 and 8 or, as the context may require, the point in time at which such performance is completed;

Completion Date means the Principal Completion Date or, for each Forestry Block not transferred on the Principal Completion Date, the relevant Forestry Block Completion Date, as applicable;

Conditions means the conditions set out in clause 13;

Cutting Right means all the right, title and interest of FCFIL in the cutting right described in Part C of Schedule 3;

Default GST means any additional GST, penalty, interest or other sum levied against either of the Vendors under the GST Act or the Tax Administration Act 1994 (New Zealand) by reason of non payment or late payment of the GST payable in respect of the supply or supplies made under this Agreement, but does not include any sum levied against the Vendors:

(a) by reason of a default by the Vendors after the payment of the GST (including any Default GST) to the Vendors by the relevant Purchaser; and

(b) to the extent that it accrues or is imposed before the relevant GST Payment Date;

Debit Note has the meaning given to it by the GST Act;

Default Interest means interest calculated at the Bill Rate plus 4% per annum;

Disclosure Letter means the letter from the Vendors to the Purchasers qualifying the Warranties, in Agreed Form;

Distribution has the meaning given in section 2 of the Companies Act;

Due Diligence Material means the information supplied in writing by or on behalf of the Vendors to the Purchasers or their officers, employees, advisers or other representatives prior to the signing of this Agreement that is listed in the due diligence material index which is in Agreed Form;

Employees means the employees of FCF or FCFIL who are employed in relation to the assets being transferred under this Agreement and who are identified in writing by FCFIL to Kiwi prior to the date of this Agreement;

Equipment means the equipment and IT systems listed in Schedule 7;

Estimated Apportionment Statement has the meaning given to that term in clause 2.3(b);

Eucalypt Supply Agreement means the agreement bearing that name between FCFIL and Kiwi dated on or about the date of this Agreement;

Excluded Property means the property listed in Schedule 11;

FWL Shares means the 257,746,619 ordinary shares in East Woodlands Limited;

Fairly Disclosed means disclosed in writing in the Disclosure Letter, the Due Diligence Material or the Financial Statements, in such manner and in such detail as to enable the relevant Purchaser to make a reasonable and informed assessment of the matter concerned;

FCF means Fletcher Challenge Forests Limited;

FCF Condition Satisfaction Date means 20 February 2004 or such later date as the parties may agree, acting reasonably;

FCF Shareholders means, at any time, the holders at that time of the ordinary and preference shares issued by FCF;

FCFM Forestry Rights means the Forestry Rights identified as such in Part B of Schedule 3;

Financial Statements means, in respect of each Company:

(a) the unaudited statement of financial position of that Company as at the Balance Date;

(b) the unaudited statement of movements in equity of that Company for the period from incorporation to the Balance Date; and

(c) the unaudited statement of financial performance of that Company for the period from incorporation to the Balance Date,

together with all notes relating to those statements, all as contained in the Due Diligence Material;

Forest Records means stand records, other operational data (relating to operations in the Property or the TFL Property but not recorded in the stand records), property description, inventory data, harvest planning information, map data (including GIS digital data files), permanent sample plot data, Property and TFL Property health records, Property and TFL Property annual reports, asset registers, systems management documentation (such as it exists as at the applicable Completion Date) and all other records held or controlled by the Vendors, TFL, the Companies or any of their Related Companies, whether in electronic or written form, in relation to the Property, the TFL Property and the forests thereon, including, where the context requires, all such forest records of each of the Companies and TFL, other than the Excluded Property;

Forestry Block means each parcel of Non-Freehold Land of FCFIL or FCFM identified in Schedule 2 or 3, as applicable, as to which there is a Required Consent requirement, and includes all other Vendors' Property that exclusively relates to, or is exclusively used in connection with, that parcel of Non-Freehold Land as agreed between the Vendors and the relevant Purchaser;

Forestry Block Completion Date has the meaning given to that term in clause 4.7(a);

Forestry Block Notice has the meaning given to that term in clause 4.4(a);

Forestry Block Purchase Price has the meaning given to that term in clause 4.5;

Forestry Block Warranties means, in relation to a Forestry Block, the Warranties set out in Part C, 1, 2(b)(i), 2(b)(ii) and 3 and Part D, 1(a), (b) and (d), 2, 3, 4 (b), (c)

(d), (e), (f) and (h), 5 and 6(a) of Schedule 1, in each case other than with respect to the Companies and TFL, the TFL Property and the TFL Forestry Right and in each case given by reference to, and to the extent that they apply to, that Forestry Block;

Forestry Rights means all the right, title and interest of FCFIL and/or FCFM, as applicable, in the forestry rights described in Part A and Part B of Schedule 3 and the right, title and interest of TFL as grantee under the TFL Forestry Right;

Geothermal Development Deed means the geothermal development deed dated 18 July 1997 between Fletcher Challenge Energy Power Generation Limited (now Shell Exploration NZ Limited) and Fletcher Challenge Forests Limited (now FCFIL);

Geothermal Encumbrance means the memorandum of encumbrance dated 30 August 2000 between Fletcher Challenge Forests Limited (now FCFIL), Mighty River Power Investments Limited, Tauhara Development Limited and Rotokawa Joint Ventures Limited;

Geothermal Sale Agreement means the agreement for sale and purchase of geothermal exploitation rights dated 8 June 2000 between Fletcher Challenge Energy Power Generation Limited (now Shell Exploration NZ Limited), Mighty River Power Investments Limited and Tauhara Development Limited;

Geothermal Transfer means the transfer dated 30 August 2000 between Fletcher Challenge Forests Limited (now FCFIL), Mighty River Power Investments Limited, Tauhara Development Limited and Rotokawa Joint Ventures Limited;

GST means tax charged under the GST Act;

GST Act means the Goods and Services Tax Act 1985 (New Zealand);

GST Date means the last day on which the Vendors can pay GST in respect of any Taxable Supply made under or pursuant to this Agreement in accordance with the GST Act without incurring any penalty for late payment;

GST Deed means a deed substantially in the form of Schedule 8, amended as necessary for the relevant Purchaser and the relevant Vendor, and **relevant GST Deed** shall be construed accordingly;

GST Payment Date means:

(a) in respect of the amount of GST stated as being payable in a Tax Invoice issued on the Principal Completion Date or a Forestry Block Completion Date in accordance with clause 5.6, the Principal Completion Date or the relevant Forestry Block Completion Date, as applicable; and

(b) in respect of any other amount of GST, three Business Days after receipt by the relevant recipient from the relevant supplier of a Tax Invoice or Debit Note stating that the amount of GST is payable;

Improvements means, in relation to the Land, all the Vendors' or the Companies' fixtures, buildings and other improvements on, or associated with, that Land as at the applicable Completion Date and includes all their right, title and interest in:

(a) all roads, road gates, fences, tracks, accessways, airstrips, firebreaks, bridges, culverts, irrigation works, erosion works, water-races, drainage works, water-storage and all works related to the prevention, detection or fighting of fire; and

(b) work done on or for the benefit of that Land by any owner, occupier or user thereof in:

(i) the draining, excavation, filling, reclamation or stabilising of that Land, or the making of retaining walls or other works appurtenant to that draining, excavation, filling, reclamation or stabilising; or

(ii) the grading or levelling of that Land or the removal of rocks, stone, sand or soil therefrom; or

(iii) the removal or destruction of vegetation, or the effecting of any change in the nature or character of the vegetation; or

(iv) the alteration of soil fertility or the structure of the soil; or

(v) the arresting or elimination of erosion or flooding,

but does not include:

(c) any improvements (such as, but not limited to, fences, water tanks and related items) which have been placed on that Land by holders of Tenancies where such holder is entitled, in accordance with the terms of their licence (which has been Fairly Disclosed in the Due Diligence Material), to remove such improvements at the expiration thereof; or

(d) any improvements on that Land which are owned by the relevant lessor or grantor or for which the lessor or grantor has, in accordance with the terms of the relevant Cutting Right, Lease or Forestry Right, exercised an option to acquire or give written notice that it intends to do so prior to the applicable Completion Date;

Income Tax Act means the Income Tax Act 1994 (New Zealand);

Intellectual Property Rights means all the right, title and interest of the Vendors in the patents, copyright, designs, other intellectual property and industrial property rights, and any confidential information, in each case used in connection with the Vendors' Property transferred to the Purchasers including, where the context requires, Intellectual Property Rights of any of the Companies, but excluding the Trade Marks and any such intellectual property rights that are licensed to FCFL by third parties that are not capable of being transferred to the Purchasers and any intellectual property rights in the Excluded Property;

Inventory means the cut logs and cut stems that the Purchasers have agreed, under clause 2.4, to purchase from the Vendors on the Completion Dates;

IRD means the New Zealand Inland Revenue Department;

IRD Confirmation Letter means a letter to be issued by an IRD official holding the position of Manager, Manufacturing Sector, Corporates, Inland Revenue

Department (or any other officer agreed to by the relevant Vendor) substantially in the form set out in Schedule 9 evidencing the extent to which the relevant Vendor or TFL has received the benefit of any assignment made by the relevant Purchaser under the GST Deed, and **relevant IRD Confirmation Letter** shall be construed accordingly;

Kiwi Assets means the items of Vendors' Property listed under Kiwi's name in Schedules 2, 3, 6, 7 and 10, the Companies' Shares, the TFL Forestry Right and, where the context requires, the Companies' Property (together with all other Vendors' Property that does not constitute OTPP Assets or Viking Assets);

Kiwi Debt Facilities means the debt facilities to be obtained by Kiwi in connection with the purchase of the Kiwi Assets, information on which has been provided to the Vendors prior to the date of this Agreement;

Land means the Non-Freehold Land and the freehold land and non-freehold land comprised in the Companies' Property;

Leases means all the right, title and interest of FCFIL in the leases (including the Crown leases) described in Schedule 2;

Management Period has the meaning given to that term in clause 4.1(d);

Management Schedule means Schedule 16 to this Agreement;

Materially Adverse means:

(a) with respect to a person, a fact, circumstance, event or term that can reasonably be expected to materially and adversely affect the expected outcome of the operations, results of operation, business or assets of that person;

(b) with respect to the Property or an item of Property, as applicable, a fact, circumstance, event or term that can reasonably be expected to materially and adversely affect the value of the Property or that item of Property;

(c) with respect to the transactions contemplated by this Agreement, a fact, circumstance, event or term that can reasonably be expected to materially and adversely affect a party's performance of its obligations prescribed, or a party's enjoyment of its rights, under this Agreement taken as a whole; and

(d) with respect to performance by Kiwi of its obligations under this Agreement, a fact, circumstance, event or term that can reasonably be expected to prevent Kiwi from drawing down under the Kiwi Debt Facilities in order to partially finance its obligations under this Agreement,

in each case (other than where this term is used in relation to Warranties) occurring after the date of this Agreement, provided that facts, circumstances, events or terms resulting from changes in general economic conditions or New Zealand economic conditions or from conditions generally affecting the New Zealand forestry industry (other than physical loss, damage or destruction relating to the Property or conditions resulting from other events arising directly out of the Property) will not, for the purposes of this Agreement, in any circumstance be Materially Adverse;

Net Stocked Area means, in relation to the Land, the net stocked area of the land calculated on the basis set out in Schedule 20;

Net Working Capital means, in relation to each Company, current assets less liabilities (other than future liabilities of the relevant Company under a Business Agreement to which it is a party), in each case calculated in accordance with NZ GAAP but ignoring for this purpose any assets represented by current or deferred tax or any GST liabilities of the Companies;

Non-Freehold Land means the land over which the Cutting Right, the Forestry Rights or the Leases have been granted and, where the context requires, includes FCFIL's and FCFM's and, in the case of the TFL Forestry Right, TFL's (as grantee) legal right, title and interest in that land;

NST Pulpwood Supply Agreements means the agreements bearing that name between:

(a) FCFIL and Kiwi;

(b) FCFIL and Viking; and

(c) FCFIL and OTPP,

in each case dated on or about the date of this Agreement;

NWL Shares means the 130,962,373 ordinary shares in Northwest Woodlands Limited;

NZ GAAP means generally accepted accounting practice in New Zealand as defined in section 3 of the Financial Reporting Act 1993 (New Zealand);

OTPP Assets means the items of Vendors' Property listed under OTPP's name on Schedules 2, 3, 6, 7 and 10;

OTPP/Viking Manager means the manager to be nominated by Viking and OTPP for the purposes of clause 4.9, which person shall be the manager of the Viking Assets and the OTPP Assets, being a person approved by the Vendors, acting reasonably;

Principal Completion Date means the first practicable Business Day following the date of satisfaction of the Conditions (other than the Tarawera Condition) and in any event a Business Day that is no later than five Business Days after such date of satisfaction (or such later date as the parties may agree, acting reasonably);

Proceedings has the meaning given to that term in clause 24.2;

Property means the Vendors' Property and the Companies' Property together, and **relevant Property** shall be construed accordingly;

Public Authority means:

(a) any government in any jurisdiction whether national, federal, state, regional, territorial or local; and

(b) any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government or state-owned enterprise;

Purchase Price means the purchase price for the Kiwi Assets, the Viking Assets and the OTPP Assets (comprising, in aggregate, all the Vendors' Property, the Companies Shares and the TFL Forestry Right) as set out in clause 3 (subject to any adjustment made in accordance with clauses 3.4, 4.1(d) and/or 6.6(b)(iii)) and includes, where the context requires, the purchase price of the Inventory payable under clause 2.4;

Purchaser Condition Satisfaction Date means 13 February 2004 (or such later date as the parties may agree, acting reasonably);

Purchaser Warranty Claim means any claim by the Vendors against a Purchaser under a Purchaser Warranty;

Purchaser Warranties means the warranties given by each Purchaser pursuant to clause 12.1;

Purchasers means:

(a) Kiwi in respect of the Kiwi Assets;

(b) Viking in respect of the Viking Assets; and

(c) OTPP in respect of the OTPP Assets,

and **Purchaser** means any one of them, and **relevant Purchaser** shall be construed accordingly;

Related Company means a company which is related to another company in any of the following ways:

(a) the other company is its holding company or subsidiary; or

(b) more than half of the issued shares of the company, other than shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital, is held by the other company and companies related to that other company (whether directly or indirectly, but other than in a fiduciary capacity); or

(c) more than half of the issued shares, other than shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital, of each of them is held by members of the other (whether directly or indirectly, but other than in a fiduciary capacity); or

(d) the businesses of the companies have been so carried on that the separate business of each company, or a substantial part of it, is not readily identifiable; or

(e) there is another company to which both companies are related;

Required Consents has the meaning given to that term in clause 4.1(a);

Resource Consents means the right, title and interest of a Vendor, a Company or TFL, as applicable, in the resource consents relating to the use of the Land and the TFL Property or the Property (and not other land), described in Schedule 10 as of the date of this Agreement, and any other resource consents relating to the use of the Land, the TFL Property and the Property obtained by a Vendor, a Company or TFL with the prior written approval of the relevant Purchaser (such approval not to be unreasonably withheld or delayed) after the date of this Agreement but prior to the applicable Completion Date;

Sawlog Supply Agreements means the agreements bearing that name between:

(a) FCFM and Kiwi;

(b) FCFM and Viking; and

(c) FCFM and OTPP,

in each case dated on or about the date of this Agreement;

Schedule means a schedule to this Agreement;

Security Interest means a mortgage, caveat, pledge, lien, encumbrance or charge or any other security or preferential interest or arrangement of any kind but excludes the interests created under the Tenancies and under the Geothermal Development Deed, and any document, caveat, transfer or encumbrance, whether lawfully and properly registered against the Land or not, which is intended to protect the interests created under the terms of the Geothermal Development Deed and the Geothermal Sale Agreement, including the Geothermal Encumbrance and the Geothermal Transfer;

Special Meeting means the special meeting of the FCF Shareholders, and any adjournment of any such meeting, to be held to consider, and if thought fit approve, the transactions contemplated by this Agreement and the Commercial Agreements;

Standing Trees means all the trees standing on the Non-Freehold Land as at the applicable Completion Date;

SWL Shares means the 198,265,297 ordinary shares in South Woodlands Limited;

Tarawera Condition means the condition set out in clause 13.2;

Tarawera Forest Produce Supply Agreement means the agreement bearing that name between Kiwi and TFL dated on or about the date of this Agreement;

Tax Indemnity means the indemnity contained in clause 15;

Tax Invoice has the meaning given by the GST Act;

Tax Saving means a taxation saving in any past, current or future income year and, without limiting the generality of the term, includes:

(a) where the amount of a loss, liability, cost or expense is wholly or partly deductible for income tax purposes in a past or the current income year, the amount of deduction to which the relevant person is entitled in any such year multiplied by the relevant taxation rate for that year;

(b) where the amount of a loss, liability, cost or expense will be wholly or partly deductible for income tax purposes in any future income tax year, the present value of each amount of deduction to which the relevant person will be entitled multiplied by the relevant taxation rate in the 2003-2004 income year, where the present value is calculated based on a discount rate of 9 per cent.; and

(c) the amount of any relevant GST input tax credit or other deduction from output tax;

Taxable Supply has the meaning given by the GST Act;

Tax Warranties means the warranties given by the Vendors pursuant to clause 4(g) of Part B of Schedule 1;

Tenancies means occupancy rights of any kind granted in respect of any part of any of the Land or the TFL Property as listed in Schedule 5 and any renewals thereof;

TFL means Tarawera Forests Limited;

TFL Arrangements means the transactions between TFL, the Vendors, Maori Investments Limited and the Crown relating to the restructuring of TFL substantially as described to Kiwi prior to the date of this Agreement;

TFL Condition Satisfaction Date means 30 January 2004 or such later date as is agreed between the parties, acting reasonably;

TFL Forestry Right means the forestry right to be created and registered by TFL over the freehold land owned by TFL, substantially on the terms set out in Annexure B;

TFL Property means the freehold land owned by TFL and its right, title and interest in all the trees standing or lying (including cut logs) on such property as at the Principal Completion Date;

Trade Marks means all the trade marks owned by the Vendors, FCF or a Related Company of FCF and all copyright and other intellectual property rights in respect of those trade marks;

Transitional Operating Plan means the plan and principles for the operation of the Property and the TFL Property as attached as Annexure A;

Tree Stock Supply Agreement means the tree stock supply agreement between FCFIL and Kiwi dated on or about the date of this Agreement;

Vendors means FCFIL in its capacity as the vendor of the Vendors' Property (other than the FCFM Forestry Rights) and the Companies' Shares, and FCFM in its capacity as vendor of the FCFM Forestry Rights and as a covenantor hereunder, and **Vendor** means either of them and **relevant Vendor** shall be construed accordingly;

Vendors' Auditors means the Vendors' auditors, PricewaterhouseCoopers;

Vendors' Property means the Cutting Right, the Leases, the Forestry Rights (other than the TFL Forestry Right), the Standing Trees, the Inventory of the Vendors (but not other cut logs, cut stems, chips and residues that are owned by the Vendors as set out in Schedule 17), the Improvements, the Equipment, the Business Agreements, the Forest Records, the Resource Consents and the Intellectual Property in each case subject to any rights held by third parties under arrangements existing as at the applicable Completion Date and Fairly Disclosed to a Purchaser prior to the date of this Agreement (including the Tenancies) and, for the avoidance of doubt, excludes the Excluded Property;

Viking Assets means the items of Vendors' Property listed under Viking's name on Schedules 2, 3, 6, 7 and 10;

Warranties means the warranties given by the Vendors pursuant to Schedule 1 (excluding the Tax Warranties) but, for the avoidance of doubt, does not include the Tax Indemnity;

Warranty Claim means any claim by a Purchaser against the Vendors under a Warranty; and

Whakatane Pulpwood Supply Agreements means the agreements bearing that name between:

(a) FCFIL and Viking; and

(b) FCFIL and OTPP,

in each case dated on or about the date of this Agreement.

1.2 Construction of certain references

In this Agreement, unless the context otherwise requires:

(a) *event* includes any act, omission, transaction or other occurrence but excludes Completion;

(b) *relief* includes:

(i) any relief, loss, allowance, credit, deduction, or set-off taken into account in computing any taxation liability or any grant conferred on any person; and

(ii) any right to repayment of taxation (whether or not including interest) available to any person,

whether in New Zealand or elsewhere;

(c) **taxation** includes:

(i) all forms of taxation, withholdings, duties, dues, imposts, levies and rates imposed in New Zealand or elsewhere, including income tax, fringe benefit tax, stamp duty, goods and services tax, gift duty, customs or excise duties, regional or local taxes, municipal taxes or accident compensation levies;

(ii) loss of relief; and

(iii) all interest, penalties and fines incidental and relating to, or arising in connection with, any such taxes, withholdings, duties, dues, imposts, levies and rates or loss of relief; and

(d) **taxation claim** includes any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Public Authority or other person, whether in New Zealand or elsewhere, including (but without limitation) the IRD, the Customs Service and the Accident Compensation Corporation in New Zealand (or any overseas body with similar functions or powers), whereby a Purchaser or a Company may be, or be sought to be, placed under any or any increased liability to taxation or may be deprived or sought to be deprived of any relief which might otherwise have been available.

1.3 General references

In this Agreement, unless the context otherwise requires:

(a) **Headings**

Clauses and other headings are for ease of reference only and do not form any part of the context or affect the interpretation of this Agreement.

(b) **Plural and singular**

Words importing the singular number include the plural and vice versa.

(c) **Schedules**

The Schedules to this Agreement and the provisions and conditions contained in the Schedules have the same effect as if set out in the body of this Agreement.

(d) **Parties**

References to parties are references to parties to this Agreement.

(e) **Persons**

References to persons are deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organisations, states or agencies of state, government departments and local and municipal authorities in each case whether or not having separate legal personality.

(f) **Defined expressions**

Expressions defined in the main body of this Agreement bear the defined meaning in the whole of this Agreement and the Schedules including the Introduction

(g) **Clauses, Schedules and Annexures**

References to clauses and schedules and annexures are references to clauses of, and schedules and annexures to, this Agreement respectively.

(h) **Negative obligations**

Any obligation not to do anything is deemed to include an obligation not to suffer, permit or cause that thing to be done.

(i) **Statutes and regulations**

References to a statute include references to regulations, orders or notices made under or pursuant to such statute, and references to a statute, regulation, order or notice include references to all amendments to that statute, regulation, order or notice whether by subsequent statute or otherwise and a statute, regulation, order or notice passed in substitution for the statute, regulation, order or notice referred to (whether before or after the date of this Agreement).

(j) **Monetary amounts**

Unless otherwise stated, all references to monetary amounts are expressed in New Zealand dollars and all amounts payable by a party under this Agreement are to be paid in that currency.

(k) **Varied document**

A reference to this Agreement or another instrument includes any variation or replacement of either of them.

(l) **Person includes successors**

A reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns or nominees.

(m) **Knowledge**

A reference in the Due Diligence Material or the Disclosure Letter or in this Agreement to the knowledge, information, belief or awareness (or similar expression) of the Vendors or the Companies is a reference to the actual knowledge, at the date on which a Warranty is given or deemed to be given (or the date on which any other matter is to be tested), of the persons named in Schedule 13 only, and, unless otherwise stated, such reference is deemed to include an additional statement that each such individual has made due diligent and careful enquiry into the relevant matter, and that each has used reasonable endeavours to ensure that the information given, or statement made, on that matter is true, complete and accurate in all respects.

A reference in this Agreement to the knowledge, information, belief or awareness (or similar expression) of a Purchaser is a reference to the actual knowledge, at the date on which a Purchaser Warranty is given (or the date on which any other matter is to be tested), of the persons named in Schedule 13 in respect of that Purchaser only, and such reference is deemed to include an additional statement that each such individual has made due diligent and careful enquiry into the relevant matter, and that each has used reasonable endeavours to ensure that the information given, or statement made, on that matter is true, complete and accurate in all respects.

The parties acknowledge that reference to the knowledge and belief of the persons named in Schedule 13 does not give rise to any personal liability of such persons whatsoever to any party to this Agreement.

(n) **Vendors' obligations**

Unless the context requires otherwise, the obligations of each of the Vendors under this Agreement are joint and several.

(o) **Without limitation**

Wherever the words **includes** or **including** are used in this Agreement, they are deemed to be followed by the words **without limitation**.

(p) **Vendors' capacity**

As the context requires, any reference to the Vendors shall include a reference to either of the Vendors acting in its own capacity and as an agent for and on behalf of the other Vendor (as the case may be).

(q) **Completion Dates**

The phrase **applicable Completion Date** means, in respect of a Forestry Block, the Completion Date for that Forestry Block determined in accordance with clause 4.

10. Warranties

10.1 Representations and warranties of the Vendors

(a) The Vendors give the Warranties to the Purchasers at the date of execution of this Agreement by the Vendors (other than the Warranty set out in Part D, 4(i) of Schedule 1).

(b) The Vendors agree that:

(i) Subject to paragraph (ii) below in relation to the Warranty set out in Part D, 4(i) of Schedule 1, each of the Warranties given by them shall be deemed to be given again by them on the Principal Completion Date in relation to the Property, the TFL Property, the TFL Forestry Right and the Companies Shares transferred on that date and the Companies;

(ii) (A) the Warranty set out in Part D, 4(i)(i) of Schedule 1 shall be given on the Principal Completion Date if the TFL Forestry Right is transferred on that date; or

(B) the Warranty set out in Part D, 4(i)(ii) of Schedule 1 shall be given on the Principal Completion Date if the TFL Forestry Right is not transferred on that date; and

(iii) the Forestry Block Warranties are deemed to be given again on each Forestry Block Completion Date (in relation to each Forestry Block being transferred on that date),

in each case by reference to the facts or circumstances then existing, except to the extent that a Warranty is expressly stated to be given at a particular date or, in relation to the Warranty in Part C, 1 of Schedule 1, the

information provided was stated to be in respect of a particular time period or as of a particular date.

(c) The Vendors acknowledge that the Purchaser will grant or transfer, or procure the grant by a Company of, forestry rights and other interests over certain of the Companies' Property or other Vendors' Property to Viking and/or OTPP. For the avoidance of doubt, the Warranties of the Vendors in connection with any Company Property or other Vendors' Property in respect of which such rights and/or interests are to be created are given to and undertaken for the benefit of Viking and OTPP (as well as for Kiwi), each of whom may, subject to clause 10.3(e), make its own claim under such Warranties without reference to, or the participation of, Kiwi, in each case notwithstanding that Viking or OTPP, as applicable, may obtain a different interest in the relevant Property to that transferred to Kiwi under this Agreement.

10.2 Warranties qualified

Each of the Warranties is given subject to:

(a) **Agreement**

anything done, or omitted to be done by the Vendors, either:

(i) under any express provision of this Agreement; or

(ii) after the date of this Agreement at the request in writing of, or with the prior written approval of, the relevant Purchaser;

(b) **Disclosure**

any matter to the extent that it is Fairly Disclosed in:

(i) the Due Diligence Material; and

(ii) the Disclosure Letter delivered by the Vendors to the Purchasers before the date of this Agreement;

(c) **Financial Statements**

any matter Fairly Disclosed in the Financial Statements; and

(d) **Public Register**

in respect of a claim by any Purchaser, any matter recorded in the public register of:

(i) Land Information New Zealand;

(ii) such local or regional authorities or councils which are able to provide Land Information Memoranda in relation to the Land; and

(iii) the Maori Land Court,

prior to 13 October 2003 or otherwise recorded in a search of the register actually obtained or received by that Purchaser after that date and prior to the date of this Agreement.

10.3 Warranty Claims

(a) Only relief

The only relief available arising from any breach of Warranty is a right for the relevant Purchaser under this Agreement, but no other person, to claim under this clause 10 (subject to the limitations in this clause 10). Other than pursuant to clause 6.5(a) or clause 6.5(b), the Purchasers have no right to cancel this Agreement or any part thereof (whether before or after the Principal Completion Date) as a result of any matter giving rise to a Warranty Claim.

(b) No other cause of action

A breach of Warranty will not give rise to any other or separate cause of action for damages or other relief from misrepresentation or breach of representation or warranty or otherwise (other than in respect of fraud or wilful breach under clause 10.10).

(c) Claims in writing

All Warranty Claims (ignoring, for this purpose only, the limitations in clause 10.4) must be notified in writing to the Vendors within 20 Business Days of a Purchaser becoming aware of the relevant matters and must fairly and fully specify the matters which gives rise to the claim, the nature of the claim and the amount claimed (to the extent that such matters can reasonably be specified at that time) provided that if such matters cannot reasonably be specified at that time and the relevant Purchaser has given notice in writing of the fact of the Warranty Claim within such 20 Business Day period, the relevant Purchaser must provide such additional information within 45 Business Days of that Purchaser becoming aware of the relevant matters.

(d) Actions after Completion

No Warranty Claim may be made to the extent that the relevant event would not have arisen but for:

(i) a breach of the law or contract, or commission of a tort by the relevant Purchaser or, following the Principal Completion Date, by the Companies; or

(ii) any obligation or commitment entered into by the relevant Purchaser without the prior approval of the Vendors given expressly for the purposes of this clause or, following the relevant Completion, by the Companies (but excluding, for the avoidance of doubt, the proper performance of any Business Agreement or its

obligations under any Cutting Right, Forestry Right or Lease (in each case in the form as at the applicable Completion Date)); or

(iii) the relevant Purchaser or the Companies admitting liability to any third party in respect of the relevant event without the prior written consent of the Vendors under clause 11.1(a); or

(iv) a change in the law occurring after Completion; or

(v) any breach by ProTimber or Kiwi, respectively, of its obligations under clause 4.9 and the Management Schedule.

(e) **No double claim**

A Purchaser must not recover more than once in respect of any matter giving rise to a Warranty Claim. It is acknowledged and agreed that separate claims by each Purchaser may exist in respect of a particular Warranty in relation to their respective interests as a result of clause 10.1(c), provided however that the aggregate amount of all such claims shall not exceed the amount that the Vendors would be liable to pay if there were a single Warranty Claim in relation to the relevant matter giving rise to the claim by Kiwi hereunder (calculated for this purpose on the basis that Kiwi had acquired the relevant Property and had not granted the rights or interests referred to in clause 10.1(c)).

(f) **Tax Savings**

In assessing any damages recoverable for any Warranty Claim by any Purchaser there is to be deducted any Tax Savings by that Purchaser or any Related Company of that Purchaser (including, in respect of Kiwi, by the Companies in respect of any period after the Principal Completion Date).

(g) **No claim for Taxation**

No claims in respect of taxation or taxation claims may be made under either a Warranty or a Tax Warranty. All matters in respect of taxation or taxation claims (including under the Tax Warranties) are to be addressed solely under the Tax Indemnity.

(h) **Vendors jointly and severally liable**

The Vendors' liability under any Warranty Claim is joint and several.

(i) **Consequential loss**

Nothing expressed or implied in this Agreement shall confer liability on the Vendors in respect of any indirect, consequential or special loss, damage, cost or expense of any kind including loss of savings and profit suffered or incurred by a Purchaser as a direct or indirect result of a breach by the Vendors of any of the Warranties or under the Tax Indemnity.

10.4 **Claim thresholds**

No Warranty Claim may be made by a Purchaser unless:

(a) **Amount of claim**

the resultant loss (inclusive of GST, if any) is in excess of NZ$500,000; and

(b) **Total**

the total of all Warranty Claims which have been made by that Purchaser exceeds NZ$1,000,000, provided that if this threshold is exceeded then that Purchaser may claim in respect of its entire loss (without deduction of this threshold amount but subject to paragraph (a) above).

10.5 **Period for Warranty Claims**

The Purchasers may not make any Warranty Claims after the end of the period of two years following the Principal Completion Date in respect of the Warranties given on that date, or two years following a Forestry Block Completion Date in respect of the Forestry Block Warranties given on that date.

10.6 **Maximum liability**

The maximum aggregate amount for which the Vendors can be jointly liable to the Purchasers under or in relation to any Warranty Claim or any claim under the Tax Indemnity is NZ$250,000,000.

10.7 **Reduction of Purchase Price**

Any monetary compensation received by a Purchaser as a result of any breach of any Warranty or in respect of the Tax Indemnity is to be in reduction and refund of a portion of the Purchase Price paid by that Purchaser.

10.8 **Mitigation**

(a) The Purchasers must, to the extent that they can reasonably do so, mitigate any loss in relation to any breach of the Warranties or any other term or obligation under this Agreement. If in relation to any matter which would otherwise give rise to a Warranty Claim, a Purchaser is entitled to make recovery or claim under an indemnity, including an indemnity under a policy of insurance, that recovery or claim then will reduce, to the extent of that actual moneys received under the recovery or claim, any Warranty Claim. The relevant Purchaser will use its reasonable endeavours to recover all claims from insurers or other persons. The relevant Purchaser shall permit, and shall procure any relevant Company (in the case of Kiwi) permits, the Vendors to, in the name of the relevant Purchaser or that Company, take such action to mitigate any loss in relation to, or minimise the risk of, a breach of the Warranties, or any other term of this Agreement as the relevant Purchaser consents to, such consent not to be unreasonably withheld or delayed, provided that the costs of such action

will be met by the Vendors and the Vendors will fully consult with the relevant Purchaser in taking such action.

(b) Without limiting paragraph (a) above, Kiwi must take all actions reasonably commercially available to it to enable it to draw down under the Kiwi Debt Facilities to fund the acquisition of Property and the TFL Forestry Right to be acquired by it under this Agreement notwithstanding any breach by the Vendors of any of the Warranties or any other obligations of the Vendors on or prior to an applicable Completion Date.

10.9 Purchasers relied on own judgment

The Purchasers acknowledge and agree that:

(a) **Own judgment**

except for the Warranties and the Tax Indemnity, they have each entered into this Agreement in reliance solely on their own judgment and inspection and not in reliance on any statements, warranties or representations by the Vendors or their directors, officers, employees or advisers;

(b) **No representation**

except to the extent provided for in the Warranties, the Vendors do not warrant the accuracy or completeness of any of the Due Diligence Material including any budgets, forecasts or projections, yield information, area calculations, crop types, topography, stand parameters or growth rates; and

(c) **Other representations excluded**

all express or implied representations or warranties of the Vendors (other than the Warranties) in relation to the transactions evidenced by this Agreement are hereby expressly excluded to the maximum extent permitted by law.

10.10 Purchasers' release

(a) Except in respect of fraud or the wilful breach of either of the Vendors, their Related Companies or any of their respective directors, officers, employees, advisers, agents or representatives, to the maximum extent permitted by law, the Purchasers release each of the Vendors, their Related Companies and all of its or their directors, advisers, employees, officers and agents from all liability and disclaims all claims, whether in contract (including, but not limited to, claims for breach of implied representations or warranties (excluding the Warranties)) or tort or otherwise (including, but not limited to, the Fair Trading Act 1986 (New Zealand)), against all such persons arising in relation to this Agreement, except, in the case of the Vendors, for the Warranties and the other matters set out expressly in this Agreement, and confirm that in entering into this Agreement, they have not relied on any information, statement, representation, warranty, condition, promise or undertaking made in the course of communications or negotiations, whether express or implied and

whether oral or written and whether verbal or resulting from or implied by conduct, prior to execution of this Agreement.

(b) This clause 10.10 confers, and is intended to confer, a benefit upon the Related Companies of the Vendors and the respective directors, advisers, employees, officers and agents of the Vendors and of each Related Company for the purposes of the Contracts (Privity) Act 1982 (New Zealand).

10.11 Purchaser's obligations

(a) After the Principal Completion Date or a Forestry Block Completion Date, as applicable, the Purchasers must not take, and Kiwi must ensure that no Company takes, any action, proceeding, claim or demand against any of the present or former directors, advisors, agents, employees or officers of the Vendors, their Related Companies or the Companies or any other present or any former shareholders of the Vendors (each a **Protected Party**) in relation to any event occurring prior to the Principal Completion Date or a Forestry Block Completion Date, as applicable, other than an action for wilful breach or fraud.

(b) The undertaking contained in this clause is given for the benefit of each Protected Party and is intended to be enforceable against the Purchasers by any Protected Party in accordance with the provisions of the Contracts (Privity) Act 1982 (New Zealand).

10.12 Obligation to notify and certify

(a) If, at or prior to, Completion on each applicable Completion Date the Vendors or the relevant Purchaser becomes aware that any of the Warranties, or the Purchaser Warranties to be given by the relevant Purchaser, or any of the obligations of the Vendors or the relevant Purchaser under this Agreement, are or will be breached or unfulfilled on Completion, the Vendors shall immediately give written notice to the Purchaser, or the relevant Purchaser shall immediately give notice to the Vendors, of that fact and the circumstances giving rise to it.

(b) The Vendors shall deliver to the relevant Purchaser, and the relevant Purchaser shall deliver to the Vendors, immediately prior to Completion on each applicable Completion Date, a certificate in a form to be agreed confirming that, to that party's knowledge, no matters have occurred which require notification under paragraph (a) above and have not been so notified (such certificate to be given without personal liability for the signatory for the relevant party).

11. Potential Warranty Claim procedures

11.1 Third party claims

Should any event occur, or any claim (excluding a taxation claim) by a third party arise, against a Company (in the case of Kiwi) or a Purchaser (**Third Party Claim**) in relation to which a Purchaser may seek to make, or has made, a Warranty Claim, but not a claim under the Tax indemnity, the following provisions will apply:

(a) **No admission**

The relevant Purchaser may not make, and, in the case of Kiwi, must procure the relevant Company does not make, any payment or admission of any liability in relation to the Third Party Claim, or take any other steps which may in any way prejudice the defence of the Third Party Claim, without the prior written consent of the Vendors (which shall not be unreasonably withheld or delayed).

(b) **Vendors may conduct**

Where the Vendors have accepted responsibility for the relevant Warranty Claim, the Vendors may, in the name of the relevant Purchaser or the relevant Company, but in full consultation with the relevant Purchaser, prosecute or defend any proceedings relating to the Third Party Claim, at the Vendors' cost. The Vendors will take all reasonable steps necessary to protect the reputation of the relevant Purchaser and its Related Companies (including, in respect of Kiwi, the Companies) and their respective directors, officers, employees, agents and advisors provided that the Vendors shall not be required to take such steps if the Vendors consider (acting reasonably and having taken legal and other advice on the matter) that to do so would be likely to materially increase the potential liability of the Vendors under a Warranty Claim. Subject to the foregoing, the Vendors will be entitled to deal with and defend the Third Party Claim as they see fit, but shall not settle any such claim without the prior written consent of the relevant Purchaser (which shall not be unreasonably withheld or delayed).

(c) **Costs**

If the Vendors are:

(i) wholly successful in defending any Third Party Claim, the costs of the defence must be borne by the relevant Purchaser or the relevant Company;

(ii) wholly unsuccessful in defending any Third Party Claim, the costs of the defence will be borne by the Vendors; or

(iii) partially successful in defending any Third Party Claim, the costs of the defence must be borne proportionately by the Vendors and the relevant Purchaser (or the relevant Company) in accordance with the loss suffered by each such person.

(d) **Access to records**

The Purchasers must make, or must procure that each relevant Company makes, available to the Vendors all such information, books and records transferred to the Purchasers under this Agreement as the Vendors may reasonably require for the purposes of proceedings relating to a Third Party Claim, at the cost of the Vendors in respect of any out of pocket costs of the Purchasers.

11.2 Purchasers to mitigate

Nothing in this clause 11 limits the Purchasers' obligation to mitigate pursuant to clause 10.8 any loss or damage they may suffer in consequence of any matter giving rise to a potential Warranty Claim.

12 Purchasers' Warranties

Schedule 1: Warranties

PART C – Information and Material Circumstances Warranties

1. Information

(a) The Due Diligence Material and the information contained in the Disclosure Letter, except to the extent specified in Schedule 14, was, when given, and is now true, accurate, and complete.

(b) In this Warranty:

(i) **Complete** means that all material information in the possession of the Vendors or their Related Companies in relation to the relevant item of information has been supplied to the relevant Purchaser; and

(ii) **True and Accurate** means, in relation to information that is derived from sampling, statistical analysis, estimation or other similar methods and tools, that in deriving the information the Vendors have applied accepted forestry industry standards and that information is not, to the Vendors' knowledge, misleading including by way of omission.

2. Material or adverse circumstances

(a) **Material circumstances**

Neither of the Vendors is aware of any material circumstance which has not been disclosed in the Due Diligence Material to the Purchasers prior to the date of this Agreement and which might reasonably be expected to affect the Land[redacted] or the other Property to be transferred to the relevant Purchaser under this Agreement in a manner which might reasonably be expected to be Materially Adverse to the value of the Land, the Companies' Shares,[redacted] or that other Property to be transferred to the relevant Purchaser under this Agreement, taken as a whole.

(b) **Adverse circumstances**

(i) There are not any circumstances existing which will, or to the Vendors' knowledge with the passing of time or giving of notice or making of any court order which are reasonably likely to, result in the liquidation or dissolution of the Vendors[redacted] or any of the Companies or the appointment of a receiver or statutory manager of the whole or any part of the assets of the Vendors[redacted] or any of the Companies.

(ii) Neither the execution of this Agreement, nor the transfer of the Property[redacted] to the relevant Purchaser pursuant to this Agreement, nor any other provision of this Agreement, will:

(A) entitle any person to acquire, or to require the Vendors, any of the Companies,[redacted] to dispose of, any right or benefit relating to[redacted] the Companies or any of the Property[redacted] to which the Vendors or any of the Companies is entitled, or any interest therein (other than pursuant to this Agreement); or

(B) otherwise cause or be likely to cause any material right or benefit of or relating to [redacted] the Companies,[redacted] or any of the Property to be cancelled, terminated or lost or adversely qualified or impaired.

[redacted]

3. Litigation

(a) **Causes of action**

To the Vendors' knowledge there is not any cause of action which could or might be used for the purpose of commencing legal proceedings, either civil or criminal, against the relevant Purchaser (relating to the Land, any of the Companies, any of the Property [redacted] being transferred to the relevant Purchaser on that Completion Date) or any of the Companies (other than an action against a Company in respect of which it is fully and effectively indemnified).

(b) **Legal proceedings**

The Vendors and FCF are not, and the Companies [redacted] are not, a party to any legal action or proceedings, arbitration, or statutory or governmental inquiry of any kind in relation to the Land, any of the Companies or any of the Property [redacted], nor are the Vendors or any of the Companies aware of any such legal proceedings, arbitration or inquiry which are pending or threatened against or involve the Vendors, FCF, any Company [redacted] in relation to the Land, any of the Companies, any of the Property [redacted].

(c) **Current proceedings**

The Vendors and FCF are not, and the Companies [redacted] are not:

(i) subject to any order, judgment or award given or made by any court, arbitrator, tribunal or other competent body or official; or

(ii) a party to any undertaking or assurance given to any court, arbitrator, tribunal, other competent body or official, which is now, or will on any relevant Completion be, current,

in each case in relation to the Land, the Companies, [redacted] or any of the Property.

PART D – Asset Warranties

1. Property

(a) FCFIL is:

(i) the lessee under the Leases;

(ii) the grantee under the Forestry Rights (other than the FCFM Forestry Rights [redacted] and the Cutting Right; and

(iii) the legal and sole beneficial owner of the Standing Trees the subject of the Forestry Rights (other than the FCFM Forestry Rights and the TFL Forestry Right), the Leases and the Cutting Right (subject to the rights of any grantor or lessor to Standing Trees under the terms of any Forestry Right, Lease or Cutting Right).

[redacted]

(c) Each Company is the legal and sole beneficial owner of the relevant Company's Property and there is no adverse right to or interest over the freehold Land owned by a Company.

(d) FCFIL is the legal and sole beneficial owner of the Improvements, the Equipment, the Business Agreements, the Forest Records, the Inventory, the Resource Consents and the Intellectual Property Rights (subject to the rights of any grantor or lessor to Improvements, Equipment and Forest Records under the terms of any Forestry Right, Lease or Cutting Right).

[redacted]

2. Power

The Vendors have the right and power to sell the Vendors' Property on the terms set out in this Agreement. [redacted]

3. No Security Interests

(a) On Completion, no part of the Property [redacted] will be subject to any Security Interest or will be under the control, or in the possession of, any person other than the relevant Vendor, Company [redacted] as the case may be.

(b) No person, other than the Vendors, one of the Companies [redacted], as applicable, will at the relevant Completion be entitled to possession of, or any interest in, any of the Property [redacted] (subject to the rights of any grantor or lessor under the terms of any Forestry Right [redacted], Lease or Cutting Right) and the Vendors, one of the Companies [redacted], as applicable, will have, on Completion, good and marketable title to all such assets (subject to the rights of any grantor or lessor under the terms of any Forestry Right [redacted] Lease or Cutting Right).

(c) The Vendors' Property [redacted] will pass to the Purchaser on Completion free and clear of all Security Interests (subject to the rights of any grantor or lessor under the terms of any Forestry Right, Lease or Cutting Right).

4. Properties and Forests

(a) Accuracy

The information set out in Schedules 5 and 6, is, as at the date of this Agreement, true and accurate and, as to the matters covered in each such Schedule, complete. In this warranty:

(i) **Complete** means that all material information in the possession or knowledge of the Vendors or their Related Companies in relation to the relevant Schedule has been provided; and

(ii) **True and Accurate** means that information is not, to the Vendors' knowledge, misleading or inaccurate.

(b) Breaches, Enforcement Action, Public Works

(i) To the Vendors' knowledge, neither of the Vendors, none of the Companies [redacted] is in breach of any material agreement with respect to, or any material obligation affecting, any Property [redacted] and there are no outstanding enforcement actions in respect of any Property [redacted] by a grantor, landlord, tenant or other person.

(ii) All material terms and conditions of the Cutting Right, the Forestry Rights and the Leases have, to the Vendors' knowledge, been complied with by all parties to each such document in all respects, neither the Vendors nor any, none of the Companies [redacted] has received any notice requiring any default or breach to be remedied, and there is no outstanding material dispute with any party to the Cutting Right, the Forestry Rights, the Leases, the Business Agreements or the Resource Consents.

(iii) To the Vendors' knowledge, there are no circumstances which would entitle (or if continued would entitle) any landlord, licensor or other person to terminate any Lease, Forestry Right or Cutting Right or would otherwise materially restrict or terminate the continued possession or occupation of the Land [redacted] that is subject to any such Lease, Forestry Right or Cutting Right.

(iv) To the Vendors' knowledge, no Property [redacted] is subject to or affected by any planning permission or development permit or, any proposals for road widening or subject to any order or resolution for its compulsory acquisition under the Public Works Act 1981.

(c) Interests

(i) There are no material leases, restrictions, easements, options, land improvement agreements, claims or unrecorded agreements affecting the relevant Purchaser's rights in respect of the Land [redacted]

[redacted] other than those recorded on the Certificates of Title in respect of the freehold Land, those recorded in the Leases, the Forestry Rights or the Cutting Right, those recorded on the Certificates of Title in respect of the Land subject to the Leases, the Forestry Rights or the Cutting Rights as at 13 October 2003 and those recorded in the Business Agreements as at the date of this Agreement.

(ii) Further, with respect to such material leases, restrictions, easements, options, land improvement agreements, claims or unrecorded agreements affecting title to any Land, there will be no material breaches or defaults by either the Vendors or any Company, as applicable, and the same will not materially interfere with the use of the Property for the purpose currently used by such persons.

(d) **Access and easements**

There are, or will at the applicable Completion Date be, appurtenant to the Land [redacted], as the case may be, all legal access rights necessary and sufficient for maintenance, management and harvesting operations being undertaken on that land as at the applicable Completion Date, and the Vendors have no reason to believe that such legal access rights will be terminated or impaired in any way after the applicable Completion Date and have no knowledge of any circumstances that may lead to termination or impairment of such access after the applicable Completion Date or that would impair the relevant Purchaser's ability to obtain the required legal access to the Property [redacted] for forestry purposes after the applicable Completion Date, for activities to be undertaken after that date, on commercially reasonable terms.

(e) **No encroachment**

The Vendors have, and the relevant Company or Companies have, employed all reasonable precautions in planting to ensure no encroachment on to land contiguous to any Land [redacted] occurs and, at the applicable Completion Date, there will be no material encroachment of planting onto land contiguous to any parcel of Land.

(f) **No Requisitions**

There are no material outstanding requisitions, disputes or requirements imposed by any local, territorial or government authority in respect of any of the Freehold Land or, in respect of the Non-Freehold Land [redacted] which the Vendors, the Companies or any of their Related Companies has knowledge of. In addition, none of such persons has knowledge of any material threatened requisition, dispute or requirement in respect of any of the Land [redacted] or any matter or thing that may reasonably be expected to result in such requisition, dispute or requirement.

(g) **FSC Certification**

The Vendors' and the Companies' Forestry Stewardship Council Certification is valid in all respects, as of the Principal Completion Date.

(h) **Treaty of Waitangi claims**

No claims have been submitted to the Waitangi Tribunal in respect of any Land [redacted] under the Treaty of Waitangi Act 1975.

5. Environmental

(a) The present uses of the Land [redacted] comply with all Environmental Requirements in all material respects.

(b) FCFIL, [redacted] or the relevant Company has dealt with any Contaminant deposited or discharged by it or of which it is aware to the extent such Contaminant has a significant and adverse effect on the Environment in accordance with the requirements of all Environmental Requirements in all material respects.

(c) No Contaminant or Hazardous Substance (to the extent such Contaminant or Hazardous Substance has a significant and adverse effect on the Environment or could give rise to liability under the Environmental Laws) has been deposited or discharged onto or beneath the surface of any Land [redacted] (including water bodies) by the Vendors, [redacted] or the Companies other than in accordance with the requirements of all Environmental Requirements, and, to the Vendors' knowledge having made separate due and diligent enquiry of the forest records of the Vendors and the Vendors and FCF's relevant current employees only, no previous owner of any of the Land [redacted] has deposited or discharged any Contaminant or Hazardous Substance (to the extent such Contaminant or Hazardous Substance has a significant and adverse effect on the Environment or could give rise to liability under the Environmental Laws) onto or beneath the surface of any Land [redacted] in circumstances where the Contaminant or Hazardous Substance belongs to FCFIL or the relevant Company or any of their or any Related Companies' operations other than in accordance with the requirements of all Environmental Requirements.

(d) To the Vendors' knowledge, there is no action or significant expenditure required by the Vendors [redacted] or any of the Companies to comply with

actual and current requirements of any Governmental agency under Environmental Requirements.

(e) To the Vendors' knowledge, there is no Environmental Matter that may result in the cancellation, material limitation, material variation or non-renewal of any Environmental Approvals.

(f) To the Vendors' knowledge, having made separate due and diligent enquiry of the forest records of the Vendors and the Vendors and FCF's relevant current employees only, no aspects of any former owner or occupier's occupation or use of any Land [redacted] is reasonably likely to give rise to loss, liability, claims, prosecutions or legal proceedings against the owner or occupier of the Land [redacted] in relation to Environmental Requirements.

(g) In this section, the following definitions apply:

Contaminant has the meaning given to that term in section 2 of the Resource Management Act 1991;

Environment has the meaning given to that term in section 2 of the Resource Management Act 1991;

Environmental Approvals means all approvals, authorisations, consents, licences, clearances and exemptions required under Environmental Law in relation to the Land;

Environmental Law means all applicable national and local legislation (including, without limitation, the Resource Management Act and the Hazardous Substances and New Organisms Act 1996), directives, and regulations, district and regional plans (including any guidelines or similar rules which have legally binding effect) which relate or apply to an Environmental Matter or the Environment and the Land [redacted]

Environmental Matter means:

(i) non-compliance with any existing Resource Consent;

(ii) pollution or contamination;

(iii) the disposal, release, spillage, deposit, escape, discharge, leak or emission of, contact with, or exposure of any person to, any Hazardous Substance or Waste;

(iv) the creation of existence of any noise, vibration, radiation, common law or statutory nuisance or other adverse impact on the Environment; and

(v) any other matters relating to the condition, protection, maintenance, restoration or replacement of the Environment;

Environmental Requirements means any Environmental Law and Environmental Approvals relating to the Land [redacted];

Hazardous Substance has the meaning given to that term in the Hazardous Substances and New Organisms Act 1996 as at the date of this Agreement; and

Waste means any waste, including any thing which is abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value or not.

6. Equipment and Information Technology

(a) **Equipment**

The Equipment constitutes all the equipment owned by the Vendors (or one of their Related Companies) that is primarily and principally used by the Vendors for the operation of the Companies and the Vendors' Property, other than equipment that forms part of the Excluded Property.

(b) **Systems**

All of the computers and electronic systems that form part of the Equipment are under the sole control of the Vendors or the Company responsible for them and are not shared with or used by or on behalf of or accessible by any other person.

Schedule 3: Forestry Rights and Cutting Right

PART A – Forestry Rights

TIR ref.	Forestry Block name	Grantor[1] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.31	Putauaki	Anaru Rihiwai Rangiheuea, Tamoho Waaka Vercoe, Keith Cameron, Tiki Hunia, John Hunia, Renata Rangi and Charlie Elliot (together the Putauaki Trust) (Māori)	15 August 1990	59 Y Block MLC noted & CT 31322 & 31321 64D/2	Noted at Māori Land Court	(a) The parties to obtain the grantor's prior consent.	Forestry Right to be registered at LINZ	Kiwi
3.31A	Rainbow	Fletcher Challenge Forests (Manufacturing) Limited	[To be created prior to the Principal Completion Date]	CT 61A/720				Kiwi

DRA ref.	Forestry Block name	Grantor (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.33	Rerewhakaaitu	Rotoiti 15 Trust – Steve Curtis, Jackie Aratema, Albie Tahana, Willie Newton, Morris Meha [Māori]	1990	Rotoiti 15 Block	Noted at Māori Land Court	(a) The parties to obtain grantor's prior consent.		Kiwi

DR ref.	Forestry Block name	Grantor[3] (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.71	Waiohau	Arone Heha, Mere Trelor, Korowhe Ruby Wilcox and Phil Joan Savage	8 March 1991	Waiohau B1281 Block Māori Land Plan 18774 CT 4BB/519	Noted at Māori Land Court	(a) The parties to obtain the grantor's prior consent. (b) The parties to obtain certificate of confirmation from the Registrar of the Māori Land Court.	Forestry Right to be registered at LINZ	Kiwi

DR ref.	Forestry Block name	Grantor (Certificate of title or Māori Land Court Order)	Date	Certificate of Title and Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	relevant Purchaser
3.75	Wharetoto	The Proprietors of Wharetoto 5B Block	10 December 1986	Wharetoto 5B Block SA8B/134	Noted at Māori Land Court	(a) The parties to obtain the grantor's prior written consent. (b) The relevant Purchaser to demonstrate to the grantor that it is reputable, solvent and experienced and qualified to take over the management and control of the forest.		Kiwi

PART G – Management Contracts

DR ref.	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consent (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
3.12	Taupo Hunt Club	The Taupo Hunt Club Incorporated	27 July 1984	SA302/359		(a) The parties to obtain the grantor's prior written consent, such consent not to be arbitrarily or without good cause withheld. (b) The relevant Purchaser to demonstrate to the grantor that it is responsible and respectable. (c) The relevant Purchaser to enter into a Deed of Covenant with the grantor to comply with the terms and conditions of this agreement	• Forestry Right to be registered at LINZ (provided that if this agreement is not converted into a registrable forestry right by no later than one month prior to the final Forestry Block Completion Date this shall not be a Further Required Consent)	Kiwi

Schedule 4: Companies' Property

A. East Woodlands Limited

1. Freehold land

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Malahina	231.3193	622/283	Part Malahina 92 Block

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Matahina	199.6957	493/171	Section 1 Block VI Rangitaiki Lower SO25146
Matahina	245.0736	1225/94	5933D Section 2 Parish of Matata
Matahina	0.903	865/125	Lot 1 DPS 33281
Matahina	30.5066	6A/933	Matahina B2A Block
Matahina	1.3492	3A/829	Lot 1 DPS 1573
Matahina	35.324	7C/370	Matahina B2B
Matahina	170.5699	11A/30	Matahina A3A Block
Matahina	0.1159	44D/404	Part Matahina A2 Block
Matahina	1979.302	48B/665	Lot 2 DPS 35347, Lot 3 DPS 35348 & Part Lot 2 DP 32183
Matahina	1672.1282	48B/688	Part Matahina A1D Block
Matahina	791.8847	48B/689	Part Matahina A1D
Matahina	7780.2218	48B/690	Part Matahina A1D Block
Matahina	614.8169	48B/691	Part Matahina A2 Block
Ngamotu	396.32	45B/856	Section 2 Block XV Ruawahia Survey District

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Rangitaiki	481.7571	69B/522	Lots 2 and 3 DP 24048 & Lot 1 DPS 90265
Rangitaiki	23.3655	6B/663	Section 1 Block 1 Galatea Survey District
Rangitaiki	427.2468	1417/66	Lot 2 DPS 4703

Swan	155.3689	5A/1235	Lots 2 & 4 DPS 7712
Swan	128.2717	5A/1236	Lots 1 & 3 DPS 7712
Swan	327.6595	33C/85	Part 5903D2 Parish of Matata & Lot 1 DPS 35774
Swan	129.1997	1790/86	Lots 1 & 4 DP South Auckland 6600
Swan	226.5482	1790/87	Lots 2, 3 & 5 DPS 6800
Swan	1.3557	634/149	Lot 1 of Allotment 115 Parish of Matata

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Swan	12.6024	614/205	Lots 1, 2 Part 3 & 4 DPS 22494

B. Northwest Woodlands Limited

1. Freehold land

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Mangawhio	106.034	50B/872	Section 3 Block XV Ruawahia Survey District

C. South Woodlands Limited

1. Freehold land

Name Property is known by	Legal Area (ha)	Certificate of Title	Legal Description
Pethybridge	125.035	34A/209	Lot 3 DPS 38307

1. Forestry Right

DR ref.	Forestry block name	Grantor	Date	Legal description	Registered number (if registered)	Required Consent (as defined in clause 4.1(a) of the Agreement)	Further Required Consents (as defined in clause 4.1(a) of the Agreement)	Relevant Purchaser
3.24	Ngalapa	Ngalapa Station Limited	14 December 2001	635/32	5172938.4			Kiwi

Schedule 5: Tenancies

Forestry Block Name	Tenant	Description of Licence	Description of Property
Taneatua (Able)	Robert Black	Animal Control Permit	Taneatua Forest
Kerarutahi	Robert Black	Animal Control Permit	Kererutahi Forest
Mangaone (Seijemans)			Mangaone Forest
Taneatua (Pickford)			Taneatua Forest
Taneatua (Frole)			Taneatua Forest
Stanley (Taneatua TPP)			Stanley Forest
Taneatua (Taylor N)			Taneatua Forest
Tuararangaia			Tuararangaia Forest
Gammons	Steve Brake	Animal Control Permit	Gammons Forest
Omanawa			Omanawa Forest
SF 3			SF 3 Forest
SF 28			SF 28 Forest
Gammons	Craig Rosborough	Beekeeping	Sites along Mangapapa road, Marshall, Andromeda and Panama Roads.
Herepuru	Peter Beeching	Animal Control Permit	Herepuru Forest

Forestry Block Name	Tenant	Description of Licence	Description of Property
Heropuru	Bryce and Susan Hooton	Beekeeping	Selected sites within the forest map.
Horohoro	Willie and Robin Duore	Animal Control Permit	Horohoro Forest
Kaweraü A2 A3	Neil and Wendy Mossop	Beekeeping	Sites throughout the forest
Mangaone (Beljemans)			Sites within the forest
Matahina			Sites throughout the forest
Matata			Sites within the forest
Swan			Sites within the forest
Tarawera*			Sites throughout the Forest
Welcome Bay			Sites within the forest
Matahina	Kevin and Carol Simons	Beekeeping	Sites within Matahina Forest
Swan			Sites within the Forest
Tarawera*			Sites within the Forest
Matata	Jeff Anderson	Licence to Graze	All or part of Matata Forest compartment 633/1, 2 & 3
Matata	Mohi Rogers	Animal Control Permit	Matata
Ngahulnga	Perry Mossert	Animal Control Permit	Ngahulnga Forest

Forestry Block Name	Tenant	Description of Licence	Description of Property
Ngamanawa Omanawa	Apiflora NZ Limited - SM and LJ Wasbink	Licence to Bee Keep	Ngamanawa and Omanawa blocks
Opepe Nth Tauhara Wairui	Bob Nickleson	Beekeeping	Far left hand corner of the Block that juts out under Tauhara Block South west corner bordering Opepe North block Along Highway 1 from Homestead Road to Sika Road
Oropi	Ross Green	Animal Control Permit	Oropi Forest
Pethy Bridge	Y Wery Trust (Mr K and Mrs L Snowden)	Licence to Graze	All or part of Pethybridge Forest.
Pine Hill Tahuke FP Tahorakuri Tauhara	Cooksley Family Trust, Mr V Richardson	Beekeeping	Sites within the Forest Maps Only allowable location is on the right hand side of the highway towards Tauranga where no harvest activity is occurring Sites throughout the forest Sites throughout the forest

Forestry Block Name	Tenant	Description of Licence	Description of Property
Pinnacles	Kevin Thomas	Beekeeping	5 sites within compartments 713/2 & 731/1 and alongside compartment 732/1 and 723/2
Waipana I			Sites within the forest
Ridge Forest	Myles Ferrelly	Licence to Graze	
Rotoiti 3V3	Tony Melvin	Animal Control Permit	Rotoiti 3V3 Forest – Exclusively for Live Wallaby Capture.
Tikitere			Tikitere Forest – Exclusively for Live Wallaby Capture
Rotoiti	Arataki Honey, Russell Berry	Beekeeping	Approximately 7 sites within the forest.
Tarawera			One site in Tarawera Forest
Rotoiti SRI	Dale Gifford	Beekeeping	Sites within the forest
Rotoiti	Institute of Geological & Nuclear Sciences	Right of Use Commercial	Makatiti Dome Site
SF 18	Murray Winters	Animal Control Permit	Permit issued by EPRO
Te Matai FH			Permit issued by EPRO
Swan	Tankman Limited - Virginia Kiddey	Access Licence to discharge truck waste, fats and milk processing wastes	Swan Forest. Waste to be discharged into a pit situated off Tahuna Road, Te Teko
Tahorakuri	Alida Mogridge	Animal Control Permit	South Block

Forestry Block Name	Tenant	Description of Licence	Description of Property
Tahorakuri	Mary Collins	Haymaking Licence	Tahorakuri Forest Boundary approx 88 ha
Tauhara/Broadlands			Tauhara Forest and includes Broadlands Road Forest edge
Tahorakuri	Mighty River Power Limited	Right of Use Commercial	Repeater Site on Kaimanawa Hill
Tahorakuri	M Matuschka	Licence to Graze	All or part of Tahorakuri Forest Boundary
Tahorakuri	Norm and Mary Dean	Beekeeping	Along Gordon Road to gain access behind Ohaaki Geothermal Plant
Tauhara			Hives placed just back off the old office site
Ngamanawe			
Tarawera*	A-One Electronics Ltd	Access Licence	Access to radio repeater site
Tarawera*	Paul Ernest	Animal Control Permit	West of the Block
Tarawera*	Maurice Fox	Animal Control Permit	East of the Block
Tarawera*	Broadcasting Communications Ltd *(Note: granted by TFL)*	Right of Use Commercial	Mt Putauaki Co-Site
Tarawera*	Natural Gas Corporation	Right of Use Commercial	Tarawera Forest
Tarawera*	Transpower New Zealand Limited *(Note: granted by TFL)*	Right of Use Commercial	Mt Putauaki Co-Site

Forestry Block Name	Tenant	Description of Licence	Description of Property
Tarawera	Whakatane Radio Telephone Users Association (Inc) *(Note: granted by TFL)*	Right of Use Commercial	Mt Putauaki
Tauhara (Pueto Block)	Mr and Mrs Clarke and Phyllis Tickle	Licence to Graze	All or part of Hall's Block, Tauhara Forest
Tauhara (Pueto Block)	Trevor Myers	Access Licence	Tauhara Forest, Pueto Block, compartment 28/5.
Tauhara	Joseph Skeen	Animal Control Permit	Tauhara Forest
Te Matai FH	Ross Carroll	Beekeeping	Te Matai Forest
Te Matai FH	Barry Higgins	Small Fern Collection	Sites within the Forest
Tikitere	New Zealand Forest Research Institute Limited	Licence is for the purpose of undertaking research	Pt Paehinahina Mourea Block ML 10752, Blocks X XI, Rotoiti Survey District
Tikitere	Microcell Ltd New Zealand Limited	Right of Use Commercial	Tikitere
Tikitere	Vodafone	Right of Use Commercial	Cell Site situated in compartment 1/2
Tiraki Wainui	Her Majesty The Queen The Trustees of Lake Taupo Forest	Access and Cartage Licence	Wainui Forest – an estate in fee simple comprising 6047.5851 hectares more or less being Lots 3 and 4 DPS 11126 and Part Tauhara South A Block being all of the land contained and described in Certificates of Title 7C/712, 7C/1477 and 37B/817 South Auckland Land Registry. Tiraki Forest – Comprising 458.1041 hectares more of less being Pahikohuru No 1 Blocks.

Forestry Block Name	Tenant	Description of Licence	Description of Property
Waikawa	Works Civil Construction Limited	Licence to Occupy	Part of Waikawa No. 3 Block Certificate of Title 83/151
Wainui	Tom Loughlin	Animal Control Permit	Wainui Forest
Wainui	Mark Morse	Beekeeping	Sites north of B Nockleson. See marked on map
Waitahanui			
Waioeka Job Ins	Richard Vanstone	Animal Control Permit	Waioeka
Waiotahi Swan	Jack Brown	Licence to Graze	
Waiotahi Swan	Richard Vanstone	Animal Control Permit	Waiotahi

* Denotes a tenancy relating to Tarawera

Schedule 6: Business Agreements

Data room reference	Title of agreement	Date	Parties
3.24 (c)	Concession document granting an easement in gross	7 August 2003	• Fletcher Challenge Forests Industries Limited • Minister of Conservation
5A	Matahina Quarry Profit à Prendre	2002	• Fletcher Challenge Forests Industries Limited • Te Runanga O Ngati Awa
5.6	Geothermal Memorandum of Encumbrance	30 August 2000	• Fletcher Challenge Forests Industries Limited • Mighty River Power Investments Limited • Tauhara Development Limited • Rotokawa Joint Venture Limited
5.8	Geothermal Development Deed	10 July 1997	• Fletcher Challenge Forests Industries Limited • Fletcher Challenge Energy Power Generation Limited
5.9	Deed of Arrangement relating to Geothermal Interests at Rotokawa and Tauhara	1997	• Fletcher Challenge Forests Industries Limited • Fletcher Challenge Forests (Manufacturing) Limited • Lakeside Timber Company Limited • Fletcher Wood Panels Limited • Fletcher Challenge Energy Power Generation Limited • Contact Energy Limited
7.1	Lease of debarker and associated storage area	30 April 2003	• Fletcher Challenge Forests Industries Limited • Port of Tauranga Limited
7.2	Lease of log storage area (Mt Maunganui Wharf/Tasman Quay/Maui Street)	30 April 2003	• Fletcher Challenge Forests Industries Limited • Port of Tauranga Limited
7.3	Lease of log storage area (Waimarie Street)	30 April 2003	• Fletcher Challenge Forests Industries Limited • Port of Tauranga Limited
7.5	Kawerau Central Processing Yard lease	21 June 2000	• Fletcher Challenge Forests Industries Limited • Trustees of the Putauaki Trust

7.8	Deed of Lease relating to Onepu railyard	4 June 1998	• Land Information New Zealand • Fletcher Challenge Forests Industries Limited
8.7	Matata Grazing Licence	20 October 2003	• Fletcher Challenge Forests Industries Limited • Jeff Anderson
8.12	Ngamanawa and Omanawa Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Apiflora NZ Limited - SM and LJ Weenink
8.15	Pellny Bridge Grazing Licence	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • V Wary Trust
8.19	Swan Access Licence to discharge truck waste, fats and milk processing wastes.	Commenced 1 November 2002	• Fletcher Challenge Forests Industries Limited • Tankmar Limited – Virginia Kiddey
8.21	Tahorakuri Grazing Licence	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • V Matuschka
8.26	Tikitere Licence for the purpose of undertaking research	Commenced 1 May 2000	• Fletcher Challenge Forests Industries Limited • New Zealand Forest Research Institute Limited
8.28	Waikawa Licence to Occupy	5 March 1999	• Fletcher Challenge Forests Industries Limited • Works Civil Construction Limited
8.31	Tahorakuri Right of Use Commercial	Commenced 1 March 1998	• Fletcher Challenge Forests Industries Limited • Mighty River Power Limited
8.35	Rotoiti and Tarawera Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Ariki Honey - Russell and Annette Berry
8.36	Te Matai FH Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Ross Carroll
8.37	Pine Hill, Taheke Rd, Tahorakuri and Tauhara Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Cocksley Family Trust - Mr M Richardson
8.38	Pereouru Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Bryce and Susan Hoolen

8.39	Wairui Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Mark Morse
8.40	Welcome Bay, Kawerau A2 A3, Mangaone – Beljemans, Matahina, Matata, Richwhites MC, Swan and Tarawera Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Neil and Wendy Mossop
8.41	Tauhara, Opepe Nth and Wairui Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Bob Nockelson
8.42	Matahina, Swan and Tarawera Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Kevin and Carol Simons
8.43	Waipapa Land Pinnacles Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Kevin Thomas
8.44	Gammons Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Craig Bosborough
8.45	Tihoe (Puefo) Grazing Licence	9 October 2003	• Fletcher Challenge Forests Industries Limited • Clarke and Phyllis Tickle
8.46	Te Matai NH Small Fern Collection	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Barry Higgins
8.47	Tahorakuri and Tauhara Beekeeping Licence	1 July 2003	• Fletcher Challenge Forests Industries Limited • Norm and Mary Dean
8.48	Tauhara – Puefo Access Licence	15 October 2003	• Fletcher Challenge Forests Industries Limited • Trevor Myers
8.49	Waimana Access Licence	Commenced 15 October 2002	• Fletcher Challenge Forests Industries Limited • Raroa Farm Trust
8.51	Waiotahi Swan Grazing Licence	3 October 2003	• Fletcher Challenge Forests Industries Limited • Jack Brown
8.52	Tahorakuri and Tauhara/Broadlands Licence to Hayrake, Silage and Lucerne	Commenced 1 July 1999	• Fletcher Challenge Forests Industries Limited • Merv Collins
8.53	Tarawera Vehicle Forest Access Permit	Issued 29 July 2003	• Fletcher Challenge Forests Industries Limited • A-One Electronics Limited (Paul Garaway)

8.55	Rotoiti Beekeeping Licence		• Fletcher Challenge Forests Industries Limited • Dale Gifford
8.56	Ridge Forest Grazing Licence	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Myles Farrelly
9.1	Telecommunications Licence Waitanga Radio Site	29 September 2000	• Fletcher Challenge Forests Industries Limited • Transpower New Zealand Limited
9.3	Tranz Rail Radio Site Galatea Lookout Licence	7 April 2003	• Fletcher Challenge Forests Industries Limited • Tranz Rail Limited
9.4	Matatii Radio Repeater Site Licence to Occupy	Commenced 1 April 2003	• Fletcher Challenge Forests Industries Limited • Institute of Geological and Nuclear Sciences
9.7	Licence to Occupy Radio Repeater Site at Taraponui	13 November 2003	• Fletcher Challenge Forests Industries Limited • Works Infrastructure Limited
9.9	Licence granting Fletcher Challenge Forests Industries Limited access to Karangahape Repeater site and amendments	30 October 1998	• Fletcher Challenge Forests Industries Limited • Her Majesty the Queen • The Trustees of the Whakarewa Block
9.12 (h)	Letter concerning agreement to use Farm Road to access Matahina Wood	30 January 2003	• Fletcher Challenge Forests Industries Limited • Trustees of the Ngati Awa Runanga Trust
9.13	Access licence	Commenced 1 February 2003	• Fletcher Challenge Forests Industries Limited • Robert Pol
10.2	The Tasman Reserve and Forestry Development Accord	22 June 1989	• Fletcher Challenge Forests Industries Limited • Minister of Conservation • Royal Forest and Bird Protection Society of New Zealand Inc • Federated Mountain Clubs of NZ Inc • Maruia Society
10A.3	Kawerau A10 - Deed of Grant of Access	27 September 1991	• Fletcher Challenge Forests Industries Limited • Michael Clarence Priebe and Pauline Laurel Priebe

10A.5	Tiaki – Heads of Agreement	13 May 2002	• Fletcher Challenge Forests Industries Limited • The Trustees of Tiaki Forest • The Minister of Forestry • The Trustees of Lake Taupo Forest
18.2	Management Agreement	28 March 2003	• Fletcher Challenge Forests Industries Limited • UBS Mangakahia Forest Venture Limited
18.4	Infrastructure Agreement	28 March 2003	• Fletcher Challenge Forests Industries Limited • UBS Mangakahia Forest Venture Limited
18.5	Management Agreement	28 March 2003	• Fletcher Challenge Forests Industries Limited • CNI Timber Operating Company Limited
18.7	Infrastructure Agreement	28 March 2003	• Fletcher Challenge Forests Industries Limited • CNI Timber Operating Company Limited
19.3 (a)	Strategic Relationship Agreement	6 June 2003	• Fletcher Challenge Forests Industries Limited • Kajavala Forestry Limited
19.4 (a)	Strategic Relationship Agreement	21 January 1999	• Fletcher Challenge Forests Industries Limited • CNI Forest Management Limited
19.5 (a)	Strategic Relationship Agreement	23 December 1998	• Fletcher Challenge Forests Industries Limited • Hammond Resource Management Limited
19.5 (a)	Strategic Relationship Agreement	23 December 1998	• Fletcher Challenge Forests Industries Limited • Lakeland Helicopters Limited
19.7	Strategic Relationship Agreement	23 December 1998	• Fletcher Challenge Forests Industries Limited • Independent Security Consultants Limited

19.8 (a)	Strategic Relationship Agreement	1992	• Fletcher Challenge Forests Industries Limited • Forest Distribution Limited • Kiwi Haulage Group Limited • Mike Lambert Limited • Rotorua Forest Haulage Limited • Smart Transport Limited • Williams & Wishler Limited • Challenge Carrying Co Limited
19.8 (b)	Equipment Lease Agreement	8 July 1998	• Fletcher Challenge Forests Industries Limited • Forest Distribution Limited
19.9 (a)	Strategic Relationship Agreement	29 January 1999	• Fletcher Challenge Forests Industries Limited • Lancted Limited
20.3	Transition Deed	6 May 2003	• Fletcher Challenge Forests Industries Limited • Fletcher Challenge Forests (Manufacturing) Limited • Fletcher Challenges Forests Finance Limited • Fletcher Challenge Forests Limited • Timber Management Company Limited • Forestry Corporation of New Zealand Limited (in receivership) and Citic New Zealand Limited (BVI) (in receivership) being the partners of the Central North Island Forest Partnership • Red Stag Wood Products Limited (in receivership) • Red Stag Mouldings Limited (in receivership) • Michael Peter Stiassny and Grant Robert Graham

20.4	Deed of Novation relating to the Transition Deed	20 November 2003	• Fletcher Challenge Forests Industries Limited • Fletcher Challenge Forests (Manufacturing) Limited • Fletcher Challenges Forests Finance Limited • Fletcher Challenge Forests Limited • Timber Management Company Limited • Forestry Corporation of New Zealand Limited (in receivership) and Citic New Zealand Limited (BVI) (in receivership) being the partners of the Central North Island Forest Partnership • Red Stag Wood Products Limited (in receivership) • Red Stag Mouldings Limited (in receivership) • Michael Peter Stiassny and Grant Robert Graham • KT Acquisition Company (Cayman Islands) and NZT Acquisition Company (Cayman Islands) as partners of the KT Partnership
20.8	Letter proposing an interim arrangement for the use of radio frequencies, the provision of weather data and the use of forest security systems (as extended on 8 October 2003 and 1 December 2003)	30 June 2003	• Fletcher Challenge Forests Industries Limited • Central North Island Forest Partnership (in receivership)
21.1 (b)	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • A&S Kohl Contractors
21.3 (b)	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Hartley Seay & Sons Limited
21.4 (b)	Agreement for Forestry Services	11 July 2003	• Fletcher Challenge Forests Industries Limited • Kaingaroa Roading Contractors Limited
21.5	Agreement for Forestry Services (Harvest Access Road Construction)	20 July 1999	• Fletcher Challenge Forests Industries Limited • King Bros Transport Limited
21.7	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Tony Elmiger Limited
21.8	Agreement for Forestry Services	20 July 1999	• Fletcher Challenge Forests Industries Limited • Stancorp Quarries

21.9 (b)	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Wilson Brothers Earthmovers Limited
21.10 (b)	Agreement for Forestry Services	Commenced 1 July 2003	• Fletcher Challenge Forests Industries Limited • Phil Rouse Limited
21.12	Agreement for Roadline Harvesting and Road Construction	21 March 2003	• Fletcher Challenge Forests Industries Limited • John Ray Limited
21.14	Harvest Access Road Construction	Commenced 19 August 1996	• Fletcher Challenge Forests Industries Limited • Rotorua Heavy Haulage Ltd
22.1 (b)	Agreement for Forestry Services	9 June 2003	• Fletcher Challenge Forests Industries Limited • A Oliver Logging Limited
22.2 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • SK Logging Limited
22.3 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Blackhawk Logging Limited
22.4 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Cairns Forestry Logging Limited
22.6	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Jensen Logging Limited
22.7	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • SNI Harvesting Limited
22.8 (a)	Agreement for Forestry Services	17 June 2003	• Fletcher Challenge Forests Industries Limited • Wilson Logging Limited
22.9 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Devlin Logging Limited
22.10 (b)	Agreement for Forestry Services	9 June 2003	• Fletcher Challenge Forests Industries Limited • D L Olsen Limited
22.11 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Fraser Logging Limited

22.13 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Hayes Logging Limited
22.15 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Hikuwai Logging Limited
22.16	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Hohneck Tractor Logging Limited
22.18 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Kiwi Logging Limited
22.19 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Maungawaru Logging Limited
22.21	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Olsen & Page Limited
22.22 (b)	Agreement for Forestry Services	9 June 2003	• Fletcher Challenge Forests Industries Limited • Peacocks Logging Limited
22.23 (b)	Agreement for Forestry Services	9 June 2003	• Fletcher Challenge Forests Industries Limited • Ray Ralston Logging Co Limited
22.25	Agreement for Forestry Services	Commenced 1 May 2002	• Fletcher Challenge Forests Industries Limited • Rotorua Heavy Haulage Limited
22.26 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • S & R Logging Limited
22.29	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • CR Wilson Contracting
22.31 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Newton Logging Limited
22.33	Agreement for Forestry Services	17 June 2003	• Fletcher Challenge Forests Industries Limited • Wilson Logging Limited
22.34 (b)	Agreement for Forestry Services	11 June 2003	• Fletcher Challenge Forests Industries Limited • Zalman & Union Logging Limited

22.35	Agreement for Forestry Services	25 September 2003	• Fletcher Challenge Forests Industries Limited • Kaimai Logging Limited
22.36	Agreement for Forestry Services	Commenced 1 September 2003	• Fletcher Challenge Forests Industries Limited • S.A. Thomas & Sons – Forest Harvesting Ltd
22.37	Agreement for Forestry Services dated 25 November 2003		• Fletcher Challenge Forests Industries Limited • Blue Tui Logging Limited
22.38	Agreement for Forestry Services dated 25 November 2003		• Fletcher Challenge Forests Industries Limited • LA Logging Limited
22.39	Agreement for Forestry Services dated 25 November 2003		• Fletcher Challenge Forests Industries Limited • Ellis Logging Limited
22.40	Agreement for Forestry Services dated 27 November 2003		• Fletcher Challenge Forests Industries Limited • McWall Contracting Limited
23.2 (a)	Agreement relating to Construction and Use of Off-Road Highway Taupo	25 June 1999	• Fletcher Challenge Forests Industries Limited • Taupo District Council
23.2 (b)	Taupo Off-Highway Road Easement	17 June 1992	• Edna Edith Gleeson, Sylvia May Dorples and Edna Edith Gleeson and John David Leeming Corry • Fletcher Challenge Forests Industries Limited
24.1 (a)	Agreement for Forestry Services	24 June 2003	• Fletcher Challenge Forests Industries Limited • Forest & Woodlot Inventory Services Limited
24.1 (b)	Agreement for Forestry Services	22 July 2002	• Fletcher Challenge Forests Industries Limited • Forest Woodlot & Inventory Services Limited
24.3 (b)	Services Supply Agreement	10 July 2003	• Fletcher Challenge Forests Industries Limited • Hammond Resource Management Limited
24.4 (a)	Agreement for Forest Inventory Services	1 July 1998	• Fletcher Challenge Forests Industries Limited • Interfare Forest & Mill Consultants
24.5 (b)	Services Supply Agreement	14 July 2003	• Fletcher Challenge Forests Industries Limited • Interpine Forestry Limited

24.8	(a) Professional Services Agreement (b) Confidential Information Exchange Agreement	24 June 1999 19 August 1999	• Fletcher Challenge Forests Industries Limited • New Zealand Forest Research Institute Limited
24.7 (a)	Agreement for Quality Services	6 August 1999	• Fletcher Challenge Forests Industries Limited • Tony Jackson (Technical Forest Services)
24.9 (a)	Services Agreement	Commenced 1 November 2000	• Fletcher Challenge Forests Industries Limited • Wood Quality Services
25.1 (a)	Services Agreement (as extended by letter dated 28 August 2003)	1 July 2002	• Fletcher Challenge Forests Industries Limited • Alcom Communications Services Limited
27.1	Agreement for Fibre Recovery Chipping Services	1 March 1999	• Fletcher Challenge Forests Industries Limited • Fibre Recovery Limited
27.3	Services Agreement	16 August 2002	• Fletcher Challenge Forests Industries Limited • Genera Limited
27.4	Agreement for Sale and Purchase of Bark	Commenced 1 July 2000	• Fletcher Challenge Forests Industries Limited • Daltons Limited
27.9	Services Agreement	1 July 2003	• Fletcher Challenge Forests Industries Limited • Export Log Management Limited
27.10	Services Agreement	4 September 2003	• Fletcher Challenge Forests Industries Limited • Tony Barlow
27.14	Environmental Planning Advice and Services Agreement and extension authorisation	Extension authorisation dated 15 August 2002	• Fletcher Challenge Forests Industries Limited • Bridget Robson
27.15 (a)	Memorandum of Understanding		• Fletcher Challenge Forests Industries Limited • Tranz Link Limited
27.15 (b)	Letter from FCF to Timber Management Company Limited concerning Tranz Rail services	1 July 2003	• Fletcher Challenge Forests Industries Limited • Timber Management Company Limited

29.4 (a)	Maintenance Agreement for data collection systems at weighbridge sites	28 October 1999	• Fletcher Challenge Forests Industries Limited • IQ Systems NZ Limited
29.5	Agreement for the Support of GIS Software	12 December 2000	• Fletcher Challenge Forests Industries Limited • Eagle Technology Group Limited
29.6	ESRI Desktop Software License Agreement		• Fletcher Challenge Forests Industries Limited • Environmental Systems Research Institute Inc.
29.6	Software Licence Agreement	27 November 1997	• Fletcher Challenge Forests Industries Limited • New Zealand Forest Research Institute Limited
29.7	Program Products Licence Agreement	20 May 1985	• Fletcher Challenge Forests Industries Limited • SAS Institute (NZ) Limited
29.8(b)	Software Agreement	9 August 2002	• Fletcher Challenge Forests Industries Limited • Cuesta Systems Inc.
29.9	Software Licensing Agreement	30 June 2003	• Fletcher Challenge Forests Industries Limited • Silmetra Limited
29.10	Woodstock Annual Software Support and Upgrades Program	4 June 2003	• Fletcher Challenge Forests Industries Limited • Remsoft Inc.
29.11	Terralink Limited Subscription		• Fletcher Challenge Forests Industries Limited • Terralink International Limited
29.12	Support Services Agreement for MPS/IIpc	20 August 2002	• Fletcher Challenge Forests Industries Limited • Kelron Management Science
29.20	Licence Agreement – WeatherPro 3		• Fletcher Challenge Forests Industries Limited • Scott Technical Instruments
29.22	Software License and Support Sales Agreement	10 March 2003	• Fletcher Challenge Forests Industries Limited • CYANZ Forestry Solutions Limited
29.23	RoadEng Forestry Edition Software License Agreement		• Fletcher Challenge Forests Industries Limited • Softree Technical Systems Inc.
39.6	Deed of Grant (Farm Road)	Commenced 15 December 1976	• Māori Land Board (Putauaki Trust) • Fletcher Challenge Forests Industries Limited • Tarawera Forests Limited

Schedule 10: Resource Consents

Data Room Reference	Forestry Block	[illegible]	Resource Consent Number	Date	Authority

Data Room Reference	Forestry Block	Resource Consent Number	Date	Authority
16A.14	Matahina	61972	16 June 2003	Bay of Plenty Regional Council
16A.15	Matahina	61378	11 February 2002	Bay of Plenty Regional Council
16A.16	Matahina	05 0735	17 September 1996	Bay of Plenty Regional Council

Data Room Reference	Forestry Block	Resource Consent Number	Date	Authority
16A.20	Ngatapa	LU030221C	11 April 2003	Hawkes Bay Regional Council

Data Room Reference	Forestry Block	Resource Consent Number	Date	Authority
15A 25	Rangitaiki Parish	61543	28 March 2002	Bay of Plenty Regional Council

Schedule 13: Knowledge

A. **Vendor Representatives**

1. John Dell
2. Ian Boyd
3. Paul Gillard
4. Richard Parker
5. Tony Bond
6. Bill McCallum
7. Ian Brown
8. Ian Hinton
9. Ian Piebenga
10. Kevin Cooney
11. Ian Jenkin
12. Brian Johnston
13. Glen Sutton

B. **Purchaser Representatives**

Kiwi

1. Ross Green
2. Mark Wyborn
3. Trevor Farmer
4. Rob Campbell
5. Adrian Burr
6. Mike Marren
7. Ian Wallace
8. Donn Armstrong
9. Allan Bollard

Schedule 14: Information Warranty Exclusions

The Vendors give no Warranty in respect of:

(a) future expectations or forecasts in respect of:

(i) costs; or

(ii) revenue, prices or profits; or

(iii) volumes or yields; or

(b) the truth and accuracy of any information derived, in accordance with accepted forestry industry practice, from sampling, statistical analysis, photogrammetry, estimation or other similar predictive methods and tools (including the attribution of croptypes, site index, GF classifications or other classifications of the Standing Trees) provided in the Due Diligence Material;

(c) the truth, accuracy or completeness of any information contained in or derived from any cutting production, thinning, sales and operating, strategic or other such plans or strategies provided in the Due Diligence Material except to the extent it is historical data;

(d) the truth, accuracy or completeness of any information contained in any Due Diligence Material prepared by third parties, including:

(i) the report entitled "Technical Review of Forest Information, Fletcher Challenge Forests Limited" dated 10 June 2003 prepared by Jaakko Poyry and responses from Jaakko Poyry to questions Green 16, Green 33, Green 41 and Green 42;

(ii) the summaries of the Forestry Rights, Leases and the Cutting Right prepared by Bell Gully;

(iii) the information provided in relation to UBS in questions Green 102, Green 146 and Green 147; and

(iv) third party information provided in response to questions Green 172 (being third party forest health reports), Green question 234 (in relation to material prepared by HRML) and Green question 250 (in relation to third party environmental reports),

provided that the Vendors confirm, for the purposes of the Warranty in Part C, 1(a) of Schedule 1, that they are not aware of any material inaccuracies in the age class profile of each crop type in the Jaakko Poyry FOLPI file on the CD provided with the Information Memorandum dated June 2003 which have not been disclosed to the Purchasers, and the Vendors agree that the underlying data provided by the Vendors to Jaakko Poyry from which Jaakko Poyry derived that age class profile shall form part of the Due Diligence Material for the purposes of the Warranty in Part C, 1(a) of Schedule 1; and

(e) information provided in the Due Diligence material in relation to the stocked area of the Land (including the TFL freehold land), except to the extent of the Warranty set out in clause Part D, 4(i) of Schedule 1,

and, further, the Due Diligence Material provided in response to the Green questions set out below was true, accurate and complete (as defined in Part C, 1(b) of Schedule 1) as at the time it was provided and no Warranty is given that such information remains true, complete and accurate after that date (except to the extent such Due Diligence Material is covered by a Warranty other than that set out in Part C, 1(a) of Schedule 1):

Green questions 7, 11, 14, 23, 27, 30, 31, 32, 36, 43, 49, 50, 56, 59, 68, 69, 76, 79, 88, 132, 134, 213, 231 and 232.

Annexure E – HNRG Certificate

ANNEXURE E

HNRG CERTIFICATE

To: Tenon Industries Limited
Tenon Manufacturing Limited
Kiwi Forests Group Limited

Date: [ ] 2004

Terms used in this certificate, which are not otherwise defined in this certificate, shall have the meaning given to them in the Sale and Purchase Agreement Relating to the TFL Forestry Right dated 1 April 2004 between Tenon Industries Limited, Tenon Manufacturing Limited, Tenon Holdings Limited, Kiwi Forests Group Limited and Hancock Natural Resource Group, Inc. (**HNRG**) (the **Tarawera SPA**).

This certificate is given by HNRG pursuant to clause 2.2(a) of the Tarawera SPA and is intended to be legally binding and enforceable against HNRG by the Vendors and the Purchaser.

HNRG hereby certifies that:

(a) [ ] is the HNRG Investment Company for the purposes of the Tarawera SPA;

(b) immediately prior to Completion, [ ] will have no liabilities (except those directly related to the transaction reflected in the Tarawera SPA, or to the other proposed forestry transactions between the Purchaser and HNRG under the HNRG SPA);

(c) immediately following Completion:

(i) all of the shares in [ ] will be held (directly or indirectly) by investor clients of HNRG;

(ii) effective day-to-day management control of [ ] will be held by HNRG; and

(iii) the minimum investor equity and debt contributed to [ ] in cash will be 40% of the aggregate of:

(aa) the Purchase Price (exclusive of GST) paid at Completion; and

(bb) the purchase price (exclusive of GST) payable under the HNRG SPA, less the amount of the Purchase Price (exclusive of GST).

This certificate is governed by and will be construed in accordance with the laws of New Zealand.

Signed for and on behalf of Hancock Natural Resource Group, Inc.:

____
Mike Rivard
Director of Acquisitions